UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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Equitrans Midstream Corporation
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2019

Equitrans Midstream Corporation

2019 Proxy Statement &
Notice of Annual Meeting

Equitrans Midstream Corporation

2019 Proxy Statement

&

Notice of Annual Meeting

to be held

Tuesday, June 11, 2019
9:00 am ET

April 26, 2019

Fellow Shareholders,

On behalf of the Board of Directors and management of Equitrans Midstream Corporation, I am pleased to invite you to participate in our first annual meeting of shareholders, to be held on Tuesday, June 11, 2019 at 9:00 a.m. Eastern Time at the law offices of McGuireWoods LLP, located at Tower Two-Sixty, 260 Forbes Avenue, Suite 1800, Pittsburgh, Pennsylvania 15222. We became a publicly traded company in November 2018, when EQT Corporation (our former parent company) made a pro-rata distribution of 80.1% of our outstanding common stock to its shareholders. As a result of the separation, we now operate as an independent public company and our common stock trades on the New York Stock Exchange under the symbol "ETRN."

You will be asked to vote on several items at the annual meeting, including the election of directors, approval of our executive compensation program for 2018 (the say-on-pay vote), approval of the frequency with which we should conduct a say-on-pay vote, and ratification of the appointment of our independent registered public accounting firm for 2019. The proxy statement describes these items in more detail. Please read the proxy materials and follow the voting instructions to ensure your shares are represented at the meeting.

Your vote is important. Whether or not you plan to attend the annual meeting, please vote as soon as possible — by telephone, via the Internet, or by completing and signing your paper proxy card or vote instruction form — to ensure that your shares are represented and voted.

Since completion of the separation, our employees have taken much pride in helping Equitrans Midstream Corporation achieve its vision to become the premier, top-tier midstream company in North America. Our goal is simple, to provide safe, reliable, and innovative infrastructure solutions for the energy industry. Moving forward as a standalone midstream organization, we will operate with integrity, accountability, and transparency to:

➢
Deliver sustained value for our customers and shareholders

➢
Provide an engaging workplace for our employees

➢
Preserve and protect the environment

➢
Support the communities where we live and work

I look forward to reporting on our progress and many successes during the annual meeting. Thank you for your investment in Equitrans Midstream Corporation and your participation in our first annual meeting of shareholders.

Thomas F. Karam President and Chief Executive Officer

Notice of Annual Meeting of Shareholders To Be Held June 11, 2019

WHEN:    The annual meeting of shareholders of Equitrans Midstream Corporation (the Company or Equitrans Midstream) will be held on Tuesday, June 11, 2019, at 9:00 a.m. (Eastern Time) at the law offices of McGuireWoods LLP, located at Tower Two-Sixty, 260 Forbes Avenue, Suite 1800, Pittsburgh, Pennsylvania 15222.

RECORD DATE:    Our Board of Directors has established the close of business on April 12, 2019 as the record date for determining shareholders entitled to receive notice of, and to vote at, the annual meeting and any adjournment or postponement of the meeting.

ITEMS OF BUSINESS:    The following matters will be voted on at the meeting:

➢
Election of seven directors, each for a one-year term expiring at the 2020 annual meeting of shareholders;

➢
Approval, on an advisory basis, of the compensation of Equitrans Midstream's named executive officers for 2018;

➢
Approval, on an advisory basis, of the frequency of future advisory votes on executive compensation;

➢
Ratification of the appointment of Ernst & Young LLP as Equitrans Midstream's independent registered public accounting firm for 2019; and

➢
Such other business that may properly come before the meeting or any adjournment or postponement of the meeting.

VOTING:    Please consider the issues presented in the attached proxy statement and vote your shares as soon as possible by following the voting instructions included in the proxy statement.

ATTENDING THE MEETING:    If you plan to attend the meeting, please follow the advance registration instructions under "Additional Information — Attending the Annual Meeting and Obtaining an Admission Ticket" on page 65 of the proxy statement and watch for an admission ticket in the mail. You will need an admission ticket and photo identification to enter the meeting.

On behalf of the Board of Directors,

Tobin M. Nelson

Deputy General Counsel & Corporate Secretary

April 26, 2019

Important Notice Regarding the Availability of Proxy Materials
for the Annual Meeting of Shareholders to Be Held June 11, 2019:

This notice and proxy statement and our annual report on Form 10-K for the year ended
December 31, 2018 are also available online at http://www.voteproxy.com.

TABLE OF CONTENTS	We commenced providing our proxy materials, or a notice of Internet availability providing access to such materials, on or about May 2, 2019.

PROXY STATEMENT SUMMARY

WE BECAME A PUBLICLY TRADED COMPANY ON NOVEMBER 12, 2018

On November 12, 2018, we became a publicly traded company when our former parent company, EQT Corporation (EQT), separated its midstream business from its upstream business and made a pro-rata distribution of 80.1% of our outstanding common stock to EQT Corporation's shareholders (the Separation) and retained a 19.9% interest in our outstanding shares. The 2019 annual meeting is our first annual meeting following the Separation.

This summary highlights information about Equitrans Midstream Corporation and the upcoming 2019 annual meeting of shareholders. This summary does not contain all the information you should consider. You should read the entire proxy statement before you vote. We sometimes refer to Equitrans Midstream Corporation in this proxy summary and proxy statement as Equitrans Midstream, the Company, we, or us.

Equitrans Midstream Corporation was formed on May 11, 2018 to hold EQT's midstream business. As a stand-alone company, we are one of the largest natural gas gatherers in the United States, with a premier asset footprint in the Appalachian Basin. The Separation is described in more detail in our Annual Report on Form 10-K for the year ended December 31, 2018. In addition, our Annual Report on Form 10-K describes our company and the assets and liabilities that comprise the midstream business that we now own following completion of the Separation.

WE SIMPLIFIED OUR CORPORATE STRUCTURE AND GREW OUR BUSINESS SINCE THE SEPARATION

  Following the Separation, we executed a series of transactions to enhance and simplify our operating structure (the Simplification Transactions) as well as grow our asset footprint. Following completion of the Simplification Transactions and as of March 31, 2019, we owned 117,245,455 common units and 7,000,000 Class B units in EQM Midstream Partners, LP (NYSE: EQM) (collectively representing a 59.9% limited partner interest in EQM) and the entire non-economic general partner interest in EQM, while the public owned a 40.1% limited partner interest in EQM. Following the completion of a private placement, certain investors owned an aggregate of 24.6 million Series A Preferred Units and, taking into account such Series A Preferred Units issued in the private placement on an as-converted basis, as of March 31, 2019, the Company would have owned, directly or indirectly, a 53.5% limited partner interest in EQM, as well as the non-economic general partner interest in EQM. EQM is a growth oriented publicly traded limited partnership that owns, operates, acquires and develops midstream assets in the Appalachian Basin. EQM services producers, utilities and other customers through its strategically located natural gas transmission, storage, and gathering systems, and provides water services to support energy development and production in the Marcellus and Utica regions.

Equitrans Midstream Corporation - 2019 Proxy Statement     i

ANNUAL MEETING

Time and Date:	9:00 a.m. (Eastern Time) on Tuesday, June 11, 2019
Place:	Law offices of McGuireWoods LLP Tower Two-Sixty 260 Forbes Avenue Suite 1800 Pittsburgh, Pennsylvania 15222
Record Date:	April 12, 2019
Admission:
You are entitled to attend the annual meeting if you were an Equitrans Midstream shareholder as of the close of business on the record date. If you plan to attend the meeting, you must obtain an admission ticket and abide by the agenda and procedures to be distributed at the meeting. If your shares are held by a broker, bank or other holder of record in street name, you must also provide proof of your ownership of the shares as of the record date in order to attend the meeting. See "Additional Information — Attending the Annual Meeting and Obtaining an Admission Ticket" on page 65 of this proxy statement for additional information and instructions.

MATTERS TO BE VOTED UPON

	Board Voting Recommendation	Page for more Information

Item No. 1: Election of seven directors, each for a one-year term expiring at the 2020 annual meeting of shareholders	FOR EACH NOMINEE	1

Item No. 2: Approval, on an advisory basis, of the compensation of Equitrans Midstream's named executive officers for 2018 (Say-on-Pay)	FOR	54

Item No. 3: Approval, on an advisory basis, of the frequency of future advisory votes on executive compensation	FOR EVERY ONE YEAR	55

Item No. 4: Ratification of the appointment of Ernst & Young LLP as Equitrans Midstream's independent registered public accounting firm for 2019	FOR	58

ii    Equitrans Midstream Corporation - 2019 Proxy Statement

BOARD AND BOARD COMMITTEES

				Equitrans Midstream Board Committee Membership
Name, Principal Occupation & Current Other Public Company Board Service		Director Since
	Age		Independent	AC	CGC	MDCC	HSSE

Vicky A. Bailey	66	2018
President, Anderson Stratton International, LLC & Vice President, BHMM Energy Services, LLC					Chair
Current Other Public Company Boards: Cheniere Energy, Inc., PNM Resources, Inc.

Kenneth M. Burke	70	2018
Retired Partner, Ernst & Young LLP				Chair
Current Other Public Company Boards: EQM Midstream Partners, LP

Margaret K. Dorman	55	2018
Retired Executive Vice President, Chief Financial Officer and Treasurer, Smith International, Inc.						Chair
Current Other Public Company Boards: None

Thomas F. Karam	60	2018
President and Chief Executive Officer, Equitrans Midstream Corporation
Current Other Public Company Boards: EQM Midstream Partners, LP

David L. Porges (Chairman)	61	2018
Chairman, Equitrans Midstream Corporation and Retired Chairman, President and Chief Executive Officer, EQT Corporation
Current Other Public Company Boards: None

Norman J. Szydlowski	67	2018
Retired President and Chief Executive Officer, SemGroup Corporation							Chair
Current Other Public Company Boards: None

Robert F. Vagt (Lead Independent Director)	72	2018
Retired President, The Heinz Endowments
Current Other Public Company Boards: Kinder Morgan, Inc.

AC	Audit Committee	MDCC	Management Development and Compensation Committee
CGC	Corporate Governance Committee	HSSE	Health, Safety, Security and Environmental Committee

Equitrans Midstream Corporation - 2019 Proxy Statement     iii

GOVERNANCE HIGHLIGHTS

BUSINESS HIGHLIGHTS

iv    Equitrans Midstream Corporation - 2019 Proxy Statement

IMPORTANT DATES FOR 2020 ANNUAL MEETING OF SHAREHOLDERS

Shareholder proposals submitted for inclusion in Equitrans Midstream's 2020 proxy statement under Securities and Exchange Commission (SEC) rules must be submitted in writing and received by Equitrans Midstream's Corporate Secretary on or before January 3, 2020.

Under Equitrans Midstream's bylaws, if a shareholder would like to present a matter not included in our proxy statement in person at the 2020 annual meeting of shareholders, including nominations for director candidates, advance notice must be submitted in writing and received by Equitrans Midstream's Corporate Secretary no earlier than the close of business on February 12, 2020, and no later than the close of business on March 13, 2020.

Under our proxy access bylaws provision, a shareholder, or group of twenty or fewer shareholders, owning continuously for at least three years, shares of the Company representing an aggregate of at least 3% of the voting power entitled to vote in the election of directors, may nominate and include in Equitrans Midstream's proxy statement director nominees constituting the greater of (i) two and (ii) 20% of the Board of Directors of Equitrans Midstream. Shareholders will not be able to take advantage of our proxy access bylaws to satisfy the ownership requirement until our shareholders' meeting in 2022 (which is three years from the Separation).

For additional information, see "Additional Information – Shareholder Proposals and Director Nominations" on page 66 of this proxy statement.

Equitrans Midstream Corporation - 2019 Proxy Statement     v

ITEM NO. 1 – ELECTION OF DIRECTORS

The Board of Directors recommends a vote FOR each nominee for the Board of Directors.

Our Board of Directors, sometimes referred to in this proxy statement as the Board or our Board, is presenting seven nominees for election as directors at our annual meeting. All nominees currently serve on our Board of Directors and their current terms will expire at the 2019 annual meeting. Mses. Vicky A. Bailey and Margaret K. Dorman, and Messrs. Kenneth M. Burke, Thomas F. Karam, David L. Porges, Norman J. Szydlowski, and Robert F. Vagt, have been nominated to serve for a term of one year to expire at the 2020 annual meeting, or until their earlier removal or resignation or a successor is duly elected and qualified. Each nominee consents to being named in this proxy statement and to serve if elected. The Board has no reason to believe that any nominee will be unavailable or unable to serve. If any nominee is unable to stand for election for any reason, then the shares represented at our annual meeting will be voted by the persons named as proxies for substitute nominees proposed by the Board, unless the Board decides to reduce its size.

The following chart provides an overview of the attributes represented on our Board of Directors, in addition to each director's competencies included in the director profiles on the following pages.

INDEPENDENT
DIVERSE
EXPERIENCED

Each of our nominees was a member of the EQT board before the Separation. The Board selected our seven nominees based on a review of the attributes discussed on page 13 under "Corporate Governance and Board Matters – Director Nominations." Our Board believes that the nominees, individually and as a whole, possess qualifications consistent with our desired attributes and will provide management with strong independent oversight as we implement our strategic objectives and operate as a new public company.

OUR DIRECTOR NOMINEES

Equitrans Midstream Corporation - 2019 Proxy Statement     1

Each of our director nominees brings a unique skillset to the Board of Directors. Notably, all seven of our director nominees:

➢
are experienced in Energy, Regulatory, Utility and/or Government;

➢
have experience in the fields of finance, accounting and/or audit and control; and

➢
have prior experience on the boards of other publicly traded companies.

Our director nominees are also experienced in the following areas:

Each nominee must be elected by a majority of the votes cast FOR that director's election, and votes may not be cumulated. The persons named as proxies will vote FOR the nominees named, unless you vote against, or abstain from voting for or against, one or more of them.

In addition, under our bylaws, each nominee has submitted an irrevocable conditional resignation to be effective if the nominee receives a greater number of votes against than votes FOR his or her election in an uncontested election. If this occurs, the Board will decide whether to accept the tendered resignation no later than 90 days after certification of the election. The Board's determination shall be made without the participation of any nominee whose resignation is under consideration with respect to the election. The Board's explanation of its decision will be promptly disclosed on a Form 8-K furnished to the SEC.

2    Equitrans Midstream Corporation - 2019 Proxy Statement

Director Nominees

Vicky A. Bailey	Age 66	Director since November 2018

Ms. Bailey served as a director of EQT Corporation from June 2004 until the Separation. Ms. Bailey has served as President, Anderson Stratton International, LLC (strategic consulting and government relations), since November 2005; and Vice President, BHMM Energy Services, LLC (utility and facilities management services), since January 2006. Ms. Bailey has been a director of Cheniere Energy, Inc. (an energy company primarily engaged in liquefied natural gas related businesses), since March 2006 and a director of PNM Resources, Inc. (an investor-owned holding company with two regulated utilities providing electricity and electric services in New Mexico and Texas) since January 2019. She was a director of Cleco Corporation (an energy services company with regulated utility and wholesale energy businesses) from June 2013 through March 2016.

Qualifications: Ms. Bailey has substantial regulatory and senior management experience in the energy industry, having previously served as a commissioner of the Federal Energy Regulatory Commission, President of PSI Energy, Inc. (a regulated utility) and commissioner of the Indiana Utility Regulatory Commission. These experiences enable her to provide valuable insights into issues facing the Company's regulated transmission business, particularly with respect to interacting with regulatory agencies. In addition, Ms. Bailey provides leadership to the Board with respect to energy policy issues, owing to her previous experience as Assistant Secretary for the Office of Policy and International Affairs at the Department of Energy. Ms. Bailey also draws upon public company board experience in supporting the Company's strategic efforts.

Ms. Bailey is Chair of the Corporate Governance Committee and a member of the Health, Safety, Security and Environmental Committee.

Kenneth M. Burke	Age 70	Director since November 2018

Mr. Burke served as a director of EQT Corporation from January 2012 until the Separation. Mr. Burke was a Partner at Ernst & Young LLP (EY) (a Big Four accounting firm) between October 1982 and June 2004. Mr. Burke served on the board of directors of Nexeo Solutions, Inc. (a publicly traded global chemical distributor) from November 2011 until its acquisition in March 2019. He also was appointed to the boards of directors of the general partners of EQM Midstream Partners, LP (EQM) and EQGP Holdings, LP (EQGP) in September 2018, and serves as a member of the Audit Committee of EQM's general partner. Mr. Burke served on the board of directors and as Chair of the Audit Committee of EQGP's general partner until the Company's acquisition of the interests in EQGP not held by the Company in January 2019 (the EQGP Buy-In).

Qualifications: Mr. Burke brings over three decades of experience focused on the energy industry, primarily oil and gas. Mr. Burke retired from EY in 2004, where he held a number of leadership positions, including National Energy Industry Director and Partner-in-Charge of the Houston Energy Services Group. He also co-authored the book "Oil and Gas Limited Partnerships: Accounting, Reporting and Taxation." During his years at EY, Mr. Burke served as audit partner for numerous companies in the oil and gas industry. Mr. Burke also has substantial experience as a director of both public and private companies where he has served on and chaired a number of committees.

Mr. Burke is Chair of the Audit Committee and a member of the Corporate Governance Committee.

Equitrans Midstream Corporation - 2019 Proxy Statement     3

Margaret K. Dorman	Age 55	Director since November 2018

Ms. Dorman served as a director of EQT Corporation from January 2012 until the Separation. Ms. Dorman served as Chief Financial Officer and Treasurer of Smith International, Inc. (a publicly-traded supplier of oil and gas products and services) (now part of Schlumberger Limited), between May 1999 and October 2009. Ms. Dorman has been a director of privately-held Rubicon Oilfield International (provider of oilfield products and technologies) since August 2018, where she serves as chair of the Audit Committee and a member of the Compensation Committee.

Qualifications: Ms. Dorman brings to Equitrans Midstream a wealth of financial expertise and experience in the energy industry, having served in numerous financial positions with Smith International, Inc., including as the Chief Financial Officer for more than a decade, during a period of expansive growth. Previously, Ms. Dorman held management positions with Landmark Graphics, prior to its acquisition by Halliburton Corporation, and Ernst & Young LLP. She has experience directing financial accounting functions, building banking relationships, structuring debt and equity financings, integrating acquisitions and interacting with shareholders as the lead investor relations executive. Ms. Dorman also has other board and audit committee experience, having served as a director of EQT as well as Hanover Compressor Company (a full service natural gas compression business) (now part of Exterran Holdings, Inc.) from February 2004 through the date of the Exterran Holdings merger in August 2007.

Ms. Dorman is Chair of the Management Development and Compensation Committee (also referred to herein as the Compensation Committee) and a member of the Audit Committee.

Thomas F. Karam	Age 60	Director since November 2018

Mr. Karam was appointed President and Chief Executive Officer of Equitrans Midstream Corporation in September 2018 and to the Board of Equitrans Midstream in November 2018 upon the Separation. Prior to Equitrans Midstream, he was named Senior Vice President, EQT Corporation and President, Midstream in August 2018; serving in those capacities until the Separation in November 2018. He was also appointed as a Director and as President and Chief Executive Officer of EQM's general partner and EQGP's general partner in August 2018, and became Chairman in October 2018, serving in those capacities with EQGP's general partner until the EQGP Buy-In. Mr. Karam served on EQT's board of directors from November 2017 until the Separation. Mr. Karam was the founder and served as Chairman of Karbon Partners, LLC, which invests in, owns, constructs and operates midstream energy assets, from April 2017 to August 2018. Mr. Karam is the founder and previously served as Chairman and Chief Executive Officer of PennTex Midstream Partners, LLC, a publicly traded master limited partnership with operations in North Louisiana and the Permian Basin (PennTex), from 2014 until its sale to Energy Transfer Partners in 2016.

Qualifications: Mr. Karam has been a senior executive and entrepreneur in the midstream energy sector for more than 25 years. Preceding PennTex, he was the founder, Chairman and Chief Executive Officer of Laser Midstream Partners, LLC (Laser), one of the first independent natural gas gathering systems in the northeast Marcellus Shale, from 2010 until 2012 when it was acquired by Williams Partners. Prior to Laser, Mr. Karam was the President, Chief Operating Officer and Director of Southern Union Company, where he led its successful transformation from a large LDC to one of the largest pipeline companies in the United States at the time. Prior to Southern Union Company, Mr. Karam was the President and Chief Executive Officer of Pennsylvania Enterprises and PG Energy, a natural gas utility in central and northeastern Pennsylvania, until its acquisition by Southern Union Company. He began his professional career in investment banking with Legg Mason Inc. and Thomson McKinnon.

Mr. Karam is a member of the Health, Safety, Security and Environmental Committee.

4    Equitrans Midstream Corporation - 2019 Proxy Statement

David L. Porges	Age 61	Director since November 2018

Mr. Porges served as a director of EQT Corporation from May 2002 until the Separation. In November 2018, Mr. Porges was appointed Chairman of Equitrans Midstream. Mr. Porges served as Chairman and Interim President and Chief Executive Officer of EQT Corporation from March 2018 to November 2018; Executive Chairman of EQT Corporation between March 2017 and February 2018; Chairman and Chief Executive Officer, EQT Corporation, between December 2015 through February 2017; and Chairman, President and Chief Executive Officer, EQT Corporation, between May 2011 and November 2015. Mr. Porges also served as the Chairman of the general partners of EQM and EQGP from January 2012 through October 2018 and from January 2015 through October 2018, respectively. Mr. Porges stepped down as a director of the general partners of EQM and EQGP following the EQGP Buy-In. Mr. Porges also served as Chairman of the general partner of Rice Midstream Partners LP (RMP) from November 2017 to July 2018 when RMP was acquired by EQM. Mr. Porges was the President and Chief Executive Officer of the EQGP and EQM general partners from each company's inception through February 2017.

Qualifications: Mr. Porges brings extensive business, leadership, management and financial experience, and tremendous knowledge of Equitrans Midstream's operations, culture and industry, to the Board. Mr. Porges served in a number of senior management positions with EQT, initially joining EQT as Senior Vice President and Chief Financial Officer in 1998. Prior to joining EQT, Mr. Porges held various senior positions within the investment banking industry and also held several managerial positions with Exxon Corporation (now Exxon Mobil Corporation, an international oil and gas company). Mr. Porges also served on the board of directors of Westport Resources Corp. (an oil and natural gas production company) (now part of Anadarko Petroleum Corporation), from April 2000 through 2004. Mr. Porges' strong financial and industry experience, along with his understanding of Equitrans Midstream's business operations and culture, enables him to provide unique and valuable perspectives on most issues facing the Company.

Norman J. Szydlowski	Age 67	Director since November 2018

Mr. Szydlowski served as a director of EQT Corporation from November 2017 until the Separation. Mr. Szydlowski served as President and Chief Executive Officer of SemGroup Corporation (SemGroup) (a publicly-traded midstream company that specializes in moving energy) from November 2009 through June 2014, and director of SemGroup from November 2009 through April 2014. Mr. Szydlowski served as a director of the general partner of 8point3 Energy Partners, LP (a publicly traded joint venture to own and operate solar generation assets) from June 2015 until its acquisition by Capital Dynamics, Inc. in June 2018. He also served as a director of the general partner of JP Energy Partners LP (a publicly-traded oil and natural gas company) from July 2014 through March 2017, a director of Transocean Partners, LLC (a publicly-traded offshore drilling contractor) from November 2014 through December 2016, and a director of the general partner of NGL Energy Partners LP (a publicly traded company specializing in transportation, storage, blending and marketing of crude oils, natural gas, refined products, renewables and water solutions) from November 2011 through April 2014.

Qualifications: Mr. Szydlowski's experience at SemGroup and before that as Chief Executive Officer of Colonial Pipeline Company (a refined pipeline system) and elsewhere provides him with significant executive and operational midstream experience. In particular, Mr. Szydlowski has a thorough understanding of master limited partnerships and midstream customers.

Mr. Szydlowski is Chair of the Health, Safety, Security and Environmental Committee and a member of the Compensation Committee.

Equitrans Midstream Corporation - 2019 Proxy Statement     5

Robert F. Vagt	Age 72	Director since November 2018

Mr. Vagt served as a director of EQT Corporation from November 2017 until the Separation. Mr. Vagt currently serves as the Lead Independent Director of Equitrans Midstream. Mr. Vagt served as President of Davidson College (an independent liberal arts college) from July 1997 through August 2007, and served as President of The Heinz Endowments (a private philanthropic foundation) from January 2008 through January 2014. Mr. Vagt was a director of Rice Energy Inc. (Rice Energy), serving as that board's independent chair, chair of its Health, Safety and Environmental Committee, and a member of the Audit and Nominating and Governance Committees, from January 2014 through November 2017. From January 2014 to July 2018, Mr. Vagt also served on the board of directors of RMP's general partner, serving as board chair from December 2014 through November 2017. Mr. Vagt has served as a director of Kinder Morgan, Inc. (a publicly-traded energy infrastructure company) since May 2012, where he serves as a member of the Audit Committee and chair of its Environmental, Health and Safety Committee.

Qualifications: Prior to his service to The Heinz Endowments and Davidson College, Mr. Vagt had significant executive and operational oil and gas industry experience, having served as President and Chief Operating Officer of Seagull Energy Corporation (an oil and gas exploration and production company) from 1996 to 1997, as President, Chairman and Chief Executive Officer of Global Natural Resources (a producer of oil and natural gas) from 1992 to 1996 and as President and Chief Operating Officer of Adobe Resources Corporation (an oil and natural gas production company) from 1989 to 1992. Mr. Vagt also served as a director of El Paso Corporation (a provider of natural gas and related energy products) (now part of Kinder Morgan, Inc.) from May 2005 to 2012, where he was a member of the Compensation and Health, Safety and Environmental Committees. Mr. Vagt's professional background in both the public and private sectors makes him an important advisor and member of Equitrans Midstream's Board. Mr. Vagt brings to the Board operations and management expertise in both the public and private sectors. In addition, Mr. Vagt provides the Board with diversity of perspective gained from service as President of The Heinz Endowments, as well as from service as the President of Davidson College.

Mr. Vagt is a member of the Audit Committee, the Compensation Committee, and the Corporate Governance Committee.

6    Equitrans Midstream Corporation - 2019 Proxy Statement

CORPORATE GOVERNANCE AND BOARD MATTERS

Board Meetings and Committees

The Board currently has four standing Committees: Audit, Management Development and Compensation (Compensation), Corporate Governance, and Health, Safety, Security and Environmental. The Board may from time to time form new Committees, disband an existing Committee and delegate additional responsibilities to a Committee. Our Committees report on their activities to the Board on a routine basis and also make recommendations regarding matters to be approved by the Board. The responsibilities of the Committees are included in written charters, which were developed in connection with the Separation and will be reviewed periodically by the Committees and the Board. All charters may be viewed on the Company's website at www.equitransmidstream.com by clicking on "Investors" on the main page and then on "Governance."

The Company does not have a formal policy of requiring its directors to attend the annual meeting, but encourages them to do so.

Following the November 12, 2018 Separation, our Board held three meetings, and each of our incumbent directors attended 75% or more of the aggregate meetings of our Board and the Committees on which he or she served. The following charts summarize each Committee's primary responsibilities, its membership and number of meetings held in 2018 following the Separation.

Audit Committee

Members Kenneth M. Burke (Chair) Margaret K. Dorman Robert F. Vagt	Meetings Held in 2018:2

Primary Responsibilities:    The Audit Committee assists the Board by overseeing:

➢
the accounting and financial reporting processes of the Company and related disclosure matters;
➢
the audits of the Company's financial statements;
➢
the integrity of the Company's financial statements;
➢
the qualifications, independence, and performance of the Company's registered public accountants;
➢
the qualifications and performance of the Company's internal audit function; and
➢
compliance with legal and regulatory requirements, including with the Company's code of business conduct and ethics.

Independence:    Each member of the Committee is independent under the Company's corporate governance guidelines and applicable New York Stock Exchange (NYSE) listing standards and SEC rules. Each member of the Committee is financially literate. The Board has determined that each of Ms. Dorman and Messrs. Burke and Vagt qualify as an audit committee financial expert as defined under SEC rules. The designation as an audit committee financial expert does not impose any duties, obligations, or liabilities that are greater than those generally imposed upon a director who is a member of the Committee and the Board. As audit committee financial experts, Ms. Dorman and Messrs. Burke and Vagt also have accounting or related financial management experience under applicable NYSE listing standards.

Equitrans Midstream Corporation - 2019 Proxy Statement     7

Management Development and Compensation Committee

Members Margaret K. Dorman (Chair) Norman J. Szydlowski Robert F. Vagt	Meetings Held in 2018:1

Primary Responsibilities:    The Compensation Committee:

➢
assists the Board in the discharge of its fiduciary responsibilities relating to agreements with, and the fair and competitive compensation of, the Company's Chief Executive Officer and other executive officers;
➢
designs, administers and makes awards (or, as applicable, makes recommendations to the Board to make awards) under the Company's incentive compensation and equity-based plans;
➢
provides oversight for and, as required, administers the Company's benefit plans; and
➢
prepares a report for inclusion in the Company's proxy statement for the annual meeting of shareholders.

The Committee has the authority, in its sole discretion, to retain or obtain the advice of an independent compensation consultant, outside legal counsel or other personnel. It may also obtain advice and assistance from internal legal, accounting, human resources, and other advisors. Pursuant to its Charter, the Committee may delegate authority and responsibilities to subcommittees as it deems proper provided that no subcommittee shall consist of less than two members.

Independence:    Each member of the Committee must (i) meet the independence requirements of the NYSE or any other national securities exchange on which the securities of the Company are listed and applicable federal securities law, including the rules and regulations of the SEC, and (ii) satisfy the requirements of an outside director for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended (the Code).

Corporate Governance Committee

Members Vicky A. Bailey (Chair) Kenneth M. Burke Robert F. Vagt	Meetings Held in 2018:1

Primary Responsibilities:    The Corporate Governance Committee is responsible for:

➢
establishing and recommending to the Board the requisite skills and characteristics to be found in individuals qualified to serve as directors;
➢
identifying individuals qualified to become Board members consistent with criteria approved by the Board;
➢
recommending to the Board the director nominees for each annual meeting of shareholders;
➢
developing and recommending to the Board a set of corporate governance guidelines;
➢
recommending Committee membership, including a Chair, for each Committee;
➢
recommending an appropriate compensation structure for the directors, including administration of stock-based plans for the directors;
➢
reviewing plans for management succession;
➢
recommending director independence determinations to the Board; and
➢
reviewing related person transactions under the Company's related person transaction approval policy.

Independence:    Each member of the Committee is independent under the Company's corporate governance guidelines and applicable NYSE listing standards.

8    Equitrans Midstream Corporation - 2019 Proxy Statement

Health, Safety, Security and Environmental Committee

Members Norman J. Szydlowski (Chair) Vicky A. Bailey Thomas F. Karam	Meetings Held in 2018:1

Primary Responsibilities:    The Health, Safety, Security and Environmental (HSSE) Committee:

➢
provides input and direction to management and the Board about the Company's approach to health, safety, security (including cybersecurity), and environmental policies, programs and initiatives and reviews the Company's activities in those areas;
➢
reviews the overall adequacy of, and provides oversight with respect to, HSSE policies, programs, procedures and initiatives of the Company, including, without limitation, the Company's emergency response preparedness;
➢
reviews the Company's disclosures regarding the committee's role in the oversight of the Company's HSSE-related risk management; and
➢
ensures that appropriate HSSE goals are in place and evaluates the Company's progress toward those goals.

Compensation Process

In discharging the Board's responsibilities relating to compensation of the Company's executive officers, the Compensation Committee recommends, and the Board approves, the target total direct compensation for named executive officers by establishing base salaries and setting short-term (bonus) and long-term incentive targets. This process includes consideration of the items discussed in more detail in our section titled "Compensation Discussion and Analysis — Determination of Target Compensation" below. When appropriate, the Compensation Committee may also provide certain limited perquisites and other benefits to executive officers and other key employees.

The Compensation Committee, with the approval of the Company's Board, establishes the plan designs and performance metrics for all of the Company's short-term and long-term incentive programs. The Compensation Committee also sets target and maximum metrics and related payouts under the Company's programs for executive officers and reviews the appropriateness of these for all Company personnel. After completion of the performance period, the Compensation Committee reviews actual performance in comparison to established metrics to determine the amount of short-term and long-term incentive awards earned for each executive officer and for Company personnel in total.

In connection with the Separation, the Compensation Committee retained the services of Mercer (US) Inc. (Mercer) as its independent consultant to aid the Compensation Committee in performing its duties. Representatives of Mercer provided the Compensation Committee with market data and counsel regarding executive officer compensation programs and practices, discussed in more detail in our "Compensation Discussion and Analysis" below. Representatives of Mercer do not make recommendations on, or approve, the amount of compensation for any executive officer. The Company has affirmatively determined that no conflict of interest has arisen in connection with the work of Mercer as compensation consultant for the Compensation Committee.

The Company's compensation process includes discussions among the Compensation Committee, other independent directors of the Board, management and Mercer. The Compensation Committee always seeks approval of the Board with respect to the total direct compensation for each named executive officer.

Equitrans Midstream Corporation - 2019 Proxy Statement     9

Certain executive officers may review information with the Compensation Committee during meetings and may present management's view or recommendations. The Compensation Committee evaluates these recommendations generally in consultation with its independent compensation consultant, and takes them into consideration when making the Compensation Committee's decisions and recommendations. When establishing total direct compensation for executive officers and reviewing actual performance against established metrics, the Compensation Committee considers the Chief Executive Officer's compensation recommendations. The Chief Executive Officer does not participate in Compensation Committee or Board deliberations about his compensation.

The Compensation Committee has delegated limited authority to Mr. Karam, in his capacity as a director of the Company, to issue special bonus payments and grant certain long-term incentive awards. These awards must follow established guidelines and are reviewed by the Compensation Committee on a quarterly basis.

The Compensation Committee has approved a pre-established basket to provide for off-cycle awards to new hires eligible for an award under the 2018 Equitrans Midstream Corporation Long-Term Incentive Plan (ETRN LTIP). The guidelines are as follows:

  ➢
  Individuals hired after the annual grant date that would have qualified for a grant may be awarded restricted shares or units in an amount not to exceed the median target for the position. Under this limited authorization, individual grants may not exceed $75,000 and would not apply to newly hired executive officers or direct reports of the Chief Executive Officer.
  ➢
  The aggregate award value of all awards as of the date of any grant may not exceed $725,000.

The Compensation Committee has also approved a pre-established basket to provide for CEO Awards, Retention Awards, and Discretionary New Hire Awards to individuals other than executive officers and direct reports of the Chief Executive Officer. The guidelines are as follows:

  ➢
  CEO Awards may be made to employees on the condition that no award exceeds $5,000 per employee per grant and the employee did not receive a long-term incentive grant in connection with the current year annual grant process.
  ➢
  Retention Awards may be made to employees who have received a long-term incentive grant in the past on the condition that no award exceeds $25,000 per employee per grant.
  ➢
  Discretionary New Hire Awards may be made to newly hired employees not otherwise entitled to a new hire award discussed above on the condition that no award exceeds $25,000 per employee per grant.
  ➢
  In each case, the aggregate award value of all awards granted as of the date of any grant may not exceed $200,000.

The Compensation Committee has not delegated its authority to award equity to any other executive officer or CEO direct report.

We provide additional information regarding the Compensation Committee and our policies and procedures regarding executive compensation below under the caption "Compensation Discussion and Analysis."

10    Equitrans Midstream Corporation - 2019 Proxy Statement

Board Leadership Structure

As described in the Company's corporate governance guidelines, the Board of Directors believes that the functions of the Chairman of the Board are distinct from those of the Chief Executive Officer but that both functions may be effectively performed by the same individual. From time to time, generally in connection with succession planning, the Board will consider whether the Chairman and the Chief Executive Officer should be separate, and if separate, whether the Chairman should be an outside director or an inside director. In connection with the Separation, in November 2018, Mr. Porges was appointed as Chairman. The Board believes that having a separate Chairman is the most effective leadership structure following the Separation, enabling Mr. Karam to focus on operations and strategy while providing for robust board oversight. The Board may at some point conclude that combining the functions of Chairman and Chief Executive Officer is the most effective leadership structure.

Under the Company's corporate governance guidelines, when the Board does not have an independent Chairman, the Board must designate an independent director as the Lead Independent Director. The Lead Independent Director's exclusive duties are described in the box on this page.

A Lead Independent Director's term is generally for one year, but an individual may serve multiple consecutive terms as our Lead Independent Director if recommended by the Corporate Governance Committee and approved by the Board.

Robert F. Vagt was appointed to serve as Lead Independent Director of the Board in November 2018 to serve until the 2019 annual meeting of shareholders.

Our Lead Independent Director:
➢
convenes, presides over and sets agendas for regularly scheduled and special executive sessions of independent/non-management directors (which typically occur at each regularly scheduled meeting of the Board), and calls a meeting of the independent/non-management directors, if requested by any other director;

➢
presides over any meeting at which the Chairman is not present;

➢
consults with the Chairman to set the annual calendar of topics to be covered at Board meetings and reviews meeting agendas;

➢
facilitates an assessment process with respect to the Board as a whole as well as for individual directors; and

➢
serves as the designated director to speak with shareholders (when requested) and to receive communications from interested parties.

Equitrans Midstream Corporation - 2019 Proxy Statement     11

Board's Role in Risk Oversight

The Board

➢
Reviews the major risks facing the Company and delegates oversight of certain major risks to applicable Board Committees
➢
Reviews the options for mitigating major risks facing the Company

Audit Committee

➢

Discusses the Company's process for assessing major risk exposures and the policies management has implemented to monitor and control such exposures, including the Company's financial risk exposures, including financial statement risk and such other risk exposures as may be delegated by the Board to the Committee for oversight, and the Company's risk management policies

➢

Reviews the integrity of the Company's financial statements

➢

Reviews the qualifications, independence and performance of the Company's registered public accountants

➢

Reviews the qualifications and performance of the Company's internal audit function

Corporate Governance Committee

➢

Addresses governance of the Company, including its director compensation structure, that is in full compliance with law, reflects good corporate governance, encourages flexible and dynamic management without undue burdens and effectively manages the risks of the business and operations of the Company

➢

Identifies board members of the highest possible caliber to provided insightful, intelligent, effective guidance to management

➢

Reviews plans for management succession

➢

Reviews periodically and makes such recommendations regarding the Company's risks as may be delegated to the Committee by the Board

Management Development and Compensation Committee

➢

Oversees the performance of an annual risk assessment of the Company's compensation policies and practices

➢

Reviews periodically and makes recommendations regarding the Company's risks as may be delegated to the Committee by the Board

Health, Safety, Security and Environmental Committee

➢

Provides input and direction to management and the Board about the Company's approach to HSSE policies, programs and initiatives, and reviews the Company's activities in those areas

➢

Reviews the overall adequacy of, and provides oversight with respect to, HSSE policies, programs, procedures and initiatives of the Company

➢

Reviews periodically and makes recommendations regarding the Company's risks as may be delegated to the Committee by the Board

Management

  ➢
  Certain executive officers and other members of management who oversee day-to-day risk management meet periodically throughout the year to review, prioritize and address the Company's major risk exposures and consider new or emerging risks, the results of which are reported to the Board on a regular basis.

12    Equitrans Midstream Corporation - 2019 Proxy Statement

Director Nominations

The responsibilities of the Corporate Governance Committee include identifying and recommending to the Board for approval the requisite skills and characteristics to be found in individuals who will serve as members of the Board. The Committee strives to ensure that the Board consists of individuals from diverse educational and professional experiences and backgrounds who, collectively, provide meaningful counsel to management. The Corporate Governance Committee reviews the qualifications and backgrounds of the directors, as well as the overall composition of the Board, and recommends to the Board for approval the slate of directors to be recommended for nomination for election at our annual meeting of shareholders.

When assessing new director candidates for nomination, regardless of who recommends the candidate for consideration, the Corporate Governance Committee will consider the background, diversity, personal characteristics and business experience of the candidate against the ideal attributes identified below. Candidates generally possessing these attributes are further evaluated in light of the current needs of the Company to determine the appropriate fit in light of overall Board composition. The Corporate Governance Committee will review the attributes from time to time and recommend revisions for approval by the Board as the Corporate Governance Committee considers appropriate.

Individual Attributes

Character | **Leadership** | **Experience** | **Network** | **Commitment**

Our ideal candidates…

- ✓ Possess integrity, competence, insight, creativity, and dedication
- ✓ Are able to work in a collegial manner, while constructively engaging board members to enhance decision making
- ✓ Have experience as a board member or as a senior executive of a public company or a significant private entity
- ✓ Possess broad business experience
- ✓ Have a strong network of business and industry contacts
- ✓ Have ability to exercise seasoned business judgment on significant issues facing the Company
- ✓ Have experience in the Company's industry or experience relevant to the Company's needs
- ✓ Are willing to spend the time and effort required to learn critical aspects of the operations of the Company and to function effectively as a director
- ✓ Have no conflict of interest
- ✓ Meet the applicable standards of independence and other regulatory qualifications
- ✓ Possess attributes deemed to be appropriate given the then current needs of the Board

Board Composition

Diverse | **Experienced** | **Effective**

Our Board as a whole…

- ✓ Benefits from diversity of background, perspective, business experience, and skills
- ✓ Includes diversity of race, gender, and age

As indicated in the Corporate Governance Committee's charter, the Corporate Governance Committee will consider, in its normal course, submissions from shareholders in making its recommendations for director nominees. Any shareholder desiring to recommend an individual to serve as a director of the Company should submit the information listed below to the Corporate Governance Committee Chair, care of the Corporate Secretary. The Corporate Governance Committee will consider recommendations received no earlier than the close of business on February 12, 2020 and no later than the close of business on March 13, 2020.

Equitrans Midstream Corporation - 2019 Proxy Statement     13

A submitting shareholder must provide the following:

  ➢
  The information required by Sections 1.09 and 1.10 of the Company's bylaws (a copy of which will be provided to any shareholder upon written request to the Corporate Secretary), including, but not limited to, (i) the proposing person's timely written notice; (ii) the nominee's written questionnaire with respect to the background and qualifications of such nominee and the background of any other person or entity on whose behalf the nomination is being made; (iii) a written representation and agreement of the nominee in the form provided by the Corporate Secretary; and (iv) the nominee's executed irrevocable conditional resignation letter.

  ➢
  Updates and supplements to any information previously submitted to the Corporate Secretary.

  ➢
  In addition, the Company may require the shareholder to provide such further information as the Company may reasonably request.

Please see "Corporate Secretary Contact Information" under the caption "Additional Information" on page 61.

Contacting the Board

Interested parties may communicate directly with the Lead Independent Director (and with independent directors, individually or as a group, through the Lead Independent Director) by sending an email to ETRNPresidingDirector@equitransmidstream.com. You may also write to the Lead Independent Director, the entire Board, any Board Committee, or any individual director by addressing such communication to the applicable director or directors, care of the Corporate Secretary, at Equitrans Midstream Corporation, 625 Liberty Avenue, Suite 2000, Pittsburgh, Pennsylvania 15222. The Corporate Secretary will open the communication and promptly deliver it to the Lead Independent Director or the named director, unless the communication is junk mail or a mass mailing.

14    Equitrans Midstream Corporation - 2019 Proxy Statement

Governance Principles

The Company maintains a corporate governance page on its website that includes key information about its corporate governance practices, including its corporate governance guidelines, code of business conduct and ethics, and charters for the Audit Committee, the Compensation Committee, the Corporate Governance Committee, and the Health, Safety, Security and Environmental Committee. The corporate governance page can be found at www.equitransmidstream.com, by clicking on the "Investors" link on the main page and then on the "Governance" link. The Company will provide copies of its corporate governance guidelines, code of business conduct and ethics, and any of the Board Committee charters upon request by a shareholder to the Corporate Secretary. See "Corporate Secretary Contact Information" under the caption "Additional Information."

The Board is committed to strong corporate governance practices. Through the Corporate Governance Committee, the Board monitors its corporate governance policies and practices against evolving best practices. Below are highlights of some of our corporate governance policies and practices.

Corporate Governance Highlights

➢
The Board has adopted corporate governance guidelines

➢
Our directors are elected annually for a term of one year

➢
We have a Lead Independent Director with defined duties

➢
We have a non-management Chairman

➢
Five of the seven members of the Board are independent of the Company and its management

➢
The Board's independent/non-management directors meet regularly in executive session, and the Lead Independent Director presides over and sets the agenda for sessions of the independent/non-management directors

➢
All members of each of the Audit, Compensation, and Corporate Governance Committees are independent of the Company and its management

➢
Each of the Audit, Compensation, and Corporate Governance Committees has a charter that meets applicable legal requirements and reflects good corporate governance

➢
The Health, Safety, Security and Environmental Committee has a charter that reflects good corporate governance

➢
The Board and each of the Audit, Compensation, Corporate Governance and Health, Safety, Security and Environmental Committees will engage in annual self-assessments

➢
The Company's directors are encouraged to participate in educational programs relating to corporate governance and business-related issues, and the Company provides funding for such activities

➢
The Company has a code of business conduct and ethics applicable to all employees and directors of the Company

➢
Our bylaws require that any nominee for election to the Board who does not receive a majority of the votes cast in favor of that director's election to the Board in an uncontested election must tender his or her resignation to the Board

➢
The Company has robust equity ownership requirements for executive management and the members of the Board

➢
A director may not be nominated for re-election to our Board after the director has 12 years of service on our Board or reaches the age of 76

➢
Our bylaws provide that shareholders meeting certain requirements may submit candidates for director to be included in our proxy statement

Equitrans Midstream Corporation - 2019 Proxy Statement     15

Shareholder Engagement

We value feedback from our shareholders and are committed to engaging in an active dialogue with our shareholders year-round. Our management team spent a significant amount of time meeting and speaking to our shareholders before and after the Separation. We welcome feedback from our shareholders and strive to maintain the best governance, compensation, and oversight practices.

Independence and Related Person Transactions
Director Independence

The NYSE listing standards and our governance documents require a majority of our directors and each member of our Audit, Compensation, and Corporate Governance Committees to be independent. For a director to be considered independent, the Board must annually determine that he or she has no material relationship with the Company except as a director. To assist it in determining director independence, the Board established guidelines that meet or exceed the independence requirements under the NYSE listing standards, and which are included in our corporate governance guidelines found on the Company's website at www.equitransmidstream.com.

The Board considers all relevant facts and circumstances in making an independence determination. Any relationship involving a Company director that complies with the independence standards included in our corporate governance guidelines and is not otherwise a related person transaction under the Company's related person transaction approval policy (the related person transaction policy) is deemed to be an immaterial relationship not requiring consideration by the Board in assessing independence. In February 2019, our Board, in coordination with our Corporate Governance Committee, made an independence determination for each of our directors and director nominees and affirmatively determined that all of our directors and director nominees are independent, other than Messrs. Karam and Porges.

Director ownership of Company stock is encouraged and is not in itself a basis for determining that a director is not independent, provided that such ownership may preclude participation on the Audit Committee if its magnitude is sufficient to make the director an affiliated person of the Company as described in the Audit Committee charter. See "Equity-Based Compensation" under the caption "Directors' Compensation" below for a description of the equity ownership guidelines for directors.

Review, Approval or Ratification of Transactions with Related Persons

Our Board has adopted a related person transaction policy. Under the policy, it is the responsibility of the Corporate Governance Committee to review Related Person Transactions (as defined below) not otherwise approved by the Board. Company management, with the assistance of the Company's legal department, is responsible for determining whether a transaction between the Company and a Related Person (as defined below) constitutes a Related Person Transaction. This determination is based on a review of the facts and circumstances regarding the transaction, including information provided in annual director and executive officer questionnaires. If it is determined that a transaction is a Related Person Transaction that has not been approved by the Board, the material facts regarding the transaction are reported to the Corporate Governance Committee for its review. The Corporate Governance Committee then determines whether to approve, ratify, revise, reject, or take other action with respect to the Related Person Transaction.

Under the related person transaction policy, a Related Person Transaction is generally a transaction in which the Company or a subsidiary is a participant, the amount involved exceeds $120,000, and a Related Person has a direct or indirect material interest. A Related Person is generally any person who is a director or executive officer of the Company, any nominee for director, any shareholder known to the Company to be the beneficial owner of more than 5% of any class of the Company's voting securities, and any immediate family member (as defined by the SEC) of any of the foregoing persons.

16    Equitrans Midstream Corporation - 2019 Proxy Statement

Under the policy, the following transactions are deemed to be automatically pre-approved and do not need to be brought to the Corporate Governance Committee for individual approval:

  ➢
  transactions involving employment of an executive officer by the Company, as long as the executive officer is not an immediate family member of another executive officer or director of the Company and the compensation paid to the executive officer was approved by the Compensation Committee;

  ➢
  transactions involving compensation and benefits paid to a director for service as a director of the Company;

  ➢
  transactions on competitive business terms with another company in which the only relationship of a director or immediate family member of a director is as (i) an employee or executive officer, (ii) a director, or (iii) a beneficial owner of less than 10% of that company's shares, provided that the aggregate amount involved does not exceed the greater of $1,000,000 or 2% of the other company's consolidated gross revenue;

  ➢
  transactions where the interest of the Related Person arises solely from the ownership of a class of equity securities of the Company, and all holders of that class of equity securities receive the same benefit on a pro-rata basis (e.g., payment of dividends);

  ➢
  transactions where the rates or charges involved are determined by competitive bids;

  ➢
  transactions involving the rendering of services as a common or contract carrier or public utility at rates or charges fixed in conformity with law or governmental regulation;

  ➢
  transactions involving services as a bank depositary of funds, transfer agent, registrar, trustee under a trust indenture, or similar services; and

  ➢
  charitable contributions, grants or endowments by the Company or the Company's charitable foundation to a charitable or non-profit organization, foundation or university in which a Related Person's only relationship is as an employee or a director or trustee, if the aggregate amount involved does not exceed the greater of $1,000,000 or 2% of the recipient's consolidated gross revenue.

The related person transaction policy does not limit or affect the application of the Company's code of business conduct and ethics and related policies, which require directors and executive officers to avoid engaging in any activity or relationship that may interfere, or have the appearance of interfering, with the performance of the directors' or executive officers' duties to the Company. Such policies require all directors and executive officers to report and fully disclose the nature of any proposed conduct or transaction that involves, or could involve, a conflict of interest and to obtain approval before any action is undertaken.

Related Person Transactions with Directors and Executive Officers

No reportable transactions between the Company and any of its directors or executive officers occurred during 2018, and there are no such proposed transactions.

Related Person Transactions with EQT and EQM

A discussion of related person transactions with EQT and EQM is attached on Appendix A.

Compensation Committee Interlocks and Insider Participation

No member of the Compensation Committee has served as an officer or employee of Equitrans Midstream at any time. During 2018, no Equitrans Midstream executive officer served as a member of the compensation committee or on the board of directors of any company at which a member of Equitrans Midstream's Compensation Committee or Board of Directors served as an executive officer.

Equitrans Midstream Corporation - 2019 Proxy Statement     17

DIRECTORS' COMPENSATION

The Corporate Governance Committee reviews and the Board approves director compensation on an annual basis. No compensation is paid to employee directors for their service as directors. Compensation for our non-employee directors during 2018 was established by our former parent, EQT, prior to the Separation and consisted of a mix of cash and equity-based compensation. At the effective time of the Separation, our Board approved the continuation of the same level of cash compensation for non-employee directors for the 2018 calendar year. Following the Separation, the Corporate Governance Committee engaged Mercer to review director compensation. Mercer performed a review of the compensation paid to our non-employee directors relative to a group of peer companies identified by Mercer and approved by the Corporate Governance Committee. In light of the non-employee directors' roles and responsibilities and after considering director compensation at relevant peer group companies, Mercer recommended the following non-employee director cash and equity-based compensation, which was approved by our Board for the 2019 calendar year.

Compensation Feature	2018 (1)	2019
Annual cash retainer – Board member	$85,000	$100,000

Annual cash retainer – Committee Chair	Audit: $25,000 Compensation: $15,000 All other Committees: $15,000	$20,000 $20,000 $15,000

Annual cash retainer – Committee member (excluding the chair)	Audit: $10,000 Corporate. Governance, Compensation, HSSE: $5,000	$7,500 None

Annual retainer – Chairman of the Board and Lead Independent Director	None	$25,000

Meeting fees	None	None

Deferred stock units	3,430 stock units	7,500 stock units

(1)
The 2018 cash retainer compensation paid by the Company was prorated from the Separation date through December 31, 2018.

Equity-Based Compensation

Pre-Separation stock awards.  EQT granted each non-employee director, on an annual basis, stock units under EQT's directors' deferred compensation plans that vested upon award and will be payable upon termination of service as a director of Equitrans Midstream, which are referred to herein as deferred stock units. Each deferred stock unit was equal in value to one share of EQT common stock and does not have voting rights. Dividends are credited quarterly in the form of additional deferred stock units. Pursuant to the terms of the Separation, each outstanding EQT deferred stock unit was converted into an award in respect of both shares of EQT common stock and shares of the Company's common stock. The number of shares of EQT common stock subject to each outstanding award is the same as the number subject to the award prior to the Separation, while the number of shares of Company common stock subject to the award was determined based on the number of the Company shares distributed in connection with the Separation.

Equitrans Midstream stock awards.  The Company expects to grant each non-employee director, on an annual basis, stock units under Equitrans Midstream's directors' deferred compensation plan. Each deferred stock unit vests upon award, will be payable upon termination of service as a director of Equitrans Midstream and is referred to herein as deferred stock units. Each deferred stock unit is equal in value to one share of Equitrans Midstream common stock and does not have voting rights. Dividends are credited quarterly in the form of additional deferred stock units.

18    Equitrans Midstream Corporation - 2019 Proxy Statement

Newly elected non-employee directors of Equitrans Midstream are generally expected to receive an equity grant upon joining the Board equal to the pro-rata amount of the then applicable annual grant.

Deferred Compensation

Pre-Separation Directors' Deferred Compensation.  Under the terms of the EQT deferred compensation plans for non-employee directors, in addition to the automatic deferral of stock units awarded, non-employee directors were eligible to elect to defer up to 100% of their retainers and fees into the 2005 Directors' Deferred Compensation Plan and receive an investment return on the deferred funds as if the funds were invested in EQT common stock or permitted mutual funds. Prior to the deferral, plan participants were required to irrevocably elect to receive the deferred funds either in a lump sum or in equal annual installments. Deferred funds for which directors elected to receive an investment return as if the funds were invested in EQT common stock were payable in shares of EQT common stock. Distributions were to be made or commence following termination of service as a director. Mr. Szydlowski deferred fees under the plan in 2018 prior to the Separation.

Equitrans Midstream Directors' Deferred Compensation.  Prior to the Separation, the Company established the Equitrans Midstream Corporation Directors' Deferred Compensation Plan with substantially the same terms as the EQT non-employee director compensation program immediately prior to the Separation. Each Company non-employee director who served on the EQT board of directors immediately prior to the Separation and held a deferred compensation balance under the EQT 2005 Directors' Deferred Compensation Plan was credited with such deferred compensation balance under the Equitrans Midstream Corporation Directors' Deferred Compensation Plan and ceased participation in the EQT plan with respect to future accruals; however, any phantom equity awards in respect of EQT common stock held by such director remained under the EQT plan.

Under the Equitrans Midstream Corporation Directors' Deferred Compensation Plan, in addition to the automatic deferral of stock units awarded, non-employee directors are permitted to elect to defer up to 100% of their retainers and any fees into the plan and receive an investment return on the deferred funds as if the funds were invested in Company common stock or permitted mutual funds. Prior to the deferral, plan participants are required to irrevocably elect to receive the deferred funds either in a lump sum or in equal annual installments. Deferred funds for which directors have elected to receive an investment return as if the funds were invested in Company common stock will be distributed in shares of Company common stock. Distributions will be made or, if applicable, commence following termination of service as a director. The directors' deferred compensation accounts are unsecured obligations of the Company. Mr. Szydlowski deferred fees under the Equitrans Midstream Corporation Directors' Deferred Compensation Plan after the Separation.

Equity Ownership Guidelines

The non-employee directors are subject to equity ownership guidelines which require them to hold shares (or share equivalents, including deferred stock units) with a value equal to five times the annual cash retainer. Under the guidelines, directors have up to five years from joining the Board to acquire a sufficient number of shares (or share equivalents, including deferred stock units) to meet the ownership guidelines. In addition to Company equity, EQM units count toward satisfying the equity ownership requirement. Each of the Company's non-employee directors satisfies the equity ownership guidelines or is within the five-year grace period.

Equitrans Midstream Corporation - 2019 Proxy Statement     19

Other
  ➢
  All directors are eligible to participate in the Matching Gifts Program of the Equitrans Midstream Foundation on the same terms as Company employees. Under this program, the Equitrans Midstream Foundation will match gifts of at least $100 made by a director to eligible charities, up to an aggregate total of $50,000 per director in any calendar year.

  ➢
  The Company reimburses directors for their travel and related expenses in connection with attending Board and Committee meetings and related activities. The Company also provides non-employee directors with $20,000 of life insurance and $250,000 of travel accident insurance while traveling on business for the Company.

2018 Directors' Compensation Table

The table below shows the total 2018 compensation of the Company's non-employee directors. The majority of these amounts were paid by EQT before the Separation to compensate directors who at the time served on the EQT Corporation board of directors.

Name	Fees Earned or Paid in Cash ($) (1)	Stock Awards ($) (2)	All Other Compensation ($) (3)	Total ($)
Ms. Bailey	$88,981	$256,401	$12,544	$357,926

Mr. Burke	$90,313	$256,401	$83,929	$430,642

Ms. Dorman	$85,897	$256,401	$44	$342,342

Mr. Karam(4)	–	–	–	–

Mr. Porges	$11,318	$150,140	$50,000	$211,458

Mr. Szydlowski	$77,731	$256,401	$19,071	$353,203

Mr. Vagt	$80,815	$256,401	$265,689	$602,905

(1)
Includes annual cash retainers, meeting fees and committee chair fees, some of which have been deferred at the election of the director.

(2)
This column reflects the aggregate grant date fair values determined in accordance with Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) Topic 718 for the deferred stock units awarded to each director during 2018. On January 1, 2018, EQT granted 3,430 deferred stock units with a grant date fair value of $195,236 to each non-employee director serving at that time. The grant date fair value is computed as the number of deferred stock units awarded on the grant date multiplied by the closing stock price of EQT's common stock on December 29, 2017, the business day prior to the grant date, of $56.92. On December 12, 2018, Equitrans Midstream granted 6,980 deferred stock units with a grant date fair value of $150,140 to each non-employee director serving at that time. The grant date fair value is computed as the number of deferred stock units awarded on the grant date multiplied by the closing stock price of Equitrans Midstream's common stock on December 12, 2018, the grant date, of $21.51. The aggregate number of Equitrans Midstream deferred stock units, including accrued dividends thereon, held at December 31, 2018 was: Ms. Bailey — 36,901; Mr. Burke 22,190; Ms. Dorman — 22,190; Mr. Karam — 3,053; Mr. Porges — 6,980; Mr. Szydlowski — 10,033; and Mr. Vagt — 10,033. Additionally, the directors held the following EQT Corporation deferred stock units, including dividends thereon, at December 31, 2018: Ms. Bailey — 37,461; Mr. Burke 19,043; Ms. Dorman — 19,043; Mr. Karam — 3,823; Mr. Szydlowski — 3,823; and Mr. Vagt — 3,823. See "Equity-Based Compensation" above for the treatment of the directors' equity awards in connection with the Separation.

20    Equitrans Midstream Corporation - 2019 Proxy Statement

(3)
This column reflects (i) annual premiums paid for life insurance and travel accident insurance policies ($43.88 per director); (ii) the following matching gifts made to qualifying organizations under the EQT Foundation's Matching Gifts Program: Ms. Bailey — $12,500; Mr. Porges — $50,000; Mr. Szydlowski — $19,027; and Mr. Vagt — $50,000; (iii) the following matching gifts made to qualifying organizations under the Equitrans Midstream Foundation's Matching Gifts Program: Mr. Szydlowski — $5,000; (iv) with respect to Mr. Burke, compensation for his services as a director of EQM ($40,375, which includes fees of $18,623 and a grant of an equity award valued at $22,092) and compensation for his services as a director of EQGP ($43,179, which includes fees of $20,625 and a grant of an equity award valued at $22,540); and (v) with respect to Mr. Vagt, compensation for his services as a director of RMP ($215,667, which includes fees of $50,625 and a grant of an equity award valued at $165,020). Prior to the Separation, the non-employee directors were permitted to use a de minimis number of tickets purchased by EQT to attend sporting or other events when such tickets were not otherwise being used for business purposes. The use of such tickets did not result in any incremental costs to the Company.

(4)
Mr. Karam's compensation for his services as a director of EQT in 2018 is reflected in the "Other" column of the Summary Compensation Table found on page 37 herein. Mr. Karam received no compensation for his service as a director of the Company in 2018.

Equitrans Midstream Corporation - 2019 Proxy Statement     21

EQUITY OWNERSHIP

Stock Ownership of Significant Shareholders

The following shareholders reported to the SEC that they owned more than 5% of the Company's outstanding common stock as of December 31, 2018:

Name and Address	Shares Beneficially Owned		Percent of Common Stock Outstanding
EQT Corporation 625 Liberty Avenue, Suite 1700 Pittsburgh, PA 15222	50,599,503	(1)	19.9%

BlackRock, Inc. 55 East 52nd Street New York, NY 10055	19,633,390	(2)	7.7%

The Vanguard Group 100 Vanguard Boulevard Malvern, PA 19355	18,796,741	(3)	7.39%

T. Rowe Price Associates, Inc. 100 E. Pratt Street Baltimore, MD 21202	17,187,504	(4)	6.7%

(1)
Information based on Schedule 13G filed with the SEC on January 31, 2019 reporting that EQT owned 50,599,503 shares. In connection with the Separation, EQT and the Company entered into a Registration Rights Agreement, pursuant to which EQT granted to the Company a proxy to vote the shares of Company common stock owned by EQT immediately after the Separation in proportion to the votes cast by the Company's other shareholders. As a result, EQT does not exercise voting power over any of the shares of Company common stock that it beneficially owns.
(2)
Information based on Schedule 13G filed with the SEC on February 8, 2019, reporting that BlackRock, Inc. has sole voting power over 18,508,137 shares, and sole dispositive power over 19,633,390 shares.
(3)
Information based on Schedule 13G filed with the SEC on February 11, 2019, reporting that The Vanguard Group has sole voting power over 102,463 shares, sole dispositive power over 18,678,269 shares, shared voting power over 36,986 shares, and shared dispositive power over 118,472 shares.
(4)
Information based on Schedule 13G filed with the SEC on February 14, 2019, reporting that T. Rowe Price Associates, Inc. has sole voting power over 5,948,500 shares, and sole dispositive power over 17,155,503 shares.

22    Equitrans Midstream Corporation - 2019 Proxy Statement

Equity Ownership of Directors and Executive Officers

The tables below provide the number of shares of Company common stock and EQM common units beneficially owned by the Company's directors and named executive officers and all directors and executive officers of the Company as a group as of April 12, 2019, determined under SEC rules, which include Company shares and EQM common units they had the right to acquire within 60 days after April 12, 2019. At the close of business on April 12, 2019, Equitrans Midstream had 255,014,730 shares of common stock outstanding and EQM had 200,457,630 common units outstanding. Under SEC rules, a person is deemed to be a beneficial owner of a security if that person has or shares voting power, which includes the power to vote or to direct the voting of a security, or investment power, which includes the power to dispose of or to direct the disposition of a security. Except as indicated by footnote, the persons named below have sole voting and investment power with respect to all Company common stock and EQM common units beneficially owned by them, subject to community property laws where applicable. None of the Company common stock or the EQM common units are subject to a pledge.

Equitrans Midstream Common Stock

Name	Common Stock (1)	Exercisable Stock Options (2)	Total Shares Beneficially Owned	Percent of Class (3)
Non-Employee Directors:

D.L. Porges(4)	520,706	299,180	819,886	*

V.A. Bailey	28,193	—	28,193	*

K.M. Burke	32,193	—	32,193	*

M.K. Dorman	33,443	—	33,443	*

N.J. Szydlowski	23,057	—	23,057	*

R.F. Vagt	37,068	—	37,068	*

Executive Officers:

T.F. Karam	397,473	—	397,473	*

D.M. Charletta(5)	55,026	—	55,026	*

K.R. Oliver(6)	20,934	—	20,934	*

C. Petrelli(7)	51,420	45,045	96,465	*

R.C. Williams	17,025	—	17,025	*

P.D. Swisher	8,210	—	8,210	*

Directors and executive officers as a group: (12 individuals)	1,224,748	344,225	1,568,973	*

*
Indicates ownership or aggregate voting percentage of less than 1%.

(1)
This column reflects shares held of record and shares owned through a bank, broker or other nominee, including shares owned through a 401(k) plan. For the directors, this column includes deferred stock units, including accrued dividends, to be settled in Company common stock, and over which the directors have no voting or investment power prior to settlement, in the following amounts: Mr. Porges — 14,803 units; Ms. Bailey — 28,193 units; Mr. Burke — 28,193 units; Ms. Dorman — 28,193 units; Mr. Karam — 3,053 units; Mr. Szydlowski — 17,924 units; and Mr. Vagt — 17,924 units. For Messrs. Porges and Szydlowski, this column also includes 1,428 and 5,133 deferred stock units, respectively, including accrued dividends, that will be settled in common stock in connection with the deferral of director fees, over which Messrs. Porges and Szydlowski have sole investment but no voting power prior to settlement.
(2)
This column reflects the number of shares of Company common stock that the executive officers and directors had a right to acquire within 60 days after April 12, 2019 through the exercise of stock options.
(3)
This column reflects for each of the named executive officers and directors, as well as all executive officers and directors as a group, the total Equitrans Midstream shares beneficially owned as a percentage of the sum of the Company's outstanding shares at April 12, 2019, all options exercisable by the executive officer and director group within 60 days of April 12, 2019, and all deferred stock units that will be settled in Company common stock upon termination of the directors' service.

Equitrans Midstream Corporation - 2019 Proxy Statement     23

(4)
Shares beneficially owned include 40,000 shares that are held in a trust of which Mr. Porges is a co-trustee and in which he shares voting and investment power.
(5)
Shares beneficially owned include 8,219 shares owned by Ms. Charletta's husband, of which 59 shares are held in Ms. Charletta's husband's 401(k) plan account.
(6)
Shares beneficially owned include 4,950 shares that are held in a trust of which Mr. Oliver is a co-trustee and in which he shares voting and investment power.
(7)
Information regarding Company shares beneficially owned by Ms. Petrelli is based on information provided by Ms. Petrelli as of January 2, 2019.

EQM Common Units

Name	Common Units Beneficially Owned (1)(2)	Percentage of Common Units Beneficially Owned
Non-Employee Directors:

D.L. Porges	42,148	*

V.A. Bailey	1,000	*

K.M. Burke	2,463	*

M.K. Dorman	11,000	*

N.J. Szydlowski	—	—

R.F. Vagt	2,961	*

Executive Officers:

T.F. Karam	—	—

D.M. Charletta(3)	3,246	*

K.R. Oliver	—	—

C. Petrelli(4)	18,130	*

R.C. Williams	—	—

P.D. Swisher	1,790	*

Directors and executive officers as a
group:(12 individuals)	82,738	*

*
Indicates ownership or aggregate voting percentage of less than 1%.

(1)
This column reflects common units held of record and units owned through a broker, bank or other nominee.
(2)
For Mr. Burke, this column includes 2,463 phantom units, including accrued distributions, to be settled in EQM common units.
(3)
Common units beneficially owned include 1,000 common units held by Ms. Charletta's husband, over which Ms. Charletta has shared voting and investment authority.
(4)
Information regarding EQM common units beneficially owned by Ms. Petrelli is based on information provided by Ms. Petrelli as of January 2, 2019.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended (Exchange Act), requires our directors, executive officers, and anyone holding 10% or more of a registered class of our equity securities (reporting persons) to file reports with the SEC showing their holdings of, and transactions in, these securities. Based solely on a review of copies of such reports, and written representations from each reporting person that no other reports are required, we believe that for 2018 all reporting persons filed the required reports on a timely basis under Section 16(a), except that on February 8, 2019, Mr. Swisher filed a late Form 4 amendment related to a single transaction of 521 restricted stock units that were not reported on Mr. Swisher's initial Form 4 filed on November 12, 2018 in connection with the Separation due to an administrative error at the Company.

24    Equitrans Midstream Corporation - 2019 Proxy Statement

EXECUTIVE COMPENSATION INFORMATION

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis (CD&A) describes the objectives, principles and components of the material elements of compensation for the Company's named executive officers, as determined by EQT prior to the Separation on November 12, 2018 and by the Company following the Separation. Because the Separation did not occur until November, most of the compensation for the Company's named executive officers in 2018 was determined prior to the Separation under the historical compensation philosophy, programs and practices of EQT. This CD&A addresses the pre-Separation decisions made by EQT as well as the impact of the Employee Matters Agreement on named executive officer compensation. In addition, this CD&A describes the decisions made by our newly formed Management Development and Compensation Committee following the Separation on November 12, 2018 that impact both 2018 and 2019 compensation.

Named Executive Officers

For 2018, the Company's named executive officers were:

    ➢
    Thomas F. Karam, President and Chief Executive Officer;

    ➢
    Kirk R. Oliver, Senior Vice President and Chief Financial Officer;

    ➢
    Diana M. Charletta, Executive Vice President and Chief Operating Officer;

    ➢
    Phillip D. Swisher, Vice President and Chief Accounting Officer;

    ➢
    Robert C. Williams, Vice President and General Counsel; and

    ➢
    Charlene Petrelli, Former Senior Vice President and Chief Administrative Officer

These named executive officers received compensation for their services only from, prior to the Separation, EQT, and following the Separation, the Company. EQT and the Company have allocated a portion of their compensation costs to EQGP, EQM and RMP, as applicable, in accordance with agreements with those partnerships. This proxy statement sets forth the combined compensation paid by both EQT and the Company to each of the named executive officers.

Prior filings with the SEC, including but not limited to, the Employee Matters Agreement by and between the Company and EQT (described below), include additional information regarding the effect of the Separation on each component of compensation.

Executive Summary
Compensation Philosophy: Pay for Performance & Commitment to Core Values

The 2018 compensation programs were designed by EQT pursuant to EQT's compensation philosophy. Accordingly, the following discussion is largely a review of those programs implemented and compensation decisions made prior to the Separation.

Subsequent to the Separation, the Equitrans Midstream board formed a Management Development and Compensation Committee. Prior to their first formal meeting in December 2018, the Committee had a number of meetings, conference calls and consultations with management, other independent directors and the independent compensation consultant (both prior to and following the Separation) which led to a significant re-design of the Company's compensation philosophy and programs for the 2019 fiscal year.

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The Company's core values include a commitment to safety, integrity, collaboration, transparency and excellence, and its executive compensation program is intended to promote achievement consistent with these values. The Company's executive compensation program is designed to:

    ➢
    attract and retain the highest quality named executive officers;

    ➢
    align the interests of the Company's named executive officers with the interests of its shareholders by directly linking executive pay to Company performance;

    ➢
    directly support the Company's strategic plan by focusing employee performance on specific drivers; and

    ➢
    be market-based and premised upon an informed review of industry compensation practices.

In summary, the Company's compensation program links pay with performance by rewarding our named executive officers when the Company achieves strong financial and operational results.

2018 Company Performance Highlights

In 2018, the Company achieved the following performance highlights:

    ➢
    Successful integration of Rice Energy Inc. midstream assets

    ➢
    Consummation of the merger of EQM Midstream Partners, LP and Rice Midstream Partners LP

    ➢
    Successful acquisition of the Olympus and Strike Force gathering systems from affiliates of EQT and Gulfport Energy Corporation

    ➢
    Successful consummation of EQM's $2.5 billion senior notes offering

    ➢
    Successfully upsizing EQM's revolving credit facility to $3 billion

    ➢
    Reduction of gathering unit cost rate 2% more than business plan

    ➢
    Achievement of 98% availability for compression equipment

    ➢
    Consummation of the purchase of EQGP common units and the exercise of the limited call right to acquire all outstanding EQGP common units

    ➢
    Successful consummation of the Separation
Components of Executive Compensation

In 2018, as reported by EQT, the compensation of our executive officers consisted of the following four primary components, which were established by EQT prior to the Separation:

EQT Compensation Component	Description	EQT Objectives
Base Salary	➢ Fixed compensation that is reviewed annually and is based on performance, experience, responsibilities, skillset and market value.	➢ Provide a base level of compensation that corresponds to position and responsibilities. ➢ Attract, retain, reward and motivate qualified and experienced executives

Annual Incentives	➢ "At-risk" compensation measured against annual financial goals and evaluation of individual performance.	➢ Incentivize executives to achieve near-term goals that ultimately contribute to long-term company growth and shareholder return.
➢ Goals related to Company, business unit and personal performance are designed to reflect each executive's position.

26    Equitrans Midstream Corporation - 2019 Proxy Statement

EQT Compensation Component	Description	EQT Objectives
Long-Term Incentives

➢

"At-risk" compensation in the form of restricted stock and restricted stock unit awards whose value fluctuates according to shareholder value.

➢

25% of each executive's long-term incentive award cliff vests based on continued service over three years.

➢

50% of each executive's long-term incentive award vests 50% on the payment date following the anniversary of the grant date and 50% on the payment date following the second anniversary of the grant date based on EQT's 2018 adjusted EBITDA versus EQT's 2018 business plan.

➢

25% of each executive's long-term incentive award cliff vests based on achievement of pre-established TSR, Operating Efficiency, Development Efficiency and Return on Capital Employed goals measured over a three-year performance period.

➢

Align executives' interests with those of Company shareholders.

➢

Promote stability among leadership via incentives to remain with the Company long-term.

➢

Incentivize executives to achieve goals that drive Company performance over the long-term.

Other Benefits	➢ Broad-based benefits provided to our employees (e.g., health and group insurance), a retirement savings plan and other personal benefits, where appropriate.	➢ Provide a total compensation package that is competitive with the marketplace and addresses unique needs.

Key Compensation Program Features

As reported by EQT, the Company's compensation program, practices and policies for 2018, as adopted by EQT prior to the Separation, were designed to drive performance and align executives' interests with those of its shareholders. Highlighted below are some of the Company's more significant practices and policies for 2018.

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Our Compensation Committee's Process
Determination of Target Total Compensation

For 2018, the target total direct compensation for named executive officers was established by EQT's Management Development and Compensation Committee (the EQT MDCC) prior to the Separation. Beginning in 2019, the Compensation Committee established the target total direct compensation for named executive officers by establishing base salaries and setting annual and long-term incentive targets. When appropriate, the Compensation Committee also provides certain limited perquisites and may make other awards. When establishing target total direct compensation for each named executive officer, the Compensation Committee considers:

    ➢
    the compensation philosophy articulated above;

    ➢
    the market median target total direct compensation as reviewed with the Compensation Committee's independent compensation consultant;

    ➢
    the scope of the executive's responsibility, internal pay equity, succession planning, and industry-specific technical skills and abilities that may be difficult to replace; and

    ➢
    the Chief Executive Officer's compensation recommendations.

The Compensation Committee also periodically seeks input from the other independent directors of the Board and always seeks approval of the Board with respect to target total direct compensation for each named executive officer.

In considering the amount and type of each component of compensation, the Compensation Committee considers the effect of each element on all other elements as well as the allocation of target total direct compensation between cash and equity. The Compensation Committee is committed to providing a significant portion of each named executive officer's compensation in performance-based awards.

28    Equitrans Midstream Corporation - 2019 Proxy Statement

Role of Independent Compensation Consultant

The Compensation Committee has the sole authority to hire, terminate and approve fees for compensation consultants, outside legal counsel and other advisors as it deems to be necessary to assist in the fulfillment of its responsibilities. In connection with the Separation, the Compensation Committee retained the services of Mercer as its independent compensation consultant to aid the Compensation Committee in performing its duties and redesigning the compensation philosophy and structure for the Equitrans Midstream organization. Representatives of Mercer provided the Compensation Committee with market data and counsel regarding executive officer compensation programs and practices, including specifically:

  ➢
  competitive benchmarking;

  ➢
  peer group identification and assessment;

  ➢
  advice and market insight as to the form of and performance measures for annual and long-term incentives;

  ➢
  marketplace compensation trends in the Company's industry and generally; and

  ➢
  advice regarding the performance of the Company's annual review of compensation risk.

Representatives of Mercer do not make recommendations on, or approve, the amount of compensation for any executive officer. The Company has affirmatively determined that no conflict of interest has arisen in connection with the work of Mercer as compensation consultant for the Compensation Committee.

Executive Pay Components
Base Salary

In 2018 prior to the Separation, EQT set the base salary for all of the named executive officers. Following the Separation, the Compensation Committee approved the base salaries set forth below for each of the named executive officers, effective as of November 17, 2018:

Name	Title	Base Salary
Thomas F. Karam	President and Chief Executive Officer	$675,000

Kirk R. Oliver	Senior Vice President and Chief Financial Officer	$500,000

Diana M. Charletta	Executive Vice President and Chief Operating Officer	$400,000

Phillip D. Swisher	Vice President and Chief Accounting Officer	$224,000

Robert C. Williams	Vice President and General Counsel	$297,000

The Compensation Committee anticipates that base salaries will be considered and, where appropriate, ordinarily adjusted towards the beginning of each calendar year.

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Annual Incentives

In connection with the Separation, and pursuant to the Employee Matters Agreement, the short-term incentive awards previously granted to the Company's employees by EQT pursuant to the EQT short-term incentive compensation plans (including the underlying performance goals) remained in place for 2018. The EQT performance metrics included the following:

For our named executive officers other than Mr. Karam, the Compensation Committee and Mr. Karam conducted a review of each officer's performance. Mr. Karam also provided a self-assessment to the Compensation Committee to assist its review of his performance pursuant to the EQT short-term incentive plans. Based on these reviews, the successful planning and execution of the Separation, and the significant additional executive team performance highlights outlined in the table below, the Compensation Committee determined it was appropriate to increase the aggregate annual incentive amount by $0.2 million. From this aggregate bonus amount, the Compensation Committee recommended, and the Board approved, the following specific annual bonus payments for 2018 under the EQT short-term incentive plans for each named executive officer:

30    Equitrans Midstream Corporation - 2019 Proxy Statement

Long-Term Incentives — EQT 2018 LTIP Grants

EQT reported that in January 2018, prior to the Separation, the EQT MDCC awarded long-term incentives to each of Ms. Charletta and Messrs. Williams and Swisher, pursuant to the EQT Corporation 2014 Long-Term Incentive Plan (the EQT LTIP). In addition, EQT reported that, in August 2018 and September 2018 prior to the Separation, the EQT MDCC awarded long-term incentives to Mr. Karam and Mr. Oliver, respectively, pursuant to the EQT LTIP. In developing EQT's 2018 long-term incentive program, EQT reported that the EQT MDCC designed a program it believed would align the interests of the named executive officers with the interests of its shareholders, drive appropriate performance, be market competitive, promote retention, be tax efficient, minimize earnings volatility and result in a portfolio approach to performance metrics. The table below sets forth the types and amounts of awards received by each named executive officer under the EQT LTIP during 2018. A detailed description of the terms of each type of EQT award is included in the sections that follow.

			EQT LTIP Award

Name	Restricted Shares	Restricted Stock Units	SIA Restricted Stock Units	IPSUP Perf. Share Units	Value Driver Perf. Share Units
Thomas F. Karam	59,340	—	—	—	—

Kirk R. Oliver	—	8,710	—	—	—

Diana M. Charletta	—	2,070	—	2,070	4,140

Phillip D. Swisher	—	550	650	550	1,100

Robert C. Williams	—	1,360	—	1,360	2,720

Effective upon the Separation and pursuant to the Employee Matters Agreement, each award under the EQT LTIP was converted into two separate awards — a post-Separation EQT award and a Company award. Both the post-Separation EQT award and the Company award remained subject to the same terms and conditions (including with respect to vesting) after the conversion; provided that, after the conversion, (i) the number of shares subject to the post-Separation EQT award was equal to the number of EQT shares subject to such award immediately prior to the conversion, (ii) the number of shares subject to the Company award was equal to the number of EQT shares subject to such award immediately prior to the conversion, multiplied by a distribution ratio, and (iii) service requirements may be satisfied by service with the Company.

Restricted Share Awards

The restricted shares granted by the EQT MDCC in August 2018 to Mr. Karam will vest on the third anniversary of the grant date thereof, contingent upon continued service with the Company through such date.

Restricted Stock Unit Awards

The restricted stock units granted by the EQT MDCC to Ms. Charletta and Messrs. Swisher and Williams in January 2018 will vest on January 1, 2021, contingent upon continued service with the Company through such date, and be payable in cash. The restricted stock units granted to Mr. Oliver in September 2018 will vest on September 10, 2021, contingent upon continued service with the Company through such date, and be payable in cash.

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IPSUP Performance Share Units

EQT reported that the EQT 2018 Incentive Performance Share Unit Program (IPSUP) was designed to drive long-term value directly related to EQT production efficiency by using operating efficiency, development efficiency and return on capital employed as well as relative total shareholder return (TSR) performance as performance metrics over the period beginning January 1, 2018 and ending December 31, 2020. Under the EQT 2018 IPSUP, each participant can earn up to a maximum of three times his or her target award.

EQT also reported that, as a result, the performance measures and their weighting under the EQT 2018 IPSUP were based on EQT's performance over the period January 1, 2018 through December 31, 2020 as follows:

Relative TSR (50%)	➢	Measures EQT total shareholder return relative to EQT's 2018 peer group of companies over the performance period.
Operating Efficiency (25%)	➢	Measures EQT's efficiency in operating expenses over the performance period.
Development Efficiency (25%)	➢	Measures EQT's efficiency in capital spending on wells SPUD and turned-in-line over the performance period.
Return on Capital Employed (may modify performance on all other metrics by up to 10%)	➢	Measures EQT's return over the performance period.

Effective as of the Separation and pursuant to the Employee Matters Agreement, one-third of the EQT 2018 IPSUP performance share units remained subject to and were earned based on actual performance as of December 31, 2018 with respect to the performance measures described above, subject to continued employment with the Company. Of the remaining two-thirds of the EQT 2018 IPSUP performance share units, and pursuant to the Employee Matters Agreement, the post-Separation EQT award component will be earned based on new performance goals related to EQT performance and the Company award component will be earned based on new performance goals related to Company performance, each for the period beginning January 1, 2019 and ending December 31, 2020.

Value Driver Performance Share Units

EQT reported that the EQT 2018 Value Driver Performance Share Unit Award (VDA) was designed to drive the focus of next tier senior leadership on activities aligned with EQT's business plan and on EQT business unit and individual value drivers considered critical to EQT's long-term success.

Effective as of the Separation, pursuant to the Employee Matters Agreement, the EBITDA goal for the EQT 2018 VDA performance share units was deemed satisfied. In addition, the satisfaction of the business unit value drivers and other applicable performance goals was determined pursuant to the terms of the program adopted by the EQT MDCC, based on actual performance as of the earlier of December 31, 2018 or the last date performance could be determined for the post-Separation EQT award component and as of September 30, 2018 for the Company award component. One-half of the EQT 2018 VDA was confirmed and paid in cash in the first quarter of 2019, and the remaining one-half will be confirmed and vest upon payment in cash in the first quarter of 2020, subject in each case to continued employment with the Company.

32    Equitrans Midstream Corporation - 2019 Proxy Statement

Strategic Implementation Awards

The Separation was an extraordinarily complex transaction, and EQT reported that the EQT MDCC determined it was important to have a stable, focused and experienced leadership team throughout this process. Accordingly, in recognition of the management team's efforts and to incentivize future efforts, EQT reported that the EQT MDCC approved a Strategic Implementation Award (SIA) for certain members of the management team, including Mr. Swisher, in March 2018. The Strategic Implementation Award for Mr. Swisher included the following components:

Pursuant to the terms of the program adopted by the EQT MDCC, the cash award vested and was paid upon grant in March 2018. One-half of the SIA restricted stock units vested on the first anniversary of the grant date and the remaining one-half will vest on the second anniversary of the grant date, subject to continued employment with the Company. Mr. Swisher received the following grants under the SIA program:

Name	Cash	RSUs
Phillip D. Swisher	$16,667	650

Separation of Named Executive Officer

As noted above, Ms. Petrelli is the Company's former Senior Vice President and Chief Administrative Officer. Ms. Petrelli's employment with the Company terminated effective December 13, 2018. The Company previously entered into a transition agreement and general release with Ms. Petrelli in order to provide for a smooth and orderly succession, have Ms. Petrelli release any claims against the Company and ensure her adherence to restrictive covenants that protect the Company.

In 2018, prior to the Separation, EQT awarded Ms. Petrelli 16,000 stock options, 4,780 shares of restricted stock, 9,550 performance share units under the 2018 IPSUP, and 6,710 performance share units and a cash payment of $166,667 under the SIA. Effective upon the Separation, the Company maintained Ms. Petrelli's annual base salary at $272,635. For additional information regarding the treatment of these awards and the payments Ms. Petrelli received in connection with her termination, which was determined in accordance with an agreement assumed by the Company in connection with the Separation, please see "Payments Upon Termination of Employment or a Change of Control" below.

Other Benefits
Health and Welfare Benefits

Following the Separation, the named executive officers participate in the same health and welfare benefit plans offered to other Company employees, including medical, prescription drug, dental, vision, short- and long-term disability, wellness and employee assistance programs. The same contribution amounts, deductibles and plan design provisions are generally applicable to all employees.

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Retirement Program

Following the Separation, the named executive officers participate in the same defined contribution 401(k) plan as other Company employees. The Company typically contributes an amount equal to 6% of each participant's base salary to an individual investment account for the employee, subject to applicable tax regulations. In addition, the Company matches a participant's elective contribution by contributing to the participant's individual investment account an amount equal to 50% of each dollar contributed by the employee, subject to a maximum Company contribution of 3% of the employee's base salary and to applicable tax regulations.

Pursuant to the terms of the Payroll Deduction and Contribution Program assumed by the Company in connection with the Separation, the Company also contributed an amount equal to 11% of Mr. Karam's annual incentive award for 2018 on an after-tax basis through the purchase of a retirement annuity product. The after-tax annuity program contains no vesting requirements. In 2019, the Compensation Committee discontinued this annual incentive award component of this program.

Limited Perquisites

EQT previously offered perquisites to certain of the EQT named executive officers including the following: a car allowance, a country club and a dining club membership, executive physical (including preferred access to healthcare professionals and related services for the executive and, in certain cases, his/her spouse), financial planning, life insurance and accidental death and disability insurance (both of which exceed the level of insurance provided to other employees), and de minimis personal usage of EQT purchased event tickets and parking.

With the assistance of Mercer, in connection with its review of the Company's compensation philosophy and structure, the Compensation Committee reviewed the perquisites historically provided by EQT. Consistent with its philosophy of pay for performance, following the Separation, the Company only provides modest perquisites to its named executive officers that, in number and value, are below median competitive levels for the peer group.

See footnote (4) to the Summary Compensation Table below for a discussion of the perquisites provided to the named executive officers in 2018.

Looking Forward to 2019

On January 15, 2019, the Company entered into an amended and restated confidentiality, non-solicitation and non-competition agreement with Ms. Charletta. This amended and restated agreement supersedes her prior agreement that was assigned to the Company in connection with the Separation. Among other things, this amended and restated agreement (i) subjects Ms. Charletta to non-competition, non-solicitation, and other restrictive covenants and (ii) provides for certain severance payments and benefits in the event of a termination of employment by the Company without "cause" or by Ms. Charletta for "good reason", all of which are consistent with the payments and benefits described below for Messrs. Karam and Oliver.

Mr. Williams' employment with the Company ended on March 28, 2019. We entered into an offer letter and a confidentiality, non-solicitation and non-competition agreement with a new Senior Vice President and General Counsel, Mr. Stephen M. Moore, effective April 15, 2019. Among other things, this confidentiality, non-solicitation and non-competition agreement (i) subjects Mr. Moore to non-competition, non-solicitation, and other restrictive covenants and (ii) provides for certain severance payments and benefits in the event of a termination of employment by the Company without "cause" or by Mr. Moore for "good reason", all of which are also consistent with the payments and benefits described below for Messrs. Karam and Oliver.

34    Equitrans Midstream Corporation - 2019 Proxy Statement

As mentioned above, in addition to its first formal meeting in December 2018, the Committee had a number of meetings, conference calls and consultations with management, other independent directors and the independent compensation consultant (both prior to and following the Separation) which led to a significant re-design of the Company's compensation philosophy and programs for the 2019 fiscal year.

Cautionary Statements

Disclosures in this proxy statement may contain certain forward-looking statements within the meaning of Section 21E of the Exchange Act and Section 27A of the Securities Act of 1933, as amended. Statements that do not relate strictly to historical or current facts are forward-looking and usually identified by the use of words such as "anticipate," "estimate," "approximate," "expect," "intend," "plan," "believe" and other words of similar meaning in connection with any discussion of future operating or financial matters. Without limiting the generality of the foregoing, forward-looking statements contained in this proxy statement include the matters discussed regarding the expectation of performance under compensation plans, anticipated financial and operational performance of the Company and its subsidiaries. These statements involve risks and uncertainties that could cause actual results to differ materially from projected results. Accordingly, investors should not place undue reliance on forward-looking statements as a prediction of actual results. The Company has based these forward-looking statements on current expectations and assumptions about future events. While the Company considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory and other risks and uncertainties, many of which are difficult to predict and are beyond the Company's control. The risks and uncertainties that may affect the operations, performance and results of the Company's business and forward-looking statements include, but are not limited to, those set forth in the Company's annual report on Form 10-K for the year ended December 31, 2018.

Any forward-looking statement speaks only as of the date on which such statement is made, and the Company does not intend to correct or update any forward-looking statements, whether as a result of new information, future events or otherwise.

The "Narrative Disclosure to Summary Compensation Table" and "2018 Grants of Plan-Based Awards Table" and the "CD&A" contain references to 2018 adjusted midstream EBITDA, a financial measure that has not been calculated in accordance with generally accepted accounting principles (GAAP), which is also referred to as a non-GAAP supplemental financial measure. Attached as Appendix B is a reconciliation of 2018 adjusted midstream EBITDA to net income, the most directly comparable GAAP financial measure, as well as other important disclosures regarding non-GAAP financial measures.

Equitrans Midstream Corporation - 2019 Proxy Statement     35

Report of the Management Development and Compensation Committee

We have reviewed and discussed the CD&A with the Company's management. Based on our review and discussions, we recommended to the Board of Directors that the CD&A be included in the Equitrans Midstream Corporation Proxy Statement for 2019.

This report is not soliciting material, is not deemed to be filed with the SEC and is not to be incorporated by reference in any filing of Equitrans Midstream Corporation under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

This report has been furnished by the Management Development and Compensation Committee
of the Board of Directors.

Margaret K. Dorman, Chair
Norman J. Szydlowski
Robert F. Vagt

Compensation Policies and Practices and Risk Management

Culminating in early 2019, members of the Company's management, with the assistance of the Compensation Committee's independent compensation consultant, conducted a risk assessment of the Company's compensation programs for all employees. The results of such assessment were presented to the Compensation Committee. Based on the assessment, the Company and the Compensation Committee believe that the Company's compensation programs are balanced and do not create risks reasonably likely to have a material adverse impact on the Company.

36    Equitrans Midstream Corporation - 2019 Proxy Statement

EXECUTIVE COMPENSATION TABLES

The following tables reflect the compensation of the Company's named executive officers. The information set forth below with respect to the period prior to the Separation and years ended December 31, 2017 and 2016 is historical EQT compensation. This historical EQT compensation, which was approved by EQT, has been provided by, or derived from information provided by, EQT and reflects compensation earned during 2018 prior to the Separation and for the years ended December 31, 2017 and 2016 based upon services performed during such periods. The Company provided the compensation information for periods following the Separation, most of which was attributable to EQT program assumed by the Company as a result of the Separation. See "Compensation Discussion and Analysis" for an explanation of our compensation philosophy and program following the Separation.

Summary Compensation Table

The table below sets forth the compensation earned by or paid to our named executive officers during the fiscal years ended December 31, 2018, 2017, and 2016.

Name and Principal Position	Year	Salary ($)	Bonus ($) (1)	Stock Awards ($) (2)	Option Awards ($) (3)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($) (4)	Total ($)
Thomas F. Karam	2018	212,308	267,000	3,000,230	—	—	205,941	3,685,479
President and Chief	2017	—	—	—	—	—	—	—
Executive Officer	2016	—	—	—	—	—	—	—

Kirk R. Oliver	2018	134,616	20,000	405,538	—	—	10,189	570,343
Senior Vice President	2017	—	—	—	—	—	—	—
and Chief Financial Officer	2016	—	—	—	—	—	—	—

Diana M. Charletta	2018	283,167	321,040	510,890	—	—	36,017	1,151,114
Executive Vice President	2017	270,150	—	499,170	—	220,900	35,716	1,025,936
and Chief Operating Officer	2016	262,101	—	411,151	—	218,000	30,605	921,857

Phillip D. Swisher	2018	203,462	167,748	166,892	—	—	18,794	556,896
Vice President and	2017	—	—	—	—	—	—	—
Chief Accounting Officer	2016	—	—	—	—	—	—	—

Robert C. Williams(5)	2018	279,011	235,680	336,314	—	—	25,393	876,398
Vice President and	2017	275,400	—	465,474	—	240,300	33,229	1,014,403
General Counsel	2016	275,400	—	575,908	—	235,000	32,779	1,119,087

Charlene Petrelli(6)	2018	374,539	166,667	1,321,731	246,240	—	69,917	2,345,762
Former Senior Vice	2017	359,039	—	858,546	213,248	425,000	136,287	1,992,120
President and Chief Administrative Officer	2016	355,000	—	1,189,305	201,411	445,000	129,509	2,320,225

(1)
The amounts for 2018 in this column reflect the performance bonuses earned by each named executive officer pursuant to the terms of the EQT Corporation 2018 Short-Term Incentive Plan (EQT STIP) with respect to performance during the year ended December 31, 2018. These awards were paid to the named executive officers in cash in the first quarter of 2019. See "Annual Incentives" in the Compensation Discussion and Analysis above for further discussion of the EQT STIP for the 2018 plan year. In addition, for Mr. Swisher and Ms. Petrelli, the amounts for 2018 in this column reflect the cash portion of the EQT 2018 SIA. See "Long-Term Incentives" in the Compensation Discussion and Analysis above for further discussion of the 2018 SIA.

Equitrans Midstream Corporation - 2019 Proxy Statement     37

(2)
The amounts for 2018 in this column reflect the aggregate grant date fair values determined in accordance with FASB ASC Topic 718 using the assumptions described in Note 9 to the Company's Consolidated Financial Statements, which is included in the Company's Annual Report on Form 10-K for the year ended December 31, 2018, filed with the SEC on February 14, 2019, and in Note 13 to EQT's Consolidated Financial Statements, which is included in EQT's Annual Report on Form 10-K for the year ended December 31, 2018, filed with the SEC on February 14, 2019. With respect to stock awards granted in 2018, the table below sets forth the value attributable to performance restricted stock units under the EQT 2018 IPSUP and EQT 2018 VDA valued at target achievement. Pursuant to SEC rules, the amounts included for awards subject to performance conditions are based on the probable outcome as of the date of grant, which would have amounted to the target total grant date fair values listed in the table below. These performance restricted stock units under the EQT 2018 IPSUP and EQT 2018 VDA may pay out up to 300% of the target award, which would have amounted to the maximum total grant date fair values listed in the table below.

Name	Target Total Grant Date Fair Value ($)	Maximum Total Grant Date Fair Value ($)
Diana M. Charletta	394,006	1,182,018

Phillip D. Swisher	104,704	314,112

Robert C. Williams	258,903	776,709

Charlene Petrelli	730,862	2,192,586

See "Long-Term Incentives" in the Compensation Discussion and Analysis above for further discussion of the EQT 2018 IPSUP, EQT 2018 VDA and EQT 2018 SIA as well as the EQT 2018 Restricted Share and Unit Awards.

(3)
The amounts for 2018 in this column reflect the grant date fair value of option awards granted on January 1, 2018 calculated using a Black-Scholes option pricing model using the assumption described in Note 9 to the Company's Consolidated Financial Statements, which is included in the Company's Annual Report on Form 10-K for the year ended December 31, 2018, filed with the SEC on February 14, 2019 and in Note 13 to EQT's Consolidated Financial Statements, which is included in EQT's Annual Report on Form 10-K for the year ended December 31, 2018, filed with the SEC on February 14, 2019. For details regarding the stock option award (and the other awards for Ms. Petrelli included in this table), please see "Payments Upon Termination of Employment or a Change of Control" below.

(4)
This column includes the dollar value of premiums paid by EQT and the Company for group life and accidental death and dismemberment insurance, the Company's contributions to the 401(k) plan and the Payroll Deduction and Contribution Program, perquisites and for Mr. Karam, the compensation for his services as a non-employee director of EQT prior to him being named Senior Vice President, EQT and President, Midstream, which consist of $44,117 of fees earned or paid in cash; $106,261 of stock awards and $44 for annual life insurance premiums. For 2018, these amounts were as follows:

Name	EQT Director Compensation ($)	Insurance Premiums ($)	401(k) Contributions ($)	Payroll Deduction and Contribution Program ($)	Perquisites (See Below) ($)	Total ($)
Thomas F. Karam	150,422	599	15,508	29,370	10,042	205,941

Kirk R. Oliver	—	381	9,808	—	—	10,189

Diana M. Charletta	—	690	24,750	—	10,577	36,017

Phillip D. Swisher	—	482	18,312	—	—	18,794

Robert C. Williams	—	643	24,750	—	—	25,393

Charlene Petrelli	—	855	24,750	—	44,312	69,917

For 2018, the Company contributed an amount equal to 11% of the annual incentive award for Mr. Karam on an after-tax basis under the Payroll Deduction and Contribution Program through an annuity program offered by Fidelity Investments Life Insurance Co. In 2019, the Compensation Committee discontinued the annual incentive component of this program.

Amounts in the perquisite column, which are attributable to perquisites adopted by EQT and assumed by the Company in connection with the Separation, include the following:

•
for Mr. Karam and Ms. Petrelli the cost of acquiring, maintaining and insuring a car;

•
for Mses. Charletta and Petrelli and Mr. Karam reduced parking;

•
for Ms. Petrelli the cost of country club and dining club dues;

38    Equitrans Midstream Corporation - 2019 Proxy Statement

  •
  for Mses. Charletta and Petrelli the cost of providing financial planning and tax preparation services;

  •
  for Mses. Charletta and Petrelli and Mr. Karam the cost of providing the executive physical benefit, which includes preferred access to healthcare professionals and related services for the executives and for Mr. Karam and Ms. Petrelli, their spouses

Following the Separation, the Company discontinued the parking benefit and vehicle allowance. See "Potential Payments Upon Termination or Change of Control" below for further discussion of the severance benefits Ms. Petrelli received following the end of fiscal year 2018.

Prior to the Separation, the named executive officers were allowed to use certain tickets purchased by EQT to attend a limited number of sporting or other events when such tickets were not otherwise being used for business purposes. The cost of such tickets used for personal purposes was considered de minimis by the Company and is not included as perquisites in the Summary Compensation Table because there were no incremental costs to EQT associated with such use.

(5)
Mr. Williams' employment with the Company terminated effective March 28, 2019.

(6)
Ms. Petrelli's employment with the Company terminated effective December 13, 2018.

2018 Grants of Plan-Based Awards Table

The table below sets forth additional information regarding stock options, restricted shares, and restricted share units granted by EQT to our named executive officers during the 2018 fiscal year.

				Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares	All Other Option Awards: Number of Securities	Exercise or Base Price of	Grant Date Fair Value of Stock and
Name	Type of Award (1)	Grant Date	Approval Date	Threshold (#)	Target (#) (2)	Maximum (#) (2)	of Stock or Units (#) (3)	Underlying Options (#) (4)	Option Awards ($/share)	Option Awards ($)
Thomas F. Karam	RS	8/9/2018	—	—	—	—	59,340	—	—	3,000,230

Kirk R. Oliver	RS	9/10/2018	9/4/2018	—	—	—	8,710	—	—	405,538

Diana M. Charletta	PSU	1/1/2018	12/5/2017	—	2,070	6,210	—	—	—	158,417
	RS	1/1/2018	12/5/2017	—	—	—	2,070	—	—	117,824
	VDA	1/1/2018	12/5/2017	—	4,140	12,420	—	—	—	235,649

Phillip D. Swisher	PSU	1/1/2018	12/5/2017	—	550	1,650	—	—	—	42,092
	RS	1/1/2018	12/5/2017	—	—	—	550	—	—	31,306
	VDA	1/1/2018	12/5/2017	—	1,100	3,300	—	—	—	62,612
	SIA	3/7/2018	—	—	—	—	650	—	—	30,882

Robert C. Williams	PSU	1/1/2018	12/5/2017	—	1,360	4,080	—	—	—	104,081
	RS	1/1/2018	12/5/2017	—	—	—	1,360	—	—	77,411
	VDA	1/1/2018	12/5/2017	—	2,720	8,160	—	—	—	154,822

Charlene Petrelli	PSU	1/1/2018	12/5/2017	—	9,550	28,650	—	—	—	730,862
	RS	1/1/2018	12/5/2017	—	—	—	4,780	—	—	272,078
	SO	1/1/2018	12/5/2017	—	—	—	—	16,000	56.92	246,240
	SIA	3/15/2018	—	—	—	—	6,710	—	—	318,792

(1)
Type of Award:

SO = EQT 2018 Stock Options
PSU = EQT 2018 IPSUP Awards
RS = EQT 2018 Restricted Share and Unit Awards
VDA = EQT 2018 Value Driver Performance Share Unit Awards
SIA = EQT 2018 Strategic Implementation Awards

Equitrans Midstream Corporation - 2019 Proxy Statement     39

(2)
These columns reflect the target and maximum number of units payable under the EQT 2018 IPSUP and the EQT 2018 VDA performance share units, as applicable. For details of each of these programs and awards, see the relevant section under "Long-Term Incentives" in the Compensation Discussion and Analysis above. The vesting schedules of the grants mentioned in these columns are as follows for each named executive officer (subject to continued employment with the Company through each applicable vesting date):

Type of Award	Vesting Schedule (subject to continued employment with the Company)
EQT 2018 IPSUP	100% vesting on the payment date following December 31, 2020

EQT 2018 VDA	50% vested and was paid on February 20, 2019 50% vesting on the payment date following December 31, 2019

(3)
This column reflects the number of time-based restricted stock and/or share units granted to the named executive officers. They also reflect the number of units payable under the EQT 2018 SIA. For Ms. Petrelli, the EQT 2018 SIA would have been forfeited if the Separation had not occurred by March 15, 2020. For details of each of these programs and awards, see the relevant section under "Long-Term Incentives" in the Compensation Discussion and Analysis above. Each grant mentioned in this column (other than the SIA for Mr. Swisher and Ms. Petrelli) is subject to a three-year vesting schedule, subject to continued employment with the Company through the vesting date. One-half of Mr. Swisher's EQT 2018 SIA vested on March 7, 2019 and the remaining one-half will vest on March 7, 2020, subject to his continued employment with the Company through the vesting date. See "Payments Upon Termination of Employment or a Change of Control" below for a discussion of the treatment of Ms. Petrelli's EQT 2018 SIA.

(4)
This column reflects the number of stock options granted to Ms. Petrelli prior to the Separation and prior to her termination with the Company. For details regarding the treatment of this award (and the other awards for Ms. Petrelli included in this table) in connection with her termination, please see the "Payments Upon Termination of Employment or a Change of Control" below.

Narrative Disclosure to Summary Compensation Table and 2018 Grants of Plan-Based Awards Table
Confidentiality, Non-Solicitation and Non-Competition Agreements

The Company's named executive officers have confidentiality, non-solicitation and non-competition agreements with the Company. In each such agreement, the named executive officer agrees, among other things, to the following restrictive covenants:

  ➢
  restrictions on competition for 24 months (12 months for Messrs. Swisher and Williams and, under her employment agreement as in effect in 2018, Ms. Charletta);

  ➢
  restrictions on customer solicitation for 24 months (12 months for Messrs. Swisher and Williams and, under her employment agreement as in effect in 2018, Ms. Charletta); and

  ➢
  restrictions on employee, consultant, vendor or independent contractor recruitment for 36 months (12 months for Messrs. Swisher and Williams and, under her employment agreement as in effect in 2018, Ms. Charletta).

In order to receive any severance benefits under his or her agreement, the named executive officer must execute and deliver to the Company a general release of claims.

The agreements do not provide for any tax gross-ups. In the event the named executive officer would be subject to the 20% excise tax under Section 4999 of the Internal Revenue Code (imposed on individuals who receive compensation in connection with a change of control that exceeds certain specified limits), the payments and benefits to the named executive officer would be reduced to the maximum amount that does not trigger the excise tax unless the named executive officer would retain greater value (on an after-tax basis) by receiving all payments and benefits and paying all excise and income taxes.

40    Equitrans Midstream Corporation - 2019 Proxy Statement

Outstanding Equity Awards at Fiscal Year-End

The table below provides additional information regarding each outstanding option and equity award held by our named executive officers as of December 31, 2018, all of which were granted by EQT prior to the Separation.

	Equity Awards
Name	Number of Shares or Units of Stock That Have Not Vested (#) (1)		Market Value of Shares or Units of Stock That Have Not Vested ($) (2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (3)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (4)
Thomas F. Karam	59,474	*	1,123,456	—		—
	47,501		950,970	—		—

Kirk R. Oliver	8,724	*	164,793	—		—
	6,968		139,499	—		—

Diana M. Charletta	—		—	2,790	(e)*	52,703
	—		—	1,790	(f)*	33,806
	1,790	(a)*	33,805	—		—
	—		—	2,077	(g)*	39,234
	2,077	(b)*	39,234	—		—
	3,571	(d)*	67,461	—		—
	—		—	4,154	(h)*	78,469
	—		—	2,229	(e)	44,625
	—		—	1,430	(f)	28,629
	1,430	(a)	28,529	—		—
	—		—	1,659	(g)	33,213
	1,659	(b)	33,213	—		—
	2,853	(d)	57,117	—		—
	—		—	3,318	(h)	66,426

Phillip D. Swisher	—		—	1,007	(e)*	19,026
	—		—	402	(f)*	7,597
	402	(a)*	7,597	—		—
	—		—	552	(g)*	10,425
	552	(b)*	10,425	—		—
	652	(c)*	12,313	—		—
	1,006	(d)*	19,003	—		—
	—		—	1,104	(h)*	20,849
	—		—	805	(e)	16,116
	—		—	322	(f)	6,446
	322	(a)	6,446	—		—
	—		—	441	(g)	8,829
	441	(b)	8,829	—		—
	521	(c)	10,430	—		—
	804	(d)	16,096	—		—
	—		—	882	(h)	17,657

Equitrans Midstream Corporation - 2019 Proxy Statement     41

	Equity Awards
Name	Number of Shares or Units of Stock That Have Not Vested (#) (1)		Market Value of Shares or Units of Stock That Have Not Vested ($) (2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (3)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (4)
Robert C. Williams	—		—	3,908	(e)*	73,822
	—		—	1,669	(f)*	31,527
	1,669	(a)*	31,526	—		—
	—		—	1,365	(g)*	25,777
	1,365	(b)*	25,777	—		—
	2,983	(d)*	56,345	—		—
	—		—	2,729	(h)*	51,554
	—		—	3,122	(e)	62,502
	—		—	1,334	(f)	26,707
	1,334	(a)	26,707	—		—
	—		—	1,090	(g)	21,822
	1,090	(b)	21,822	—		—
	2,383	(d)	47,708	—		—
	—		—	2,180	(h)	43,644

Charlene Petrelli	—		—	—		—

*
Represents awards that are denominated in EQT common stock. See "Long-Term Incentives" in the Compensation Discussion and Analysis above for more information regarding the treatment of equity awards in connection with the Separation.

(1)
This column reflects the restricted shares granted to Mr. Karam in 2018 in connection with his hire. This award was granted in August 2018 and will vest on August 9, 2021, contingent upon continued service with the Company. For Mr. Oliver, this column reflects restricted stock units granted to Mr. Oliver in September 2018 in connection with his hire that will vest on September 10, 2021, contingent upon continued service with the Company.

    (a)
    For Ms. Charletta and Messrs. Swisher and Williams, the identified awards in this column reflect restricted stock units granted by EQT in January 2017 that will vest on January 1, 2020, contingent upon continued service with the Company.

    (b)
    For Ms. Charletta and Messrs. Swisher and Williams, the identified awards in this column reflect restricted stock units granted by EQT in January 2018 that will vest on January 1, 2021, contingent upon continued service with the Company.

    (c)
    For Mr. Swisher, the identified awards in this column reflect the restricted stock units granted under the EQT 2018 Strategic Implementation Award one-half of which vested and was paid on March 7, 2019 and the remaining one-half of which will vest on March 7, 2020, contingent upon continued service with the Company.

    (d)
    For Ms. Charletta and Messrs. Swisher and Williams, the identified awards in this column reflect the second tranche of the EQT 2017 VDA granted in January 2017. Performance under the EQT 2017 VDA was confirmed on February 13, 2018, and the second tranche of such awards converted into time-based restricted shares that vested and were paid on February 20, 2019, based upon continued service with the Company.

(2)
This column reflects the payout value of unvested awards described in footnote (1) above. The payout value was determined by multiplying the number of shares by the closing price of the applicable company's common stock as of December 31, 2018. The actual payout values depend upon, among other things, EQT's or the Company's closing stock price, as applicable.

42    Equitrans Midstream Corporation - 2019 Proxy Statement

(3)
    (e)
    For Ms. Charletta and Messrs. Swisher and Williams, the identified awards in this column reflect performance share units granted in January 2016 under the EQT 2016 IPSUP that vested and were paid on February 20, 2019.

    (f)
    For Ms. Charletta and Messrs. Swisher and Williams, the identified awards in this column reflect performance share units granted in January 2017 under the EQT 2017 IPSUP that will vest on the payment date following December 31, 2019, contingent upon continued service with the Company and the achievement of specified performance goals.

    (g)
    For Ms. Charletta and Messrs. Swisher and Williams, the identified awards in this column reflect performance share units granted in January 2018 under the EQT 2018 IPSUP that will vest on the payment date following December 31, 2020, contingent upon continued service with the Company and the achievement of specified performance goals.

    (h)
    For Ms. Charletta and Messrs. Swisher and Williams, the identified awards in this column reflect the EQT 2018 VDA granted in January 2018 that remained unvested as of December 31, 2018. The first tranche of the EQT 2018 VDA vested and was paid on February 20, 2019, based upon continued service with the Company and the achievement of specified performance goals. In February 2019, the second tranche of the EQT 2018 VDA converted into time-based restricted stock units that will vest on the payment date following December 31, 2019, contingent upon continued service with the Company.

(4)
This column reflects the payout values of the unvested awards described in footnote (3) above. The payout values were determined by multiplying the number of shares by the closing price of the applicable company's common stock as of December 31, 2018. The actual payout values depend upon, among other things, achievement of performance goals and EQT's or the Company's closing stock price, as applicable.

Option Exercises and Stock Vested

The table below sets forth the number of shares and cash acquired in the 2018 fiscal year as a result of the vesting of restricted stock units, restricted shares, or performance awards or the exercise of options previously awarded by EQT to our named executive officers.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($) (1)	Number of Shares Acquired on Vesting (#) (2)		Value Realized on Vesting ($) (3)
Thomas F. Karam	—	—	—		—
Kirk R. Oliver	—	—	—		—
Diana M. Charletta	—	—	11,666	*	634,072
Phillip D. Swisher	—	—	3,392	*	184,296
Robert C. Williams	—	—	13,538	*	728,702
Charlene Petrelli	—	—	19,044	*	967,827
*
Represents awards that are denominated in EQT common stock. See "Long-Term Incentives" in the Compensation Discussion and Analysis above for more information regarding the treatment of equity awards in connection with the Separation.

Equitrans Midstream Corporation - 2019 Proxy Statement     43

(1)
The value realized on exercise is calculated as the difference between the market price of the shares underlying the options at exercise and the applicable exercise price of those options.

(2)
This column reflects the aggregate number of performance awards (including accrued dividends) that vested in 2018 under (a) the EQT 2015 Executive Performance Incentive Program (EQT 2015 IPSUP) for Mses. Charletta and Petrelli and Messrs. Swisher and Williams, (b) the first tranche of the EQT 2017 VDA for Ms. Charletta and Messrs. Swisher and Williams, and (c) the second tranche of the EQT 2016 VDA for Ms. Charletta and Messrs. Swisher and Williams. The performance awards under the EQT 2015 IPSUP vested and were distributed in common stock, while the first tranche of the EQT 2017 VDA and the second tranche of the 2016 VDA vested and were distributed in cash.

(3)
This column reflects the value realized upon vesting of the awards described in footnote (2) above. In the case of the EQT 2015 IPSUP, the value realized on vesting is calculated based upon the closing price of the common stock on the date of vesting. In the case of the first tranche of the EQT 2017 VDA and the second tranche of the EQT 2016 VDA, the value realized on vesting is calculated based upon the closing price of EQT's common stock on December 31, 2017.

Potential Payments Upon Termination or Change of Control

The tables below set forth the amount of compensation that may be paid to each named executive officer in the event of certain terminations of employment or a change of control of the Company. The amounts shown assume a termination date or change of control date, as applicable, of December 31, 2018.

Cash Payment

The confidentiality, non-solicitation and non-competition agreements with the Company provide for severance payments to the named executive officers in the event of a termination of employment by the Company without "cause" or by the named executive officer for "good reason" (each as defined below), regardless of whether that termination occurs before or after a change of control. In such an event, the named executive officer will be entitled to receive the following cash payments:

  ➢
  Severance Payment.     Unless other payment timing is noted below, a lump sum cash severance payment equal to the sum of the following amounts:

  ➢
  24 months of base salary (12 months salary continuation for Messrs. Swisher and Williams and, under her employment agreement as in effect in 2018, Ms. Charletta);

  ➢
  two times the named executive officer's target annual incentive under the Company's short-term incentive plan (one time for Mr. Williams and no such payment for Mr. Swisher or, under her employment agreement as in effect in 2018, Ms. Charletta); and

  ➢
  $15,000 for Mr. Swisher and, under her employment agreement as in effect in 2018, Ms. Charletta and $25,000 for Mr. Williams.

  ➢
  Health Insurance Payment.     A lump sum cash payment equal to the monthly COBRA rate for family coverage, multiplied by 18 (multiplied by 12 for Messrs. Swisher and Williams and, under her employment agreement as in effect in 2018, Ms. Charletta).

  ➢
  2019 LITP Payment.     In the event a named executive officer's employment was terminated without "cause" or for "good reason" prior to the grant of the 2019 award under the ETRN LTIP, a cash payment equal to the target value of the 2019 ETRN LTIP award that would have been granted to the named executive officer.

44    Equitrans Midstream Corporation - 2019 Proxy Statement

Annual Incentives

The EQT STIP for the 2018 plan year contained guidelines to determine awards when a participant's status changed during the year which generally included the following terms:

  ➢
  Cause.     The guidelines provided for no payment in the case of a participant who was terminated for reasons of cause, which had a meaning substantially the same as under the confidentiality, non-solicitation and non-competition agreements with the Company.

  ➢
  Reorganization, Resignation, Death, Disability.     Participants may be considered for a pro-rata payment in the event of termination due to reorganization (and not the fault of the participant), resignation, death or disability, in all such cases contingent upon achievement of the performance criteria and the participant otherwise qualifying for incentive payment, and subject to the Compensation Committee's discretion to pay a lesser amount.

  ➢
  Change of Control.     In the event of a change of control (as defined below), the plan year would automatically end, the performance goals would be deemed to have been achieved for the pro-rata portion of the calendar year that elapsed through the date of the change of control at target levels or, if actual performance is greater, at actual levels, and incentive awards would be paid to the participants, subject to terms of the plan and the Compensation Committee's discretion to pay a lesser amount.
Treatment of Awards under EQT and Company Long-Term Incentive Plans
Termination Without Cause or For Good Reason

Under Mr. Williams confidentiality, non-competition and non-disclosure agreement, in the event of a termination of employment by the Company without "cause" or by Mr. Williams for "good reason" (each as defined below), regardless of whether that termination occurs before or after a change of control, Mr. Williams's time-based EQT and ETRN LTIP awards shall become immediately vested and exercisable in full and any restrictions on such awards shall lapse. In addition, Mr. Williams's VDA awards shall be earned based on (i) target level of performance if the termination occurs prior to Compensation Committee approval of the performance or (ii) at actual level of performance if the termination occurs after the Compensation Committee approval while all other performance-based equity shall remain outstanding and be earned, if at all, based on actual performance through the end of the performance period.

Under the Strategic Implementation Award, if a participant's employment is terminated by the Company for any reason other than cause, all unvested restricted units and confirmed performance units will vest in full.

In addition, if the event of a termination by the Company as a result of (i) the sale, consolidation or full or partial shutdown of a facility, department or business unit or (ii) a position elimination because of a reorganization or lack of work, each such termination a "Structural Termination," each named executive officer shall be treated in the same manner as if he or she had incurred a termination resulting from the executive's disability (as described in greater detail below).

If following a voluntary termination (other than for good reason) the participant remains on (i) the Company's Board of Directors or the EQM Board for the EQT 2015 IPSUP or the 2015 Options; or (ii) the Company's Board of Directors, the EQM Board or the EQGP Board for the EQT 2016 IPSUP, the EQT 2017 IPSUP, the 2016 VDA Program, the 2017 VDA Program, the 2017 Restricted Share and Unit Awards, the 2016 Options, or the 2017 Options, then the participant's awarded share units continue to vest for so long as the participant remains on such board.

Equitrans Midstream Corporation - 2019 Proxy Statement     45

Termination Resulting from Death or Disability
  ➢
  Restricted Shares and Restricted Share Units.     If a participant's employment is terminated as a result of disability or death with respect to the 2017 restricted shares and restricted units, all unvested restricted shares and restricted units would vest as follows:

2017 and 2018 Restricted Shares and Restricted Share Units
Termination Date	Percent Vested
Prior to first anniversary of grant date	0%

On or after first anniversary of grant date and prior to the second anniversary of grant date	25%

On or after the second anniversary of grant date and prior to the third anniversary grant date	50%

If the named executive officer's termination is due to his or her death, the 2018 restricted shares and restricted share units shall vest in full.

  ➢
  Strategic Implementation Award.     Under the Strategic Implementation Award if a participant dies all unvested restricted stock units and confirmed performance units will vest in full.

  ➢
  Performance Share Units.     A participant who dies or becomes disabled before payment may receive payment for a percentage of the participant's awarded performance share units, contingent upon achievement of the performance conditions, as follows:

2016 Incentive PSU Program
Termination Date	Awarded Share Units
January 1, 2018 – December 31, 2018	50%

After December 31, 2018	100%

2017 Incentive PSU Program
Termination Date	Awarded Share Units
January 1, 2018 – December 31, 2018	25%

January 1, 2019 – December 31, 2019	50%

After December 31, 2019	100%

2018 Incentive PSU Program
Termination Date Due to Disability	Awarded Share Units
Prior to January 1, 2019	0%

January 1, 2019 – December 31, 2019	25%

January 1, 2020 – December 31, 2020	50%

After December 31, 2020	100%

46    Equitrans Midstream Corporation - 2019 Proxy Statement

If the named executive officer's termination is due to his or her death, the 2018 Incentive PSU Program share units shall vest in full at target performance.

2016 VDA Program
Termination Date	Confirmed Performance Awards
January 31, 2017 and thereafter	50% of confirmed awards

2017 VDA Program
Termination Date	Confirmed Performance Awards
January 1, 2018 to Confirmation Date	50% of target

Confirmation Date to December 31, 2018	50% of confirmed awards

December 31, 2018 and thereafter	100% of confirmed awards

2018 VDA Program
Termination Date Due to Disability	Confirmed Performance Awards
Prior to January 1, 2019	0% of target

January 1, 2019 to Confirmation Date	50% of target

Confirmation Date to December 31, 2019	50% of confirmed awards

December 31, 2019 and thereafter	100% of confirmed awards

If the named executive officer's termination is due to his or her death, the 2018 VDA Program share units shall vest in full at target performance.

Change of Control

In the event of a change of control of the Company, the treatment of awards outstanding under the EQT LTIP and ETRN LTIP depends on whether the awards are assumed by an acquirer in a change of control or equitably converted in the transaction. If the awards are assumed by the acquirer or equitably converted in the transaction and the participant incurs a Structural Termination (or the participant dies, or becomes disabled or resigns for good reason under the ETRN LTIP) within two years after the qualifying change of control then, upon such termination or resignation:

  ➢
  all of participant's unvested options automatically accelerate and become fully exercisable;

  ➢
  all of participant's time-based vesting restrictions on restricted shares and units lapse; and

  ➢
  the performance criteria and other conditions to payment of participant's outstanding performance awards automatically shall be deemed to have been achieved at the actual performance level achieved as of the end of the calendar quarter immediately preceding the date of termination (or the end of the applicable performance period under the ETRN LTIP), and such awards shall be paid on that basis.

Equitrans Midstream Corporation - 2019 Proxy Statement     47

However, if the awards are not assumed by the acquirer or equitably converted in the transaction:

  ➢
  all unvested options automatically accelerate and become fully exercisable;

  ➢
  all of the participants' time-based vesting restrictions on restricted shares and units lapse; and

  ➢
  the performance criteria and other conditions to payment under the outstanding performance awards shall be deemed to have been achieved at the actual performance level achieved as of the end of the calendar quarter immediately preceding the date of the change of control and such awards shall be paid on that basis.
Severance Pay Plan

The Company maintains a severance pay plan for eligible employees whose employment is terminated by the Company for reasons other than misconduct or performance. Messrs. Williams and Swisher and, under her employment agreement as in effect in 2018, Ms. Charletta, are eligible for benefits under the severance pay plan. Messrs. Karam and Oliver and, under the terms of her new employment agreement effective in 2019, Ms. Charletta, are not entitled to severance benefits under this plan. The cash benefit available under the plan depends upon, among other things, the reason for the separation, the term of employment of the individual and whether the individual delivers a release of claims. The maximum benefit available under the severance pay plan consists of:

  ➢
  a lump-sum cash severance payment equal to the individual's bi-weekly salary (annual salary divided by 26) multiplied by the lesser of 13 or his or her actual years of service;

  ➢
  health benefits continuation for a maximum period of six months (or if the individual has waived medical coverage, a $600 waiver payment in lieu thereof); and

  ➢
  for individuals with ten or more years of Company service (including service with EQT prior to the Separation) hired by EQT before January 1, 2015, and who have not waived medical coverage for the applicable calendar year, an additional cash payment of up to $14,000.
Life Insurance Benefit

The Company provides a life insurance benefit equal to one times base salary for all employees. Each named executive officer receives an additional one times base salary life insurance benefit.

Certain Defined Terms

"Cause" is defined as the named executive officer's (i) conviction of a felony, a crime of moral turpitude or fraud or the named executive officer having committed fraud, misappropriation or embezzlement in connection with the performance of his duties; (ii) willful and repeated failures to substantially perform assigned duties; or (iii) violation of any provision of a written employment-related agreement or express significant policies of the Company.

"Good reason" is defined as the named executive officer's resignation within 90 days after: (i) a reduction in the named executive officer's base salary of 10% or more (unless the reduction is applicable to all similarly situated employees); (ii) a reduction in the named executive officer's annual short-term bonus target of 10% or more (unless the reduction is applicable to all similarly situated employees); (iii) a significant diminution in the named executive officer's job responsibilities, duties or authority; (iv) a change in the geographic location of the named executive officer's primary reporting location of more than 50 miles; and/or (v) any other action or inaction that constitutes a material breach by the Company of the agreement.

"Change of control" generally means any of the following events:

  ➢
  the sale of all or substantially all of the Company's assets, unless the Company's shareholders prior to the sale own at least 80% of the acquirer's stock after the sale;

48    Equitrans Midstream Corporation - 2019 Proxy Statement

  ➢
  the acquisition by a person or group of beneficial ownership of 30% or more of the Company's outstanding common stock, subject to enumerated exceptions;

  ➢
  the termination of the Company's business and the liquidation of the Company;

  ➢
  the consummation of a merger, consolidation, reorganization, share exchange or similar transaction of the Company, unless the Company's shareholders immediately prior to the transaction continue to hold more than 50% of the voting securities of the resulting entity, no person beneficially owns 30% or more of the resulting entity's voting securities and individuals serving on the Company's Board immediately prior to the transaction constitute at least a majority of the resulting entity's board; and

  ➢
  a change in the composition of the Board, so that existing Board members and their approved successors do not constitute a majority of the Board.
Executive Alternative Work Arrangement

Prior to the Separation, pursuant to her agreement that was approved by EQT and assigned to the Company in connection with the Separation, Ms. Petrelli elected to participate in an executive alternative work arrangement pursuant to which she would provide no less than 100 hours of service to the Company for one year following the relinquishment of full-time status. Under the arrangement, she has also agreed to be available for up to 300 additional hours of service per year upon request of the Company. In no event will she work more than 400 hours per year. The arrangement will automatically renew for four successive annual terms unless terminated by either party.

Notwithstanding an election to participate in the arrangement, participation was contingent on (i) Ms. Petrelli being an executive officer in good standing with the Company at the time of the move to part-time status; (ii) her employment being terminated by the Company without cause, or providing the Company with at least 90 days advance written notice of her intention to discontinue employment; and (iii) Ms. Petrelli not terminating her employment for good reason.

In consideration for her agreement to provide services to the Company under the arrangement, Ms. Petrelli is paid at an established hourly rate. She will receive the following benefits which, unless otherwise noted, will extend for the term of the arrangement or, if the arrangement is terminated by the Company without cause, for five years:

  ➢
  the right to purchase health benefits at 100% of the Company's premium (or premium equivalent) rates during the term of the arrangement and, under certain circumstances, until age 70;

  ➢
  continuance of service credit for purposes of the named executive officer's medical savings account during the term of the arrangement only;

  ➢
  reimbursement for monthly dues for one country club and one dining club membership;

  ➢
  executive level physicals and related health and wellness services for Ms. Petrelli and her spouse (up to a maximum annual benefit of $15,000);

  ➢
  smartphone service and reasonable access to the Company's service desk; and

  ➢
  tax, estate and financial planning services not to exceed $15,000 per calendar year.

Under the terms of the arrangement, the covenants as to confidentiality, non-competition and non-solicitation contained in Ms. Petrelli's confidentiality, non-solicitation and non-competition agreement that was assigned to the Company in connection with the Separation remain in effect throughout the alternative work arrangement and for a period thereafter of not less than the time frames established in her confidentiality, non-solicitation and non-competition agreement.

Equitrans Midstream Corporation - 2019 Proxy Statement     49

Payments Triggered Upon Hypothetical Termination of Employment or Change of Control on December 31, 2018

The tables below reflect the amount of compensation payable to each named executive officer upon a hypothetical termination of employment or change of control on December 31, 2018. In addition, with respect to Mr. Williams, we have also included a narrative that reflects the amount of compensation received by him in connection with the termination of his employment effective March 28, 2019. With respect to Ms. Petrelli, the narrative set forth below reflects the amount of compensation received by her in connection with the termination of her employment effective December 13, 2018. In calculating potential payments for purposes of this disclosure, we have quantified our equity-based payments using the Company's and EQT's closing stock price on December 31, 2018, which were $20.02 and $18.89, respectively. For purposes of the analysis, the Company has assumed that (i) no named executive officer will remain on the Company's Board of Directors or the EQM Board following termination of employment and (ii) in the event of a change of control, the acquirer does not assume or equitably convert the outstanding long-term incentive awards issued under the Company's LTIP and therefore such awards accelerate and payout upon the change of control. In addition, the Company has not factored in any reduction that may apply as a result of the potential reduction to avoid an excise tax imposed on individuals who received compensation in connection with a change of control that exceeds certain specified limits.

For performance share units, the Company assumed performance at the end of the applicable performance period remains unchanged from performance as of December 31, 2018. In an actual termination scenario, the Company's actual payment obligation would be determined based on actual performance through the end of the performance period and payment would be made to the then-former executive at the same time it is made to all employees, if at all.

For additional information regarding the amounts included in the row labeled "Cash Severance Payments" see "Cash Payment" on page 44 above.

Thomas F. Karam:    Upon a termination of employment on December 31, 2018, Mr. Karam would have been entitled to the following payments upon each type of termination:

Executive Benefits and Payments Upon Termination	Termination by Company Without Cause ($)	Termination by Company for Cause ($)	Termination by Executive for Good Reason ($)	Termination by Executive Without Good Reason ($)	Death ($)	Disability ($)
Cash Severance Payments	6,779,346	0	6,779,346	0	0	0

Severance Plan	0	0	0	0	0	0

Life Insurance	0	0	0	0	1,350,000	0

Total	6,779,346	0	6,779,346	0	1,350,000	0

In addition, under outstanding long-term incentive programs, Mr. Karam would be entitled to cash and stock payments with an aggregate value of $2,074,426 upon his death assuming actual performance through the end of the applicable performance period is consistent with performance through December 31, 2018. Under those same programs, Mr. Karam would be entitled to $2,074,426 upon the occurrence of a change of control of ETRN on December 31, 2018.

50    Equitrans Midstream Corporation - 2019 Proxy Statement

Kirk R. Oliver:    Upon a termination of employment on December 31, 2018, Mr. Oliver would have been entitled to the following payments upon each type of termination:

Executive Benefits and Payments Upon Termination	Termination by Company Without Cause ($)	Termination by Company for Cause ($)	Termination by Executive for Good Reason ($)	Termination by Executive Without Good Reason ($)	Death ($)	Disability ($)
Cash Severance Payments	2,729,346	0	2,729,346	0	0	0

Severance Plan	0	0	0	0	0	0

Life Insurance	0	0	0	0	1,000,000	0

Total	2,729,346	0	2,729,346	0	1,000,000	0

In addition, under outstanding long-term incentive programs, Mr. Oliver would be entitled to cash and stock payments with an aggregate value of $307,644 upon his death assuming actual performance through the end of the applicable performance period is consistent with performance through December 31, 2018. Under those same programs, Mr. Oliver would be entitled to $307,644 upon the occurrence of a change of control of ETRN on December 31, 2018.

Diana M. Charletta:    Upon a termination of employment on December 31, 2018, Ms. Charletta would have been entitled to the following payments upon each type of termination:

Executive Benefits and Payments Upon Termination	Termination by Company Without Cause ($)	Termination by Company for Cause ($)	Termination by Executive for Good Reason ($)	Termination by Executive Without Good Reason ($)	Death ($)	Disability ($)
Cash Severance Payments	1,955,604	0	1,955,604	0	0	0

Severance Plan	223,782	0	0	0	0	0

Life Insurance	0	0	0	0	800,000	0

Total	2,179,386	0	1,955,604	0	800,000	0

In addition, under outstanding long-term incentive programs, Ms. Charletta would be entitled to cash and stock payments with an aggregate value of $198,085 upon a Structural Termination and upon her disability; and $730,196 upon her death assuming, in each case, actual performance through the end of the applicable performance period is consistent with performance through December 31, 2018. Under those same programs, Ms. Charletta would be entitled to $1,019,822 upon the occurrence of a change of control of ETRN on December 31, 2018.

Equitrans Midstream Corporation - 2019 Proxy Statement     51

Phillip D. Swisher:    Upon a termination of employment on December 31, 2018, Mr. Swisher would have been entitled to the following payments upon each type of termination:

Executive Benefits and Payments Upon Termination	Termination by Company Without Cause ($)	Termination by Company for Cause ($)	Termination by Executive for Good Reason ($)	Termination by Executive Without Good Reason ($)	Death ($)	Disability ($)
Cash Severance Payments	549,764	0	549,764	0	0	0

Severance Plan	135,782	0	0	0	0	0

Life Insurance	0	0	0	0	448,000	0

Total	685,546	0	549,764	0	448,000	0

In addition, under outstanding long-term incentive programs, Mr. Swisher would be entitled to cash and stock payments with an aggregate value of $23,026 upon a termination of employment by the Company without cause; $68,536 upon a Structural Termination; $45,510 upon his disability; and $211,096 upon his death assuming, in each case, actual performance through the end of the applicable performance period is consistent with performance through December 31, 2018. Under those same programs, Mr. Swisher would be entitled to $277,195 upon the occurrence of a change of control of ETRN on December 31, 2018.

Robert C. Williams:    Mr. Williams's employment with the Company under his confidentiality, non-solicitation and non-competition agreement terminated effective March 28, 2019. In connection with such termination, Mr. Williams was entitled to receive a lump sum payment of $704,211 in accordance with his confidentiality, non-solicitation and non-competition agreement and separation agreement. Also in connection with such termination, Mr. Williams vested in his outstanding long-term incentive awards and became entitled to receive the benefit of such awards to the extent and at the same time as other participants. Such awards have an aggregate value of $724,763 assuming actual performance through the end of the applicable performance periods is consistent with performance through December 31, 2018.

Upon a termination of employment on December 31, 2018, Mr. Williams would have been entitled to the following payments upon each type of termination:

Executive Benefits and Payments Upon Termination	Termination by Company Without Cause ($)	Termination by Company for Cause ($)	Termination by Executive for Good Reason ($)	Termination by Executive Without Good Reason ($)	Death ($)	Disability ($)
Cash Severance Payments	1,151,767	0	1,151,767	0	0	0

Severance Plan	149,436	0	0	0	0	0

Life Insurance	0	0	0	0	594,000	0

Total	1,301,203	0	1,151,767	0	594,000	0

In addition, under outstanding long-term incentive programs, Mr. Williams would be entitled to cash and stock payments with an aggregate value of $724,763 upon a termination of employment by the Company without cause and upon termination by him for good reason; $163,264 upon a Structural Termination and upon his disability; and $471,295 upon his death assuming, in each case, actual performance through the end of the applicable performance period is consistent with performance through December 31, 2018. Under those same programs, Mr. Williams would be entitled to $724,763 upon the occurrence of a change of control of ETRN on December 31, 2018.

52    Equitrans Midstream Corporation - 2019 Proxy Statement

Charlene Petrelli:    Ms. Petrelli's employment with the Company under her confidentiality, non-solicitation and non-competition agreement terminated effective December 13, 2018. In connection with such termination, Ms. Petrelli was entitled to receive a lump sum payment of $3,249,472 in accordance with her confidentiality, non-solicitation and non-competition agreement which was assigned to the Company in connection with the Separation and her transition agreement. Also in connection with such termination, Ms. Petrelli vested in her outstanding long-term incentive awards and became entitled to receive the benefit of such awards to the extent and at the same time as other participants. Such awards have an aggregate value of $2,172,577 assuming actual performance through the end of the applicable performance periods is consistent with performance through December 31, 2018. In addition, under those programs (and including the intrinsic value of outstanding options), Ms. Petrelli would have been entitled to a value of $2,172,577 upon the occurrence of a change of control on December 31, 2018. As of December 31, 2018, the benefits described above had not yet been paid and were contingent on the following additional performance by Ms. Petrelli: (i) her execution of a general release of claims, which was signed in January 2019, and (ii) her compliance with applicable restrictive covenants.

Upon her termination, Ms. Petrelli's Executive Alternative Work Arrangement became effective. See "Executive Alternative Work Arrangement" above for more detail regarding the terms of this arrangement.

Equitrans Midstream Corporation - 2019 Proxy Statement     53

ITEM NO. 2 – ADVISORY VOTE ON THE COMPENSATION OF THE COMPANY'S NAMED EXECUTIVE OFFICERS FOR 2018 (SAY-ON-PAY)

The Board of Directors recommends a vote FOR approval of the compensation of the Company's named executive officers for 2018.

We are seeking an advisory vote to approve the compensation of our named executive officers for 2018, most of which was determined by EQT prior to the Separation.

This proposal, commonly known as a say-on-pay proposal, gives the Company's shareholders the opportunity to express their views on the compensation of its named executive officers. This vote is not intended to address any specific item of compensation, but rather the overall compensation of the Company's named executive officers and the philosophy, policies and practices described in this proxy statement.

The say-on-pay vote is advisory, and therefore not binding on the Company, the Compensation Committee, or the Board of Directors. However, the Board and the Compensation Committee value the opinions of the Company's shareholders and will consider the outcome of the vote when making future decisions regarding the compensation of our named executive officers.

As discussed in the "Compensation Discussion and Analysis" above our Board believes that the Company's compensation program, practices and policies drive performance, and align our executives' interests with those of our shareholders.

Our Board invites you to review the "Compensation Discussion and Analysis" and the tabular and other disclosures on compensation included under the "Executive Compensation" section of this proxy statement.

Our Board recommends that you vote FOR the following advisory resolution:

    "Resolved, that the shareholders approve the compensation of the Company's named executive officers for 2018, as discussed and disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the executive compensation tables and any related material disclosed in this proxy statement."

54    Equitrans Midstream Corporation - 2019 Proxy Statement

ITEM NO. 3 – ADVISORY VOTE ON THE FREQUENCY OF FUTURE ADVISORY VOTES ON EXECUTIVE COMPENSATION

The Board of Directors recommends a vote for the frequency of future advisory votes on executive compensation FOR EVERY ONE YEAR.

As described in Item No. 2, we are asking our shareholders to approve an advisory vote on executive compensation, otherwise known as say-on-pay. This Item No. 3 solicits input from our shareholders on how frequently we should hold such a vote in the future. You may vote for a say-on-pay vote to be held every one, two or three years, or you may abstain from voting.

Our Board concluded that we should seek shareholder input through an annual advisory vote. In formulating its recommendation, the Board concluded that regular input on the Company's compensation philosophy, policies and practices is an important part of a comprehensive corporate governance program. An annual vote will provide meaningful and timely communication from our shareholders to the Compensation Committee and the Board, which reviews elements of our compensation program periodically and adjusts executive compensation as appropriate, each year.

The frequency of the say-on-pay vote is advisory, and therefore not binding on the Company, the Compensation Committee, or the Board of Directors. However, the Board and the Compensation Committee value the opinions of the Company's shareholders and will consider the outcome of the recommendation in determining how frequently to ask our shareholders to vote on the compensation of our named executive officers.

You may cast your vote for your preference as to the frequency of holding shareholder advisory votes on executive compensation, by selecting every one year, two years, or three years, or you may abstain from voting.

Equitrans Midstream Corporation - 2019 Proxy Statement     55

REPORT OF THE AUDIT COMMITTEE

The primary role of the Audit Committee is to assist the Board of Directors in its oversight of the Company's accounting and financial reporting processes. In doing so, the Audit Committee is responsible for the appointment and compensation of the Company's independent registered public accounting firm and has oversight for its qualification, independence and performance. The Audit Committee's charter guides the Committee's duties and responsibilities. The Audit Committee charter, which was adopted in November 2018, is available on the Company's website at www.equitransmidstream.com. As described in the charter, management is responsible for the internal controls and accounting and financial reporting processes of the Company. The independent registered public accounting firm is responsible for expressing opinions on the conformity of the Company's audited consolidated financial statements with generally accepted accounting principles and, when applicable, on the effectiveness of the Company's internal control over financial reporting. Our responsibilities include monitoring and overseeing these processes.

The Committee is composed of three non-employee, independent members of the Board of Directors. No member currently serves on more than one other public company audit committee. The Board has determined that each of Kenneth M. Burke, Margaret K. Dorman and Robert F. Vagt is an audit committee financial expert, as that term is defined by the SEC. The members of the Committee are not professionally engaged in the practice of auditing or accounting. The Committee's considerations and discussions referred to below do not assure that the audit of the Company's financial statements has been carried out in accordance with generally accepted auditing standards, that the financial statements are presented in accordance with generally accepted accounting principles or that the Company's auditors are in fact "independent."

In fiscal year 2018, following the Separation on November 12, 2018, we fulfilled our responsibilities in the performance of our oversight function through the following:

  ➢
  held private sessions, during our regularly scheduled meeting, with the Company's Chief Financial Officer, Chief Accounting Officer, Director, Internal Audit and independent public accountants, providing an opportunity for candid discussions regarding financial management, accounting, auditing, and internal controls;
  ➢
  reviewed and discussed the audited financial statements of the Company for the fiscal year ended December 31, 2018 with management;
  ➢
  met with Ernst & Young LLP, the Company's independent registered public accounting firm, with and without management present;
  ➢
  discussed with Ernst & Young LLP the matters required to be discussed under Public Company Accounting Oversight Board (PCAOB) standards and such other matters as we deemed to be appropriate, including the overall scope and plans for the audit;
  ➢
  received the written disclosures and the letter from Ernst & Young LLP required by the applicable PCAOB requirements regarding the independent accountant's communications with the Audit Committee concerning independence;
  ➢
  discussed with Ernst & Young LLP that firm's independence from management and the Company;
  ➢
  reviewed the amount of fees paid to Ernst & Young LLP for both audit and non-audit services;
  ➢
  reviewed and discussed with senior management the Company's risk management policies and the Company's process for assessing major risk exposures and the policies management has implemented to monitor and control such exposures, including the Company's financial risk exposures, including financial statement risk and such other risk exposures as were delegated by the Board to the Committee for oversight;
  ➢
  received reports from the Company's Director, Internal Audit and General Counsel on compliance matters;
  ➢
  reviewed and discussed with senior management major financial risk exposures; and
  ➢
  reviewed the Company's internal audit plan, which was developed, in part, in connection with the Company's enterprise risk management process, received individual audit reports and discussed with management measures implemented in response to internal audits.

Based on the reports and discussions above, we recommended to the Board of Directors that the audited financial statements be included in the Equitrans Midstream Corporation 2018 Annual Report on Form 10-K.

56    Equitrans Midstream Corporation - 2019 Proxy Statement

This report is not soliciting material, is not deemed to be filed with the SEC, and is not to be incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

This report has been furnished by the Audit Committee of the Board of Directors.

Kenneth M. Burke, Chair
Margaret K. Dorman
Robert F. Vagt

Equitrans Midstream Corporation - 2019 Proxy Statement     57

ITEM NO. 4 – RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors recommends a vote FOR ratification of the appointment of Ernst & Young LLP as the Company's independent registered public accounting firm for 2019.

The Audit Committee is responsible for the appointment and oversight of our independent registered public accounting firm and is involved in the selection of the lead engagement partner. The Committee has appointed Ernst & Young LLP (Ernst & Young) as the Company's independent registered public accounting firm to examine the consolidated financial statements of the Company and its subsidiaries for the calendar year 2019. Ernst & Young audited our financial statements for 2018 and EQM's financial statements since its initial public offering in 2012, and was the auditor of our former parent company for many years. In deciding whether to reappoint Ernst & Young, the Audit Committee evaluated the firm's qualifications, considering, among other things, the quality of services, sufficiency of resources, effectiveness of communications, and knowledge of the industry.

Shareholder approval is not required for the appointment of our independent accounting firm. However, the Board is submitting the appointment for ratification by the Company's shareholders as a matter of good corporate governance. If our shareholders do not ratify the appointment of Ernst & Young, the Audit Committee will consider the appointment of another independent accounting firm for the following year. Whether or not our shareholders ratify the appointment of Ernst & Young, the Audit Committee may appoint a different independent accounting firm at any time if it determines that such a change would be appropriate.

Representatives of Ernst & Young are expected to be present at the annual meeting to respond to appropriate questions and to make a statement if they desire to do so.

The following chart details the fees billed to the Company by Ernst & Young during 2018 (excluding the fees billed to EQM as described below):

2018
Audit Fees(1)	$200,000

Audit-Related Fees	—

Tax Fees	—

All Other Fees	—

Total	$200,000

  (1)
  Includes fees for the audit of the Company's annual financial statements, reviews of financial statements included in the Company's quarterly report for the nine months ended September 30, 2018, and services that are normally provided in connection with statutory and regulatory filings or engagements.

The Audit Committee has adopted a Policy Relating to Services of Registered Public Accountant under which the Company's independent accounting firm is not allowed to perform any service that may have the effect of jeopardizing the independent accounting firm's independence. Without limiting the foregoing, the independent accounting firm may not be retained to perform the following:

    ➢
    Bookkeeping or other services related to the accounting records or financial statements
    ➢
    Financial information systems design and implementation
    ➢
    Appraisal or valuation services, fairness opinions or contribution-in-kind reports
    ➢
    Actuarial services
    ➢
    Internal audit outsourcing services
    ➢
    Management functions
    ➢
    Human resources functions
    ➢
    Broker-dealer, investment adviser or investment banking services
    ➢
    Legal services

58    Equitrans Midstream Corporation - 2019 Proxy Statement

    ➢
    Expert services unrelated to the audit
    ➢
    Prohibited tax services

All audit and permitted non-audit services for the Company and its subsidiaries (other than for EQM and its respective subsidiaries) must be pre-approved by the Audit Committee. The Audit Committee has delegated specific pre-approval authority with respect to audit and permitted non-audit services to the Chair of the Audit Committee but only where pre-approval is required to be acted upon prior to the next Audit Committee meeting and where the aggregate audit and permitted non-audit services fees are not more than $75,000. The Audit Committee encourages management to seek pre-approval from the Audit Committee at its regularly scheduled meetings. In 2018, 100% of the professional fees required to be pre-approved complied with the above policy.

Ernst & Young LLP also served as the independent accounting firm for EQM during 2018. The Audit Committee of the EQM Board approves all audit and permitted non-audit services pertaining to EQM and its subsidiaries. All fees associated with such services are reported to the Company's Audit Committee at its next meeting. In connection with such services, the following fees were billed by Ernst & Young LLP:

    ➢
    For EQM during 2018 $817,920, all of which were for the audit of EQM's annual financial statements and internal control over financial reporting, reviews of financial statements included in EQM's quarterly reports on Form 10-Q, and services that are normally provided in connection with statutory and regulatory filings or engagements, including certain attest engagements, comfort letter procedures and consents.

Equitrans Midstream Corporation - 2019 Proxy Statement     59

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights		Weighted Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column A)
	(A)		(B)	(C)
Equity Compensation Plans Approved by Shareholders(1)	2,017,543	(3)	38.55 (5)	29,701,873 (6)

Equity Compensation Plans Not Approved by Shareholders(2)	22,971	(4)	N/A	98,829

Total	2,018,714		N/A	29,800,702

(1)
Includes the ETRN LTIP approved by EQT as sole shareholder prior to the Separation while the Company was a wholly-owned subsidiary of EQT.

(2)
Includes the Equitrans Midstream Corporation Directors' Deferred Compensation Plan adopted by the Board of Directors of the Company in connection with the Separation. The plan is described below.

(3)
Represents the number of underlying shares of common stock associated with 464,876 outstanding options; 88,017 restricted share units; 1,293,995 performance awards (including dividend reinvestment) assuming a maximum payout at three times target awards; and 170,655 directors' deferred stock units awarded under the ETRN LTIP or granted by EQT and assumed by the Company to be paid out under this plan.

(4)
Represents the number of underlying shares of common stock associated with deferred stock units allocated to non-employee directors' accounts payable in shares of common stock under the Equitrans Midstream Corporation Directors' Deferred Compensation Plan.

(5)
Represents the weighted-average exercise price of the outstanding stock options only. The outstanding restricted share units, performance shares, and deferred stock units are not included in this calculation.

(6)
Represents the number of common shares available for future issuance of the types of securities outstanding under column (A), as well as awards of restricted shares.

Equitrans Midstream Corporation Directors' Deferred Compensation Plan

The Equitrans Midstream Corporation Directors' Deferred Compensation Plan was adopted by the Board of Directors in connection with the Separation to provide an opportunity for the members of the Board of Directors of Equitrans Midstream Corporation to defer payment of all or a portion of the fees to which they are entitled as compensation for their services as members of the Board. The Plan also administers the payment of stock units and phantom stock awarded to non-employee directors pursuant to the ETRN LTIP (or, as applicable, pursuant to long-term incentive plans administered by EQT prior to the Separation and converted into Company stock units and phantom stock in connection with the Separation).

Amounts in deferral accounts under the EQT Corporation 2005 Directors' Deferred Compensation Plan of any individuals who became members of the Board upon the Separation were transferred into a Deferral Account under the Equitrans Midstream Corporation Directors' Deferred Compensation Plan in connection with the Separation.

60    Equitrans Midstream Corporation - 2019 Proxy Statement

ADDITIONAL INFORMATION

Proposals, Board Recommendations, Vote Required, and Broker Non-Votes

Only holders of record at the close of business on April 12, 2019, the record date for the annual meeting, are entitled to receive notice of and to vote at the annual meeting. Each share of Equitrans Midstream common stock that you own as of the record date represents one vote, and shareholders do not have cumulative voting rights. At the close of business on April 12, 2019, Equitrans Midstream had 255,014,730 shares of common stock outstanding. A quorum is necessary to conduct business at the annual meeting. A majority of the outstanding shares, present or represented by proxy, constitutes a quorum. You are part of the quorum if you have returned a proxy.

If you are a beneficial owner whose shares are held of record by a broker, bank or other holder of record, you have the right to direct your broker, bank or other holder of record in voting your shares. If you do not provide voting instructions, your shares will not be voted on any proposal for which the holder of record does not have discretionary authority to vote. This is called a broker non-vote. In these cases, the broker, bank or other holder of record can register your shares as being present at the annual meeting for purposes of determining the presence of a quorum but will not be able to vote on those matters for which specific authorization is required under NYSE rules.

The following summarizes the voting requirements for each proposal:

Proposal	Board Recommendation	Vote Required	Broker Discretionary Voting Allowed

Item No. 1: Election of directors, each for a one-year term expiring at the 2020 annual meeting of shareholders	FOR EACH NOMINEE	Majority of votes cast*	No

Item No. 2: Approval, on an advisory basis, of the compensation of our named executive officers for 2018	FOR	Majority of votes cast	No

Item No. 3: Approval, on an advisory basis, of the frequency of future advisory votes on executive compensation	FOR EVERY ONE YEAR	Majority of votes cast	No

Item No. 4: Ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2019	FOR	Majority of votes cast	Yes

*
If a nominee receives a greater number of votes against than votes FOR election, the Board will consider whether to accept the nominee's previously submitted conditional resignation.

For purposes of the approval of the proposals above, abstentions, broker non-votes and the failure to vote are not votes cast and, accordingly, have no effect on the outcome of such proposals, although brokers do have discretionary authority to cast a vote on Item No. 4 if no instructions are received.

Corporate Secretary Contact Information

You may contact the Company's Corporate Secretary by sending correspondence to: Equitrans Midstream Corporation 625 Liberty Avenue, Suite 2000, Pittsburgh, Pennsylvania 15222, Attn: Corporate Secretary.

Equitrans Midstream Corporation - 2019 Proxy Statement     61

Notice of Internet Availability of Proxy Materials

The SEC permits us to electronically distribute proxy materials to shareholders. We have elected to provide access to our proxy materials and annual report to certain of our shareholders on the Internet instead of mailing the full set of printed proxy materials. On or about May 2, 2019, we will mail to certain shareholders a notice of Internet availability of proxy materials (eProxy Notice) containing instructions regarding how to access our proxy statement and annual report and how to submit your vote over the Internet. If you received an eProxy Notice by mail, you will not receive printed copies of the proxy materials and annual report in the mail unless you request them. If you received an eProxy Notice by mail and would like to receive a printed copy of our proxy materials, follow the instructions for requesting such materials included in the eProxy Notice.

Voting Instructions
Voting Instructions for Shareholders of Record

If your shares are registered directly in your name with the Company's transfer agent, American Stock Transfer & Trust Company, LLC (AST), you are considered the shareholder of record of those shares. The proxy materials have been sent directly to you by AST. You may vote your shares at our annual meeting or by submitting your proxy by:

➢ Mail: completing the proxy card as outlined in the instructions on the card and mailing the card in the prepaid envelope provided;
➢ Internet: following the instructions at the Internet site http://www.voteproxy.com; or
➢ Telephone: following the instructions for telephone voting after calling 1-800-PROXIES (1-800-776-9437) in the United States or 1-718-921-8500 from foreign countries.

If you vote by submitting your proxy card, your shares will be voted as indicated on your properly completed unrevoked proxy card. If you return your proxy card but do not indicate how your shares should be voted on an item, the shares represented by your properly completed unrevoked proxy card will be voted as recommended by the Board of Directors. If you do not return a properly completed proxy card and do not vote in person, by telephone or on the Internet, your shares will not be voted.

In the case of Internet or telephone voting, you should have your proxy card in hand and retain the card until you have completed the voting process. If you vote by Internet or telephone, you do not need to return the proxy card by mail. Even if you plan to attend the meeting, we encourage you to vote by proxy as soon as possible.

See "Notice of Internet Availability of Proxy Materials" above if you received an eProxy Notice. If you receive an eProxy notice, you will only be able to vote over the Internet unless you request paper copies of the proxy materials.

62    Equitrans Midstream Corporation - 2019 Proxy Statement

Voting Instructions for Beneficial Owners

If your shares are held in a stock brokerage account or by a bank or other holder of record, you are considered the beneficial owner of shares held in street name. You should receive an eProxy Notice or a vote instruction form (VIF) together with copies of the proxy statement and annual report from your broker, bank or other holder of record of those shares. As the beneficial owner, you have the right to direct your broker, bank or other holder of record in voting your shares by following the instructions included in the mailing on how to submit your voting instructions, including by:

➢ Mail: completing the VIF as outlined in the instructions on the form and mailing the form in the prepaid envelope provided;
➢ Internet: following the instructions at the Internet site http://www.proxyvote.com; or
➢ Telephone: following the instructions for telephone voting after calling 1-800-PROXIES (1-800-776-9437) in the United States or 1-718-921-8500 from foreign countries.

See "Proposals, Board Recommendations, Vote Required, and Broker Non-Votes" above for the right of brokers, banks and other holders of record to vote on routine matters for which they have not received voting instructions.

Please review your VIF for the date by which your instructions must be received in order for your shares to be voted. You may also vote in person at the meeting if you obtain a legal proxy from your broker, bank or other holder of record and present it to the judges of election with your ballot. In the case of Internet or telephone voting, you should have your VIF in hand and retain the form until you have completed the voting process. If you vote by Internet or telephone, you do not need to return the VIF by mail.

If your shares are held through the Equitrans Midstream Corporation Employee Savings Plan (the Employee Savings Plan) or the Equitrans Midstream Corporation 2018 Long-Term Incentive Plan (the ETRN LTIP), see "Voting Shares Held Through the Employee Savings Plan" and "Voting Restricted Shares Held Through the ETRN LTIP" below for instructions regarding how to vote your shares and the right of the holders of record to vote your shares on matters for which they have not received voting instructions.

See "Notice of Internet Availability of Proxy Materials" above if you received an eProxy Notice. If you receive an eProxy notice, you will only be able to vote over the Internet unless you request paper copies of the proxy materials.

Voting Shares Held Through the Employee Savings Plan

If you hold shares through the Employee Savings Plan, you will receive a separate proxy card, proxy statement and annual report. You must use this separate proxy card to instruct the trustee of the Employee Savings Plan on how to vote your shares held in the plan. You may instruct the trustee to vote your shares by:

➢ Mail: completing the proxy card as outlined in the instructions on the card and mailing the card in the prepaid envelope provided;
➢ Internet: following the instructions at the Internet site http://www.voteproxy.com; or
➢ Telephone: following the instructions for telephone voting after calling 1-800-PROXIES (1-800-776-9437) in the United States or 1-718-921-8500 from foreign countries.

If you do not return a proxy card or if you return a proxy card with no instructions, the trustee will vote your shares in proportion to the way other plan participants voted their shares. Please note that the proxy cards for the Employee Savings Plan have an earlier return date. Please review your proxy card for the date by which your instructions must be received in order for your Employee Savings Plan shares to be voted.

Equitrans Midstream Corporation - 2019 Proxy Statement     63

In the case of Internet or telephone voting, you should have your proxy card in hand and retain the card until you have completed the voting process. If you vote by Internet or telephone, you do not need to return the proxy card by mail.

Voting Restricted Shares Held Through the ETRN LTIP

If you hold restricted shares through the ETRN LTIP, you will receive a separate proxy card, proxy statement, and annual report. You must use this separate proxy card to instruct the ETRN LTIP administrator on how to vote your restricted shares held in the plan. You may instruct the administrator to vote your shares by:

➢ Mail: completing the proxy card as outlined in the instructions on the card and mailing the card in the prepaid envelope provided;
➢ Internet: following the instructions at the Internet site http://www.voteproxy.com; or
➢ Telephone: following the instructions for telephone voting after calling 1-800-PROXIES (1-800-776-9437) in the United States or 1-718-921-8500 from foreign countries.

If you return a proxy card with no instructions, the administrator or its designee will vote your shares as recommended by the Board of Directors. If you do not return a proxy card, your shares will not be voted. Please note that the proxy cards for the ETRN LTIP have an earlier return date. Please review your proxy card for the date by which your instructions must be received in order for your shares to be voted.

In the case of Internet or telephone voting, you should have your proxy card in hand and retain the card until you have completed the voting process. If you vote by Internet or telephone, you do not need to return the proxy card by mail.

How to Change Your Vote

If you are a shareholder of record, you may revoke your proxy before polls are closed at the meeting by:

    ➢
    voting again by submitting a revised proxy card or voting by Internet or telephone, as applicable, on a date later than the prior proxy;

    ➢
    voting in person at the meeting; or

    ➢
    notifying the Company's Corporate Secretary in writing that you are revoking your proxy.

If you are a beneficial owner of shares, you may submit new voting instructions by contacting your broker, bank or other holder of record. Your last validly submitted vote is the vote that will be counted. If the meeting is postponed or adjourned, your proxy will still be good and may be voted at the postponed or adjourned meeting. You will be able to change or revoke your proxy until it is voted.

64    Equitrans Midstream Corporation - 2019 Proxy Statement

Receiving More Than One Proxy Card and/or VIF

If you receive more than one proxy card as a shareholder of record, you have shares registered differently in more than one account. We encourage you to have all accounts registered in the same name and address whenever possible. You can do this by contacting our transfer agent, American Stock Transfer & Trust Company, LLC, at 6201 15th Avenue, Brooklyn, NY 11219, at its toll free number (1-800-937-5449), by email at help@astfinancial.com, or on its website www.astfinancial.com. If you receive more than one proxy card, it is important that you return each proxy card by the applicable deadline with voting instructions for your votes to be counted. If you receive more than one VIF, please contact the broker, bank or other holder of record holding your shares to determine whether you can consolidate your accounts.

Voting on Other Matters not Included in this Proxy Statement that May be Presented at the Annual Meeting

Since no shareholder has indicated an intention to present any matter not included in this proxy statement to the annual meeting in accordance with the advance notice provision in the Company's bylaws, the Board is not aware of any other proposals for the meeting. If another proposal is properly presented, the persons named as proxies will vote your returned proxy in their discretion.

Attending the Annual Meeting and Obtaining an Admission Ticket

You may attend the annual meeting if you were a shareholder on April 12, 2019. Seating is limited and will be offered to shareholders based on when we receive your request for admission. If you plan to attend the meeting you need to have an admission ticket. You may request an admission ticket by checking the appropriate box on your proxy card, or by writing to our Corporate Secretary. See "Corporate Secretary Contact Information" above. If a broker, bank or other holder of record holds your shares, you must include proof of your ownership of Equitrans Midstream stock as of April 12, 2019, such as a copy of your brokerage account statement or an omnibus proxy, which you can obtain from your broker, bank or other holder of record, and we will send you an admission ticket.

Shareholders must present a form of photo identification, such as a driver's license, in order to be admitted to the annual meeting. No cameras, laptops, recording equipment, other similar electronic devices, signs, placards, briefcases, backpacks, large bags or packages will be permitted in the annual meeting. The Company reserves the right to deny admittance to any shareholder who attempts to bring any such item into the annual meeting. Small purses are permissible, but they and any bags or packages permitted in the meeting room will be subject to inspection. The use of mobile phones or other communication devices, tablets and similar electronic devices during the annual meeting is prohibited. Such devices must be turned off and put away before entering the meeting room. All security procedures and instructions require strict adherence. By attending the annual meeting, shareholders agree to abide by the agenda and procedures for the annual meeting, copies of which will be distributed to attendees at the meeting. Failure to abide by these rules, as determined in the sole discretion of the meeting chairperson, may result in your removal from the meeting.

Other Matters
Solicitation of Proxies

We are soliciting proxies primarily by use of the mails. However, we may also solicit proxies in person, by telephone, by facsimile, by courier or by electronic means. To the extent that our directors, officers or other employees participate in this solicitation, they will not receive any compensation for their participation, other than their normal compensation. D.F. King & Co., Inc. assists us with the solicitation for a fee of $10,000 plus reasonable out-of-pocket expenses. We also reimburse brokerage firms and other custodians, nominees, and fiduciaries for their reasonable out-of-pocket expenses for sending proxy materials to shareholders and obtaining their proxies.

Equitrans Midstream Corporation - 2019 Proxy Statement     65

The Company bears all costs associated with this proxy solicitation.

Shareholder Proposals and Director Nominations

Under SEC rules, eligible shareholders may submit proposals for inclusion in the proxy statement for our 2020 annual meeting. Shareholder proposals must comply with the requirements established by the SEC and must be submitted in writing and received by our Corporate Secretary on or before the close of business on January 3, 2020 (for them to be considered for inclusion in the 2020 proxy statement).

If you would like to present a matter not included in our proxy statement for consideration at our 2020 annual meeting, including nominations for director candidates, you must send advance written notice to our Corporate Secretary. According to our bylaws, the Corporate Secretary must receive notice of any matter or nominations to be presented at the 2020 annual meeting no earlier than the close of business on February 12, 2020 (the 120th day prior to June 11, 2020, the one-year anniversary of this year's annual meeting) and no later than the close of business on March 13, 2020 (the 90th day prior to June 11, 2020). Any matter or nomination must comply with our bylaws.

Under our proxy access bylaws provision, a shareholder, or group of twenty or fewer shareholders, in each case owning continuously for at least three years as of both the date the notice is received by us and the record date for the annual meeting, shares of the Company representing an aggregate of at least 3% of the voting power entitled to vote in the election of directors, may nominate and include in our proxy statement director nominees constituting the greater of (i) two and (ii) 20% of the Board, provided that such nominations are submitted in writing and received by our Corporate Secretary no earlier than the close of business on the 150th day prior to the first anniversary of the date that the Company mailed its proxy statement for the prior annual meeting and no later than the close of business on the 120th day prior the first anniversary of the date that the Company mailed its proxy statement for the prior annual meeting. Shareholders will not be able to take advantage of our proxy access bylaws to satisfy the ownership requirement until our shareholders' meeting in 2023 (which is three years from the Separation).

In addition, the Board's Corporate Governance Committee will consider in its normal course candidates recommended by the Company's shareholders. If the Corporate Governance Committee determines to nominate as a director an individual recommended by a shareholder, then the recommended individual will be included on the Company's slate for the next annual proxy statement. To make such recommendation, you must comply with the requirements described under "Corporate Governance and Board Matters — Director Nominations" on page 13 of this proxy statement.

Websites

Website addresses referenced in this proxy statement are provided for convenience only, and the content on the referenced websites does not constitute a part of this proxy statement.

66    Equitrans Midstream Corporation - 2019 Proxy Statement

APPENDIX A

Related Person Transactions with EQT and EQM
Related Person Transactions with EQT

Prior to the Separation, EQT was the Company's sole shareholder. Following the Separation, EQT retained a 19.9% ownership interest in the Company. Therefore, EQT is a related person of the Company under SEC rules.

Separation and Distribution Agreement.    On November 12, 2018, the Company, EQT and EQT Production Company, a wholly-owned subsidiary of EQT, entered into a separation and distribution agreement (the Separation and Distribution Agreement), pursuant to which, among other things, EQT effected the Separation. The Separation and Distribution Agreement provides for, among other things, indemnification obligations designed to make the Company financially responsible for substantially all liabilities that may exist relating to the midstream business, whether incurred prior to or after the Separation. Payments to EQT for Separation and other transaction costs in 2018 were $53.3 million, which included costs related to the 2018 Drop-Down Transaction (defined below) and the EQM-RMP Merger discussed below.

Transition Services Agreement.    On November 12, 2018, in connection with the Separation, the Company and EQT entered into a transition services agreement, as amended, (the Transition Services Agreement). Pursuant to the Transition Services Agreement, each party agreed to provide certain services to the other on an interim, transitional basis, including services related to information technology, the administration of certain employee benefits and other corporate support services. The Company and EQT agreed to pay the other a fee for these services on a monthly basis. The Transition Services Agreement will terminate on the earliest to occur of (a) the expiration of the term of the last service provided under it and (b) the date that is the one year anniversary of the Separation, subject to each party's right to terminate a service prior to the scheduled expiration date.

Tax Matters Agreement.    On November 12, 2018, in connection with the Separation, the Company and EQT entered into a tax matters agreement (the Tax Matters Agreement) that governs the parties' respective rights, responsibilities and obligations with respect to taxes (including taxes arising in the ordinary course of business and taxes, if any, incurred as a result of any failure of the distribution made in connection with the Separation and certain related transactions to qualify as generally tax-free for U.S. federal income tax purposes), tax attributes, the preparation and filing of tax returns, the control of audits and other tax proceedings and assistance and cooperation with respect to tax matters. In addition, the Tax Matters Agreement imposes certain restrictions on the Company and its subsidiaries, including restrictions on share issuances, business combinations, sales of assets and similar transactions, that are designed to preserve the tax-free status of the distribution and certain related transactions. The Tax Matters Agreement provides special rules that allocate tax liabilities in the event that the distribution made in connection with the Separation, together with certain related transactions, are not tax-free. In general, under the Tax Matters Agreement, each party is expected to be responsible for any taxes, whether imposed on the Company or EQT, that arise from (i) the failure of the distribution, together with certain related transactions, to qualify for tax-free treatment, or (ii) if certain related transactions were to fail to qualify for their intended tax treatment, in each case, to the extent that the failure to qualify is attributable to actions, events or transactions relating to such party's respective stock, assets or business or a breach of the relevant representations or covenants made by that party in the Tax Matters Agreement.

Employee Matters Agreement.    On November 12, 2018, in connection with the Separation, the Company and EQT entered into an employee matters agreement (the Employee Matters Agreement). Pursuant to the Employee Matters Agreement, the Company and EQT allocated liabilities and responsibilities related to employment and compensation and benefits matters and generally agreed to the Company's assumption of liabilities associated with employees transferred from EQT to the Company in connection with the Separation. The Company also agreed to establish certain retirement and welfare plans that mirrored similar plans in effect at EQT, and EQT and the Company agreed to the adjustment and replacement of equity compensation awards denominated in EQT common stock in part with awards denominated in Equitrans Midstream common stock.

Shareholder and Registration Rights Agreement.    On November 12, 2018, in connection with the Separation, the Company and EQT entered into a shareholder and registration rights agreement (the Registration Rights Agreement) with EQT, pursuant to which the Company agreed that, upon the request of EQT, the Company will use commercially reasonable efforts to effect the registration of the Company's shares held by EQT, and EQT agreed to vote any such shares in proportion to the votes cast by the Company's other shareholders. EQT granted the Company a proxy to vote its shares in such proportion. The Registration Rights Agreement also includes provisions to facilitate the transferability of EQT's retained interest in the Company.

EQGP's, EQM's and RMP's Omnibus Agreements with EQT.    Prior to the Separation, EQGP (now a subsidiary of EQM), EQM and RMP (now an operating subsidiary of EQM) each had an omnibus agreement with EQT. Pursuant to the omnibus agreements, EQT performed centralized corporate general and administrative services for EQGP, EQM and RMP and provided a license for EQGP's and EQM's use of the name "EQT" and related marks in connection with their businesses. EQGP, EQM and RMP reimbursed EQT for the expenses incurred by EQT in providing these services. EQM's and RMP's omnibus agreements also provided for certain indemnification obligations between EQM and RMP on the one hand, and EQT on the other hand. On November 12, 2018, EQT terminated the EQGP, EQM and RMP omnibus agreements. Certain indemnification obligations of EQT, EQM and RMP remain in effect following the termination and have been memorialized pursuant to (i) the amended and restated omnibus agreement, dated November 13, 2018, among EQT, EQM and EQM's former general partner, and (ii) the second amended and restated omnibus agreement, dated November 13, 2018, among EQT, EQT RE, LLC, RM Partners LP, EQM Midstream Management LLC and EQM Poseidon Midstream LLC. The Company is generally responsible for these surviving obligations of EQT pursuant to the Separation and Distribution Agreement. Payments to EQT under the omnibus agreements in 2018 were $49.8 million for operating and maintenance expense and $85.1 million for selling, general and administrative expense.

EQGP Working Capital Facility with EQT.    Prior to the Separation, EQGP had a working capital loan agreement with EQT, through which EQT agreed to make interest-bearing loans available in an aggregate principal amount not to exceed $50 million outstanding at any one time (the EQGP Working Capital Facility). Borrowings outstanding under the EQGP Working Capital Facility with EQT were presented in accounts payable as an amount due to related party in the consolidated balance sheets. On November 12, 2018, EQGP repaid $3.2 million of borrowings outstanding under the facility, and EQT terminated the working capital loan agreement. During the period from January 1, 2018 through November 12, 2018, the maximum outstanding borrowing was $3.2 million, the average daily balance was approximately $0.2 million and the weighted average annual interest rate was 3.5%.

EQM 364-Day Facility.    Prior to the Separation, EQM had a $500 million, 364-day, uncommitted revolving loan agreement with EQT (the EQM 364-Day Facility). Interest accrued on outstanding borrowings at an interest rate equal to the rate then applicable to similar loans under EQM's revolving credit agreement with the largest aggregate commitment amount to which EQM was then a party, less the sum of (i) the then applicable commitment fee under such agreement and (ii) 10 basis points. On November 12, 2018, EQT terminated the EQM 364-Day Facility. There were no borrowings outstanding at any time during the year ended December 31, 2018.

Secondment Agreement with EQT.    On December 7, 2017, EQT, EQT Gathering, LLC (EQT Gathering), Equitrans, L.P. (Equitrans), EQM and EQM's former general partner entered into a secondment agreement (the EQT Secondment Agreement), pursuant to which available employees of EQT and its affiliates could be seconded to EQM and its subsidiaries to provide operating and other services with respect to EQM's business under the direction, supervision and control of EQM or its subsidiaries. EQM reimbursed EQT and its affiliates for the services provided by the seconded employees pursuant to EQM's Omnibus Agreement with EQT. On November 12, 2018, EQT terminated the EQT Secondment Agreement.

Shared Use Agreement.    In connection with the Separation, EQM executed a shared use agreement with EQT Production Company, an indirect wholly-owned subsidiary of EQT, EQT Production Company (EPC), pursuant to which, subject to the terms and conditions thereof, each party is entitled to access and use certain real property (including rights-of-way), equipment, facilities and records identified therein of the other party.

Commercial Agreements with EQT.    In the ordinary course of business, the Company, through EQM, engages in transactions with EQT and its affiliates, including, but not limited to, gas gathering agreements, transportation service and precedent agreements, storage agreements, and water service agreements. For the year ended December 31, 2018, the Company's operating revenues under these agreements were $1.1 billion. These agreements are described below.

EQM Gas Gathering Agreements.    On April 30, 2014, EQT entered into a gas gathering agreement (the Jupiter Gas Gathering Agreement) with EQT Gathering for gathering services on the Jupiter gathering system (Jupiter). The Jupiter Gas Gathering Agreement has a 10-year term (with year-to-year rollovers), which began on May 1, 2014. Under the agreement, EQT subscribed for approximately 225 MMcf per day of firm compression capacity which was available on Jupiter at that time. In the fourth quarter of 2014, EQM placed one compressor station in service and added compression at the two existing compressor stations in Greene County, Pennsylvania. This expansion added approximately 350 MMcf per day of compression capacity. EQT's firm capacity subscribed under the Jupiter Gas Gathering Agreement increased by 200 MMcf per day effective December 1, 2014 and by 150 MMcf per day effective January 1, 2015. In the fourth quarter of 2015, EQM completed an additional expansion project which brought the total Jupiter compression capacity to approximately 775 MMcf per day. EQT's firm capacity subscribed under the Jupiter Gas Gathering Agreement increased by approximately 50 MMcf per day effective October 1, 2015 and approximately 150 MMcf per day effective November 1, 2015. The Jupiter Gas Gathering Agreement provides for separate 10-year terms (with year-to-year rollovers) for the compression capacity associated with each expansion project. EQT also agreed to pay a monthly usage fee for volumes gathered in excess of firm compression capacity. In connection with the closing of EQT's contribution of Jupiter to EQM Gathering Opco, LLC, an indirect wholly owned subsidiary of EQM (EQM Gathering Opco), on May 7, 2014, the Jupiter Gas Gathering Agreement was assigned to EQM Gathering Opco.

On March 10, 2015, EQT entered into two gas gathering agreements with EQT Gathering for gathering services on the NWV Gathering system. The gathering agreement for gathering services on the wet gas header pipeline (WG-100 Gas Gathering Agreement) has a 10-year term (with year-to-year rollovers), beginning March 1, 2015. Under the agreement, EQT has subscribed for approximately 400 MMcf per day of firm capacity currently available on the wet gas header pipeline. EQT also agreed to pay a usage fee for each dekatherm of natural gas gathered in excess of firm capacity. In connection with the closing of the NWV Gathering Acquisition, the WG-100 Gas Gathering Agreement was assigned to EQM Gathering Opco.

The gas gathering agreement for gathering services in the Mercury, Pandora, Pluto and Saturn development areas (MPPS Gas Gathering Agreement) has a 10-year term (with year-to-year rollovers), beginning March 1, 2015. Under the agreement, EQT initially subscribed for approximately 200 MMcf per day of firm capacity then available in the Mercury development area, 40 MMcf per day of firm capacity in the Pluto development area and 220 MMcf per day of firm capacity in the Saturn development area. EQT's firm capacity subscribed under the MPPS Gas Gathering Agreement increased by 100 MMcf per day effective December 1, 2015 related to the completed expansion project in the Pandora development area. An additional expansion project brought the total Saturn compression capacity to 300 MMcf per day effective November 1, 2016. EQT has agreed to separate 10-year terms (with year-to-year rollovers) for the compression capacity associated with each expansion project. EQT also agreed to pay a usage fee for each dekatherm of natural gas gathered in excess of firm capacity. In connection with the closing of the NWV Gathering Acquisition, the MPPS Gas Gathering Agreement was assigned to EQM Gathering Opco.

Effective as of October 1, 2016, EQT entered into a 10-year (with year-to-year rollovers) gas gathering agreement for services in the Applegate/McIntosh and Terra development areas in southwestern Pennsylvania and the Taurus development area in northern West Virginia (the AMTT Gathering Agreement). Under the agreement, EQT initially subscribed for total firm capacity of approximately 235 MMcf per day. Effective September 1, 2018, the contracted firm capacity under the agreement increased to an aggregate of 365 MMcf per day during the remaining life of the contract in connection with, among other things, an expected expansion project in the Applegate/McIntosh development area. EQT also agreed to pay a usage fee for each dekatherm of natural gas gathered in excess of firm capacity. In connection with the closing of EQM's acquisition of certain gathering and transmission assets from EQT in October 2016, the AMTT Gathering Agreement was assigned to EQM Gathering Opco.

As a result of the 2017 merger among EQT, its wholly-owned merger subsidiary, and Rice Energy (the Rice Merger), the surviving entity acquired all of Rice Energy's rights and assumed all of Rice Energy's obligations under a second amended and restated gas gathering and compression agreement executed on March 31, 2017 with EQM Olympus, which became a wholly-owned subsidiary of EQM on May 22, 2018 as a result of the 2018 Drop-Down Transaction. Pursuant to the agreement, EQM provides gathering services to EQT in Belmont County, Ohio. The agreement has a 15-year term that began on December 22, 2014 (with month-to-month rollovers). Under the agreement, Rice Energy initially subscribed for total guaranteed capacity of approximately 100 MMcf per day to the Dominion East Ohio delivery point. Over the course of the agreement, new delivery points came online: Texas Eastern Pipeline (April 30, 2015; 200 MMcf per day), Rockies Express Pipeline (December 31, 2015; 225 MMcf per day), ET Rover Pipeline (September 1, 2017; 100 MMcf per day) and Leach Xpress Pipeline (November 1, 2017; 200 MMcf per day). With the foregoing expansion, the total guaranteed capacity under the agreement increased to approximately 825 MMcf per day across all delivery points. EQT also delivers gas to the Goliath delivery point on an interruptible basis. EQT will pay a fixed fee (based on the applicable receipt and delivery points) per dekatherm of natural gas delivered. In addition to gathering services, EQM Olympus agreed to provide interconnection and compression services for an additional fee.

On June 8, 2017, EQT and two third party producers entered into a 15-year (with year-to-year rollovers) gas gathering agreement with EQM Gathering Opco for gathering services on the Marianna Gathering System (the Marianna Gas Gathering Agreement), pursuant to which EQT will pay a fixed fee per dekatherm of natural gas, subject to certain annual and other adjustments, gathered by EQM Gathering Opco. Under the Marianna Gas Gathering Agreement, EQT also dedicated approximately 10,100 acres and any future acreage EQT acquires within the dedicated area during the term to EQM Gathering Opco.

On August 8, 2017, EQT entered into a 10-year (with year-to-year rollovers) gas gathering agreement with EQM Gathering Opco, LLC for gathering services on the River Pad Gathering System (the River Pad Gas Gathering Agreement). Under the agreement, EQT has subscribed for approximately 30 MMcf per day of firm capacity that became available in the second quarter of 2018. Under the River Pad Gas Gathering Agreement, EQT also dedicated approximately 30,000 acres and any future acreage EQT acquires within the dedicated area during the term to EQM Gathering Opco and agreed to pay a usage fee for each dekatherm of natural gas gathered in excess of firm capacity.

EQT Energy, LLC (EQT Energy), an indirect wholly owned subsidiary of EQT, is a party to a gas gathering agreement with EQM for interruptible service on EQM's FERC-regulated low pressure gathering system. The agreement has a primary term of one year and renews automatically for one-month periods, subject to 30 days prior written notice by either party to terminate. Service under this gathering agreement is fee based at the rate specified in EQM's tariff.

On February 12, 2018, EQT Energy and EPC executed a gas gathering agreement (the Hammerhead Gas Gathering Agreement) with EQM Gathering Opco to provide gathering and transmission services from receipt points on the Jupiter gathering system, Marianna gathering system and a gathering system in Washington County, Pennsylvania and delivery into the Texas Eastern Pipeline and the Mountain Valley Pipeline (MVP). The Hammerhead Gas Gathering Agreement has a 20-year term (with year-to-year rollovers), which is expected to begin in the fourth quarter of 2019 following the in-service date of the Hammerhead gathering system (or, if later, the in-service date of the MVP). Under the agreement, EQT has subscribed for approximately 1,200 million dekatherm (MDth) per day of firm gathering capacity during the life of the contract. The capacity reservation charge under the contract is fixed, subject to certain annual and other adjustments, including certain adjustments in the event the in-service date under the agreement has not occurred by the end of the third quarter of 2020. EQT has agreed to pay a usage fee for each dekatherm of natural gas gathered in excess of firm capacity.

Finally, on June 7, 2018, EQT Energy and EPC executed a gas gathering agreement with EQM for gathering services in the Claysville (Pisces) development area (the Claysville Gas Gathering Agreement). The Claysville Gas Gathering Agreement has a 10-year term (with year-to-year rollovers), which is expected to begin in the fourth quarter of 2019 following the in-service date of the Claysville (Pisces) Gathering System. Under the agreement, EQT initially subscribed for total firm capacity of approximately 200,000 MDth per day. The contracted firm capacity will increase to 300,000 MDth per day during the life of the contract. The capacity reservation charge under the contract is fixed, subject to certain annual and other adjustments. EQT has agreed to pay a usage fee for each dekatherm of natural gas gathered in excess of firm capacity.

Legacy RMP Gas Gathering Agreements.    As a result of the EQM-RMP Merger, the surviving entity acquired all of RMP's rights and assumed all of RMP's obligations under various gas gathering agreements with EQT and its affiliates, as described in detail below.

As a result of the EQM-RMP Merger, the surviving entity assumed RMP's obligations under a fixed price per unit gathering and compression agreement executed on December 22, 2014 with Rice Energy (which was acquired by EQT as a result of the Rice Merger) that expires in December 2029. Pursuant to the agreement, EQM gathers natural gas on certain of the Washington and Greene Counties, Pennsylvania gathering systems acquired by EQM as a result of the EQM-RMP Merger and provides compression services. Under the agreement, EQM charges EQT a gathering fee of $0.30 per dekatherm and a compression fee of $0.07 per dekatherm per stage of compression, each subject to annual adjustment for inflation based on the Consumer Price Index. This agreement covers approximately 209,000 gross acres of EQT's acreage position in the dry gas core of the Marcellus Shale in southwestern Pennsylvania as of December 31, 2018 and, subject to certain exceptions and limitations pursuant to the gas gathering and compression agreement, any future acreage certain affiliates of EQT acquire within these counties.

Pursuant to the gas gathering and compression agreement, EQT will from time to time provide EQM with notice of the date on which it expects to require gas production to be delivered from a particular well pad. Subject to the provisions described in the following paragraph, EQM will be obligated to build out its gathering systems to such well pad and to install facilities to connect all wells planned for such well pad as soon as reasonably practicable, but in any event within one year of receipt of such notice, subject to extension for force majeure, including inability to obtain or delay in obtaining permits and rights of way.

EQM will be obligated to connect all of EQT's wells that produce gas from the area dedicated to EQM under the gas gathering and compression agreement that (i) were completed as of the closing date of RMP's IPO, (ii) were included in Rice Energy's initial development plan for drilling activity for the period from the closing date of RMP's IPO through December 31, 2017 or (iii) are within five miles of the gas gathering system acquired by EQM as a result of the EQM-RMP Merger on the date EQT provides EQM with notice that a new well pad is expected to require gathering services. For wells other than those described in the preceding sentence, EQM and EQT will negotiate in good faith an appropriate gathering fee. If EQM cannot reach agreement with EQT on a gathering fee for any such additional well, EQT will have the option to have EQM connect such well to its gathering systems for a gathering fee of $0.30 per dekatherm and bear the incremental cost of constructing the connection to such well in excess of the cost EQM would have incurred to connect a well located on the five-mile perimeter, or EQT will cause such well to be released from EQM's dedication under the gas gathering and compression agreement.

As a result of the EQM-RMP Merger, the surviving entity assumed RMP's obligations under a fixed price per unit gathering and compression agreement executed on December 18, 2015 with Rice Energy (which was acquired by EQT as a result of the Rice Merger). Pursuant to the agreement, EQM gathers natural gas on the Washington County, Pennsylvania gathering system acquired by EQM as a result of the EQM-RMP Merger and provides compression services to EQT. The current term of this agreement expires in January 2021 with a 10-year extension term and renews on an annual basis after the expansion term. Under the agreement, EQM receives fixed gathering and compression fees per dekatherm, each subject to annual adjustment for inflation based on the Consumer Price Index. This agreement covers the Cracker Jack Area of Mutual Interest, which consists of approximately 29,000 gross acres of EQT's acreage position in Washington County (the CJ AMI) as of December 31, 2018. Upon notice from EQT, EQM will be obligated to connect additional EQT wells within the CJ AMI. Following receipt of all necessary permits and rights of way relating to such additional connections, EQM will have three weeks for completion of each mile of pipeline required for such connection, with the exception of any pipeline to be located less than one mile from its existing gathering system, for which the connection must be completed within eight weeks of receiving all necessary permits and rights of way.

Also, as a result of the EQM-RMP Merger, the surviving entity assumed RMP's obligations under a 15-year, fixed price per unit gathering and compression agreement executed on October 21, 2015 with Rice Energy (which was acquired by EQT as a result of the Rice Merger). Pursuant to the agreement, EQM gathers natural gas on the Washington County, Pennsylvania gathering system acquired by EQM as a result of the EQM-RMP Merger and provides compression services to EQT. Under the agreement, EQM receives fixed gathering and compression fees per dekatherm, each subject to annual adjustment for inflation based on the Consumer Price Index. This agreement covers approximately 2,200 gross acres of EQT's acreage position in Washington County as of December 31, 2018.

Effective as of December 16, 2016, in connection with an acquisition by EQT, EQT assumed the obligations under the Appalachia North Gathering System Gas Gathering Agreement, to which RMP was a party prior to the EQM-RMP Merger. As a result of the EQM-RMP Merger, the surviving entity assumed RMP's obligations under this agreement to gather natural gas on the Washington County, Pennsylvania gathering system acquired by EQM as a result of the EQM-RMP Merger and provide compression services to EQT. Under the agreement, EQM receives fixed gathering and compression fees per dekatherm, each subject to annual adjustment for inflation based on the Consumer Price Index. The initial term of this agreement is until December 31, 2023 and it covers approximately 4,000 gross acres of EQT's acreage position in Washington County as of December 31, 2018.

Effective as of October 19, 2016, in connection with RMP's acquisition in October 2016 of certain midstream assets previously owned by affiliates of Vantage Energy, LLC (the Vantage Midstream Asset Acquisition), RMP acquired Vantage Energy II Access LLC, which became an indirect wholly-owned subsidiary of EQM as a result of the EQM-RMP Merger. Vantage Energy II Access LLC is party to a gas gathering agreement with an affiliate of EQT. Pursuant to the agreement, EQM gathers natural gas on its Windridge gathering system and provides compression and dehydration services to EQT. The initial term of this agreement expires in December 2023, with monthly renewal terms thereafter. Under the agreement, EQM receives fixed gathering, compression and dehydration fees per dekatherm, each subject to an annual adjustment for inflation based upon the Consumer Price Index. Under this agreement, EQT dedicates the first 20,000 dekatherm per day of gas in Greene County, Pennsylvania to the Windridge gathering system, and may also deliver gas from the Utica formation or other locations outside the dedicated acreage, which will count towards EQT's dedication. Upon notice from EQT, EQM will be obligated to connect additional receipt and delivery points on the Windridge gathering system at EQT's sole cost.

Additionally, Vantage Energy II Access LLC is party to a letter agreement with an affiliate of EQT, among other parties, pursuant to which EQM facilitates the crossflow of EQT's gas into the Windridge gathering system from its Rogersville gathering system for an additional 25% of the gathering fee and an additional 100% of the compression fee applicable to services provided to EQT on its Windridge system.

On November 25, 2015, Rice Poseidon Midstream LLC, which became an indirect wholly-owned subsidiary of EQM as a result of the EQM-RMP Merger, executed a fixed price per unit gas gathering agreement with a subsidiary of Rice Energy (which was acquired by EQT as a result of the Rice Merger). Pursuant to the agreement, EQM gathers and compresses natural gas on its Whipkey gathering system and connects its gathering system with the ASR gathering system. The primary term of this agreement expires in November 2025, with yearly evergreen renewal terms thereafter. EQM receives fixed gathering and compression fees per dekatherm. Additionally, it receives an interconnect fee on a monthly basis per dekatherm received at each applicable receipt point. All fees are subject to an annual adjustment based on the Consumer Price Index. This agreement covers approximately 2,200 gross acres of EQT's gross acreage position in Greene County, Pennsylvania. Under this agreement, EQT dedicates all gas from the subject acreage to the Whipkey gathering system.

On September 14, 2017, Rice Poseidon Midstream LLC, which became an indirect wholly-owned subsidiary of EQM as a result of the EQM-RMP Merger, executed a gas gathering agreement with two subsidiaries of EQT. Pursuant to the agreement, EQM provides gathering services for EQT's State Gamelands 179 Well Pad in Greene County, Pennsylvania. The initial term of the agreement expires in September 2032 (with year-to-year rollovers). EQT initially subscribed for total guaranteed capacity of approximately 200 MMcf per day, with additional volumes delivered on an interruptible basis. Beginning on January 1, 2020, and continuing each year thereafter, EQT and EQM will adjust the total guaranteed capacity for the following year to account for new dedicated gas to be brought online and taking into account the average volume of gas delivered in excess of total guaranteed capacity during the six months prior to the adjustment. Also, under the agreement, EQT has dedicated all gas from the Marcellus formation or above that is produced from wells located in the State Gamelands 179 Well Pad. EQT may also dedicate new gas under the agreement upon notice to EQM, which would result in an upward adjustment to total guaranteed capacity after January 1, 2020, as described above. EQM provides both gathering and compression services, with separate fixed fees charged per dekatherm of gas gathered and compressed.

NWV Gathering Contribution Agreement and Preferred Interest.    On March 10, 2015, EQM entered into a Contribution and Sale Agreement pursuant to which, on March 17, 2015, EQT contributed the Northern West Virginia Marcellus Gathering System (NWV Gathering) to EQM Gathering (NWV Gathering Acquisition). The Contribution and Sale Agreement also contemplated the sale to EQM of a preferred interest in EQT Energy Supply, LLC (EES), which at the time was an indirect wholly owned subsidiary of EQT. EES generates revenue from services provided to a local distribution company. This sale was completed on April 15, 2015. The consideration paid by EQM to EQT in connection with the acquisition of the preferred interest in EES was approximately $124.3 million. During the year ended December 31, 2018, EQM received $11.0 million of distributions from EES in respect of its preferred interest.

Transportation Service and Precedent Agreements.    EQT Energy has contracted with Equitrans for firm transmission capacity with a primary term through October of 2024. The reserved capacity under this contract was 1,076 BBtu per day through August 1, 2016, is 1,035 BBtu through July 1, 2023 and will decrease as follows thereafter: 630 BBtu on July 1, 2023, 325 BBtu on September 1, 2023 and 30 BBtu on October 1, 2024. EQT Energy's firm transportation agreement will automatically renew for one year periods upon the expiration of the primary term, subject to six months prior written notice by either party to terminate. In addition, during 2017, EQT Energy assumed a contract for 20 BBtu per day of firm transmission capacity with a primary term through June 30, 2024 which will automatically renew for one year periods upon the expiration of the primary term, subject to six months prior written notice by either party to terminate. On November 13, 2017, EQT acquired a contract for 105 BBtu per day of firm transmission capacity with a primary term through October 31, 2018, which automatically renewed on November 1, 2018 and will continue to automatically renew for one year periods upon the expiration of the then current term, subject to six months prior written notice by either party to terminate. EQM has also entered into agreements with EQT Energy to provide (i) interruptible transmission service, which is currently renewing automatically for one year periods, subject to six months prior written notice by either party to terminate; and (ii) interruptible wheeling service, which is currently renewing automatically for one year periods, subject to one month prior written notice by either party to terminate.

In January 2016, EQT Energy entered into a firm transportation agreement for 650 BBtu per day of firm transmission capacity on EQM's Ohio Valley Connector pipeline. The firm transmission capacity became available when the pipeline began service on October 1, 2016. This agreement has a primary term through September 30, 2036.

EQT Energy is also party to a precedent agreement and service agreement with Equitrans for 300 BBtu per day of firm transmission capacity for a 20-year term utilizing proposed capacity that will be created by EQM's proposed Equitrans, L.P. Expansion project. The firm transmission capacity will become available upon completion of the project, which EQM is targeting in the fourth quarter of 2019.

In connection with the Marianna Gas Gathering Agreement, on August 7, 2017, EQT Energy entered into a two-year (with month-to-month rollovers) transportation service agreement with Equitrans, under which EQT Energy pays a fixed fee per dekatherm of natural gas transported under the agreement. The transmission agreement was effective on September 1, 2017.

In connection with the River Pad Gas Gathering Agreement, on July 25, 2017, EQT Energy entered into a 10-year (with year-to-year rollovers) transportation service agreement with Equitrans for approximately 30 MMcf per day of firm transportation capacity. The firm transmission capacity will become available upon completion of the River Pad project, which was completed in the second quarter of 2018.

Storage Agreements.    EQM is not currently a party to any firm storage agreements with EQT. EQM does, however, provide balancing, lending and parking services to EQT pursuant to Rate Schedule LPS.

EQM Water Services Agreements.    On June 18, 2018, EQM executed a water services agreement with EQT whereby EQM agreed to provide, on an interruptible basis, fresh water for use in connection with well drilling, hydro-fracturing and extraction operations at EQT's Carpenter well pad located in Greene County, Pennsylvania. The agreement has an initial term of five years, beginning on the in-service date of the water system, which occurred on July 17, 2018, and may be extended by the written agreement of the parties thereafter. Under the agreement, EQM receives a fixed fee for freshwater deliveries by pipeline directly to the Carpenter well pad. EQM and EQT entered into an Amended and Restated Water Services Agreement for the Carpenter well pad effective December 3, 2018 (Amended Carpenter Agreement). Pursuant to the Amended Carpenter Agreement, EQM will provide fresh water from its Washington and Greene County and Southwestern Pennsylvania Water Authority (SPWA) systems to the Carpenter well pad at a fixed rate paid by EQT. EQM's service will be provided on an interruptible basis, although EQT has committed to exclusively use EQM's water for the Carpenter well pad up to the required daily volume (on days EQT withdraws water). The Amended Carpenter Agreement contemplates a target in-service date of June 1, 2019, has an initial term of five years from the effective date and may be extended by written agreement of the parties thereafter.

Effective July 13, 2018, EQM executed a water services agreement with EQT whereby EQM agreed to provide, on an interruptible basis, fresh water for use in connection with hydraulic fracturing and drilling operations and other related operations in EQT's Claysville (Pisces) development area, subject to a minimum annual volume commitment. Under the agreement, EQM agreed to construct and operate a fresh water system connecting the SPWA's water system to each well within the Claysville (Pisces) development area for the delivery of fresh water under the water services agreement. The agreement has an initial term of ten years from the in-service date of the fresh water system, which is expected to occur in the second quarter of 2019, and will continue from year to year thereafter. Under the agreement, EQM will receive, in addition to certain other fees, (i) fixed fees per gallon based upon the volume of fresh water deliveries over the term of the agreement, subject to annual consumer price index adjustments, (ii) fees assessed by SPWA or another third party to source fresh water for delivery through the fresh water system; and (iii) reimbursement for all operational costs and fees to provide water to EQT.

In December 2018, Equitrans Water Services (PA), LLC executed three (3) additional water services agreements with EQT Production Company to design, construct, operate and maintain fresh water systems for the purpose of providing fresh water services to support EQT's well drilling, hydraulic fracturing and extraction work at several of its operations at various locations in Washington and Greene Counties, Pennsylvania:

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  Third Amended and Restated Water Services Agreement, dated December 3, 2018 (Kevech/Smith Agreement).    Pursuant to the Kevech/Smith Agreement, Equitrans Midstream will provide fresh water from its Washington and Greene County system to EQT's SR-917, Xman, Cashdollar, Kevech, Smith and Mojo well pads and charge a fixed rate paid that varies by delivery point. Equitrans Midstream's service will be provided on an interruptible basis, although EQT has committed to exclusively using Equitrans Midstream's water provided from the Smith and Kevech delivery points. EQT must provide 60 days' notice prior to required service at the Cashdollar, Smith, and Kevech delivery points and 45 days' notice prior to required service for all other delivery points. The Kevech/Smith Agreement has an initial term expiring October 21, 2022, which may be extended annually by EQT with prior notice for up to four periods of one year each.

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  Water Services Agreement, dated December 3, 2018 (Steelhead Agreement).    Pursuant to the Steelhead Agreement, Equitrans Midstream will provide fresh water from the SPWA system to EQT's Hunter, Gahagan, Gregor, Lacko and Sanders well pads (and any additional delivery points added within 2,500 feet of each pad) and charge a tiered rate paid based upon water volumes provided. Equitrans Midstream's service is provided on a firm basis up to EQT's agreed minimum annual water volume commitment and on an interruptible basis thereafter. The Steelhead Agreement contemplates an in-service date within November 15 and December 1, 2018 and has an initial term of ten years which can be extended year to year thereafter.

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  Water Service Agreement, dated December 10, 2018 (SGL-179 Agreement).    Pursuant to the SGL-179 Agreement, Equitrans Midstream will provide fresh water from the SPWA system to EQT's State Game Lands 179 well pad (and any additional delivery points that are added within a 1.5 mile radius around the SGL-179 pad) and charge a tiered rate paid based upon water volumes provided. Equitrans Midstream's service is to be provided on a firm basis up to EQT's agreed minimum annual water volume commitment and on an interruptible basis thereafter. The SGL-179 Agreement contemplates an in-service date range within June 1 and June 15, 2019 and has an initial term of ten years which can be extended year to year thereafter.

EQM Gathering Opco LLC and EQT also entered into a letter agreement dated December 3, 2018 memorializing EQM's commitment in furtherance of existing water services agreements between Equitrans Water Services (OH) LLC and Equitrans Water Services (PA) LLC and EQT to provide and transfer fresh water from EQM owned and operated impoundments in Ohio and Pennsylvania to EQT operations (Impoundment Agreement). Pursuant to the Impoundment Agreement, EQM will provide this service on an interruptible basis and EQM has the sole right to agree to, limit, or reject EQT service requests. EQT is responsible for all costs incurred to provide this service and will pay EQM a fixed rate for supplied water. EQT shall provide as much notice as reasonably possible prior to required in-service dates and the Impoundment Agreement will remain effective until the parties mutually agree to terminate it.

Legacy RMP Water Services Agreements.    As a result of the EQM-RMP Merger, the surviving entity assumed RMP's obligations under a Second Amended and Restated Water Services Agreement executed on June 13, 2017 with EQT, pursuant to which EQM provides certain freshwater services to EQT for various delivery points in Washington and Greene Counties, Pennsylvania. The term of the agreement expires on October 15, 2020. Under the agreement, EQM receives fees per gallon based upon the relevant delivery point.

As a result of the EQM-RMP Merger, the surviving entity assumed RMP's obligations under water services agreements executed on November 4, 2015 with Rice Energy, pursuant to which EQM provides certain fluid handling services to EQT, including the exclusive right to provide fresh water for well completions operations in the Marcellus and Utica Shales and to collect and recycle or dispose of flowback and produced water within areas of dedication in defined service areas in Pennsylvania and Ohio. The initial term of the Water Services Agreements expires in December 2029 and continues from month to month thereafter. Under the agreements, EQM will receive (i) a variable fee, based on volumes of water supplied, for freshwater deliveries by pipeline directly to the well site, subject to annual consumer price index adjustments, and (ii) a produced water hauling fee of actual out-of-pocket cost incurred by it, plus a 2% margin.

Rice Water Services Acquisition.    As a result of the EQM-RMP Merger, EQM acquired RMP's interest in Rice Water Services (PA) LLC and Rice Water Services (OH) LLC (the Rice Water Entities) and, until December 31, 2025, (i) the exclusive right to develop water treatment facilities in the areas of dedication defined in the Water Services Agreements (as further discussed below) and (ii) an option to purchase any water treatment facilities acquired by certain subsidiaries of EQT in such areas at the acquisition cost (collectively, the Option). RMP executed a Purchase and Sale Agreement with Rice Energy on November 4, 2015, pursuant to which RMP acquired from Rice Energy all of the outstanding limited liability company interests of the Rice Water Entities (the Rice Water Services Acquisition). The acquired business included Rice Energy's Pennsylvania and Ohio fresh water distribution systems and related facilities that provided access to 43.4 MMgal per day of fresh water from the Monongahela River, the Ohio River and other regional water sources in Pennsylvania and Ohio as of December 31, 2018. In connection with the Rice Water Services Acquisition, Rice Energy also granted RMP the Option. The closing of the Rice Water Services Acquisition occurred on November 4, 2015. The aggregate consideration paid by RMP to Rice Energy in connection with the acquisition of the Rice Water Entities and the receipt of the Option was $200 million in cash, which was funded with borrowings under RMP's revolving credit facility.

EQT Corporation Guaranty.    EQT has guaranteed all payment obligations, plus interest and any other charges, due and payable by EQT Energy to Equitrans pursuant to the agreements discussed above, up to $50 million. This guaranty will terminate on November 30, 2023 unless terminated earlier by EQT by providing 10 days written notice.

Transmission Acreage Dedication.    Pursuant to an acreage dedication to EQM by EQT, EQM has the right to elect to transport, at a negotiated rate, which will be the higher of a market or cost of service rate, all natural gas produced from wells drilled by EQT on the dedicated acreage, which is an area covering approximately 60,000 acres surrounding EQM's storage assets in Allegheny, Washington and Greene counties in Pennsylvania and Wetzel, Marion, Taylor, Tyler, Doddridge, Harrison and Lewis counties in West Virginia. The acreage dedication is contained in a sublease agreement in which EQM granted to EQT all of the oil and gas interests, including the exclusive rights to drill, explore for, produce and market such oil and gas, EQM had received as part of certain of its oil and gas leasehold estates EQM uses for gas storage and protection. Furthermore, if EQT acquires acreage with natural gas storage rights within the area of mutual interest established by the acreage dedication, then EQT will enter into an agreement with EQM to permit it to store natural gas on such acreage. Likewise, if EQM acquires acreage within the area of mutual interest with natural gas or oil production, development, marketing and exploration rights, such acreage will automatically become subject to EQT's rights under the acreage dedication.

Pipeline, Construction, Ownership and Operating Agreement.    A subsidiary of EQM is party to a Pipeline, Construction, Ownership and Operating Agreement (the Whipkey Agreement) pursuant to which it owns a 60% working interest in a joint venture that owns a natural gas gathering pipeline in Greene County, Pennsylvania. The gathering pipeline owned by the joint venture is connected to seven producing wells operated by EQT. The Whipkey Agreement was contributed to RMP, which was acquired by EQM as a result of the EQM-RMP Merger discussed below, in connection with the closing of RMP's initial public offering. RMP, prior to the EQM-RMP Merger, and EQM, following the EQM-RMP Merger, recognized approximately $1.8 million of revenue, during the year ended December 31, 2018 pursuant to the Whipkey Agreement.

EQM-RMP Merger.    On April 25, 2018, EQM entered into an Agreement and Plan of Merger (the Merger Agreement) with RMP, RMP's general partner, EQM's former general partner, EQM Acquisition Sub, LLC, a wholly owned subsidiary of EQM (Merger Sub), EQM GP Acquisition Sub, LLC, a wholly owned subsidiary of EQM (GP Merger Sub), and, solely for certain limited purposes set forth therein, EQT. Pursuant to the Merger Agreement, on July 23, 2018, Merger Sub and GP Merger Sub merged with and into RMP and the RMP's general partner, respectively, with RMP and RMP's general partner surviving as wholly owned subsidiaries of EQM (the EQM-RMP Merger). Pursuant to the Merger Agreement, each RMP common unit issued and outstanding immediately prior to the effective time of the EQM-RMP Merger was converted into the right to receive 0.3319 EQM common units (the Merger Consideration), the issued and outstanding Incentive Distribution Rights of RMP were canceled and each outstanding award of phantom units in respect of RMP common units fully vested and converted into the right to receive the Merger Consideration, less applicable tax withholding, in respect of each RMP common unit subject thereto. The aggregate Merger Consideration consisted of approximately 34 million EQM common units, of which 9,544,530 EQM common units were received by an indirect wholly owned subsidiary of EQT and were transferred to the Company in connection with the Separation.

2018 Drop-Down Transaction.    On April 25, 2018, EQM executed a Contribution and Sale Agreement (the Contribution Agreement) with EQT, Rice Midstream Holdings LLC, a wholly owned subsidiary of EQT, and EQM Gathering Holdings, LLC (EQM Gathering), a wholly owned subsidiary of EQM, pursuant to which EQM Gathering acquired from EQT all of the outstanding limited liability company interests in each of (i) EQM Olympus Midstream LLC (EQM Olympus), (ii) Strike Force Midstream Holdings LLC and (iii) EQM West Virginia Midstream LLC in exchange for an aggregate of 5,889,282 EQM common units and aggregate cash consideration of $1.15 billion, subject to customary purchase price adjustments (the 2018 Drop-Down Transaction). The parties to the Contribution Agreement completed the 2018 Drop-Down Transaction on May 22, 2018, with an effective date of May 1, 2018. As a result of the 2018 Drop-Down Transaction and a separate transaction with an affiliate of Gulfport Energy Corporation, EQM currently owns 100% of Strike Force Midstream LLC.

Related Person Transactions with EQM

As of December 31, 2018, prior to the closing of the Simplification Transactions, EQGP owned 21,811,643 EQM common units, representing an approximate 17.9% limited partner interest, 1,443,015 EQM general partner units, representing an approximate 1.2% general partner interest, and all of the Incentive Distribution Rights in EQM, which at the time entitled EQGP to receive 48.0% of all incremental cash distributions in a quarter after $0.5250 had been distributed to each EQM common and general partner unitholder in that quarter. In addition, as of December 31, 2018, ETRN owned 15,433,812 EQM common units, representing an approximate 12.7% limited partner interest in EQM. Following the closing of the Simplification Transactions, the Company owns 117,245,455 EQM common units and 7,000,000 Class B Units.

EQM's operations and activities are managed by the general partner of EQM through its officers and directors. During 2018 following the Separation, Messrs. Karam, Oliver, and Swisher and Ms. Charletta served as executive officers of both ETRN and the general partner of EQM. In addition, Messrs. Karam and Porges served as directors of both ETRN and the general partner of EQM at that time.

On November 13, 2018 in connection with the Separation, the Company entered into an Omnibus Agreement and a Secondment Agreement with EQM and the general partner of EQM to replace similar agreements that these subsidiaries had in place with EQT prior to the Separation (as discussed above). These agreements relate primarily to selling, general and administrative expenses incurred by the Company for the benefit of EQM and the secondment of the Company's employees to EQM. The Company incurred expenses of $16.3 million during 2018 for which EQM was obligated to reimburse Equitrans Midstream under these agreements.

APPENDIX B

Non-GAAP Financial Information
Adjusted Midstream EBITDA

As used in this proxy statement, adjusted midstream EBITDA means net income plus net interest expense, depreciation, amortization of intangible assets, impairment of goodwill, and transaction costs less adjusted midstream EBITDA of assets prior to acquisition. Adjusted midstream EBITDA is a non-GAAP supplemental financial measure that management and external users of EQM's consolidated financial statements, such as industry analysts, investors, lenders and rating agencies, use to assess:

  ➢
  EQM's operating performance as compared to other publicly traded partnerships in the midstream energy industry without regard to historical cost basis or, in the case of adjusted midstream EBITDA, financing methods;

  ➢
  The ability of EQM's assets to generate sufficient cash flow to make distributions to EQM unitholders;

  ➢
  EQM's ability to incur and service debt and fund capital expenditures; and

  ➢
  The viability of acquisitions and other capital expenditure projects and the returns on investment of various investment opportunities.

EQM believes that adjusted midstream EBITDA provides useful information to investors in assessing EQM's results of operations and financial condition. Adjusted midstream EBITDA should not be considered as an alternative to net income, operating income or any other measure of financial performance presented in accordance with GAAP. Adjusted midstream EBITDA has important limitations as analytical tools because it excludes some, but not all, items that affect net income. Additionally, because adjusted midstream EBITDA may be defined differently by other companies in its industry, EQM's definition of adjusted midstream EBITDA may not be comparable to similarly titled measures of other companies, thereby diminishing the utility of the measures. The table below reconciles adjusted midstream EBITDA with net income as derived from the statements of consolidated operations included in EQM's annual report on Form 10-K for the year ended December 31, 2018.

B-1

Adjusted Midstream EBITDA
($ in thousands)

Year Ended December 31, 2018
Net income	$671,348

Add:

Net interest expense	122,094

Depreciation	171,914

Amortization of intangible assets	41,547

Impairment of goodwill	261,941

Transaction costs	7,761

Less:

Adjusted Midstream EBITDA attributable to the Drop-Down Transaction *	(44,090)

Adjusted Midstream EBITDA	$1,232,515

*
Adjusted Midstream EBITDA attributable to the Drop-Down Transaction was excluded from EQM's adjusted midstream EBITDA calculation in order to align with the period assumed for the Drop-Down Transaction in the business plan. Adjusted Midstream EBITDA attributable to the Drop-Down Transaction for the year ended December 31, 2018 was calculated as net income of $29.6 million plus depreciation of $4.2 million and amortization of intangible assets of $10.4 million, less interest income of less than $0.1 million.

B-2

ANNUAL MEETING OF SHAREHOLDERS OF EQUITRANS MIDSTREAM June 11, 2019 CORPORATION INTERNET - Access “www.voteproxy.com” and follow the on-screen instruc-tions or scan the QR code with your smartphone. Have your proxy card available when you access the web page. TELEPHONE - Call toll-free 1-800-PROXIES (1-800-776-9437) in the United States or 1-718-921-8500 from foreign countries from any touch-tone telephone and follow the instructions. Have your proxy card available when you call. Vote online/phone until 11:59 PM EST the day before the meeting. MAIL - Sign, date and mail your proxy card in the envelope provided as soon as possible. IN PERSON - Except for Shares held in the Company’s Long-Term Incentive Plan (LTIP) or the Equitrans Midstream Corporation Employee Savings Plan (401(k) Plan), you may vote your shares in person by attending the Annual Meeting. Please see the proxy statement for annual meeting attendance requirements. GO GREEN - e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.astfinancial.com to enjoy online access. Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet. 20730403000000001000 0 061119 2. To approve, on an advisory basis, the compensation of the O Vicky A. Bailey FOR ALL NOMINEES 3. To approve, on an advisory basis, the frequency of future 4. To ratify the appointment of Ernst & Young LLP as the Company’s changes to the registered name(s) on the account may not be submitted via Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person. THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" ALL NOMINEES LISTED, "FOR" PROPOSALS 2 AND 4, AND FOR “1 YEAR” ON PROPOSAL 3. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE x 1. To elect seven (7) directors to the Board of Directors of the Company to serve until the next annual meeting of shareholders. NOMINEES: O Kenneth M. Burke WITHHOLD AUTHORITYO Margaret K. Dorman FOR ALL NOMINEESO Thomas F. Karam O David L. Porges FOR ALL EXCEPTO Norman J. Szydlowski (See instructions below)O Robert F. Vagt INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: FOR AGAINST ABSTAIN Company’s named executive officers for 2018. 1 year 2 years 3 years ABSTAIN advisory votes on executive compensation. FOR AGAINST ABSTAIN independent registered public accounting firm for 2019. 5. To transact any other business as may properly be presented at the Annual Meeting or any adjourment or postponement thereof. These items of business are more fully described in the proxy statement. The record date for the Annual Meeting is April 12, 2019. Only shareholders of record at the close of business on that date may vote at the meeting or any adjournments thereof. In their discretion, the proxies are authorized, in accordance with their best judgement, to vote upon such other business as may properly come before the Annual Meeting or any adjourments thereof. This proxy when properly executed will be voted as directed herein by the undersigned shareholder. A vote FOR the election of nominees herein includes discretionary authority to vote for a substitute nominee if any nominee becomes unavailable for election for any reason. Please see the proxy statement for informa-tion on how your shares will be voted if no direction is made. If you hold shares in the LTIP or the 401(k) Plan, your vote must be received by 11:59 P.M. Eastern Time on June 2, 2019. MARK“X” HERE IF YOU PLAN TO ATTEND THE MEETING. To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that this method. Signature of Shareholder Date: Signature of ShareholderDate: NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL: The Notice of Meeting, proxy statement and proxy card are available at - http://www.astproxyportal.com/ast/22476/ COMPANY NUMBER ACCOUNT NUMBER PROXY VOTING INSTRUCTIONS

- 0 EQUITRANS MIDSTREAM CORPORATION Proxy for Annual Meeting of Shareholders to be held June 11, 2019 Solicited on Behalf of the Board of Directors The undersigned hereby appoints Tobin M. Nelson and Nathaniel D. DeRose, and each of them, with full power of substitution and power to act alone, as proxies (and with respect to the 401(k) Plan instructs the Trustee and with respect to the LTIP instructs the Plan Administrator to instruct the proxies) to vote all the shares of Equitrans Midstream Corporation Common Stock which the undersigned would be entitled to vote if personally present and acting at the Annual Meeting of Shareholders of EQUITRANS MIDSTREAM CORPORATION, to be held June 11, 2019 at 9:00 a.m. Eastern Time, at the law offices of McGuireWoods LLP, Tower Two-Sixty, 260 Forbes Avenue, Suite 1800, Pittsburgh, PA 15222, and at any adjournments or postponements thereof, as follows: (Continued and to be signed on the reverse side.) 14475 1.1